SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Return On Investment Corporation
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ]  No fee required.
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1)   Title of each class of securities to which transaction applies: N/A

      (2)   Aggregate number of securities to which transaction applies: N/A

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

      (1)   Amount previously paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing party:

      (4)   Date filed:

                                January __, 2005

Dear Stockholder:

         You are cordially invited to attend the Special Meeting in lieu of Annual Meeting of the stockholders of Return On Investment Corporation to be held at our principal executive offices at 1825 Barrett Lakes Boulevard, Suite 260, Kennesaw, Georgia 30144, on February __, 2005, at 10:00 A.M. local time.

         The Company and its wholly-owned subsidiary, GO Software, Inc., have entered into an asset purchase agreement with VeriFone, Inc., pursuant to which VeriFone will purchase substantially all of the assets of GO. At the meeting, we will ask you to consider and vote on the approval of the asset purchase agreement and the sale of GO's assets to VeriFone.

         Your Board of Directors believes that the sale of GO's assets to VeriFone offers a significant opportunity for the Company to divest its payment processing business in order to allow the Company to focus on its construction information business. Your Board of Directors has determined that the sale of GO's assets is in the best interests of the Company and its stockholders, has approved the asset purchase agreement and recommends that you vote FOR this proposal. Stockholders holding approximately 36.5% of the outstanding shares of common stock have agreed to vote in favor of this sale.

         In addition to voting on the sale of GO's assets, we will ask you to:

         o approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to Tectonic Network, Inc.;

         o        to elect six directors to the Board of Directors; and

         o to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005.

         Your Board of Directors recommends that you vote FOR these proposals.

         The accompanying proxy statement provides detailed information about these proposals. We encourage you to read the entire document carefully, including the annexes.

Sincerely,

/s/ Arol R. Wolford

Arol R. Wolford
President and Chief Executive Officer

                        RETURN ON INVESTMENT CORPORATION

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


To the Stockholders of Return On Investment Corporation:

Notice is hereby given that a Special Meeting in Lieu of Annual Meeting (the "Meeting") of Stockholders of Return On Investment Corporation ( "ROI" or the "Company") will be held at the Company's principal executive offices at 1825 Barrett Lakes Boulevard, Suite 260, Kennesaw, Georgia 30144, on February __, 2005, at 10:00 A.M. local time. The meeting is called for the following purposes:

         1. To approve the sale of substantially all of the assets of our subsidiary, GO Software, Inc., which is referred to as the "GO Asset Sale";

         2. To approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to Tectonic Network, Inc.;

         3. To elect six (6) directors to the Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified;

         4. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005; and

         5. To consider and take action upon such other matters as may properly come before the meeting or any other adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

The close of business on December 31, 2004, has been fixed as the record date for the determination of Stockholders entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will not be closed.

All Stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the Meeting in person, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD as promptly as possible, in the postage-prepaid envelope provided, to ensure your representation and the presence of a quorum at the Meeting. If you receive more than one proxy card because your shares are held in various names or accounts, you should complete and return each proxy card. If you send in your proxy card and then decide to attend the Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.


                                By Order of the Board of Directors

                                /s/ Alicia R. Emmons
                                -------------------------------------
                                Alicia R. Emmons, Secretary
Dated: January __, 2005

                                     SUMMARY

The following is a brief summary of the information in this proxy statement related to the proposals to be voted upon at the Meeting. It may not contain all of the information that is important to you. To understand the proposals in this proxy statement more fully, and for a more complete description of the matters summarized herein, you should read this entire document and the documents to which we refer.

THE PARTIES TO THE GO ASSET SALE

Return On Investment Corporation
1825 Barrett Lakes Blvd., Suite 260
Kennesaw, Georgia 30144

         Return On Investment Corporation ("ROI") is a holding company that is focused on two industries: payment processing and construction information. GO Software, Inc. ("GO"), a subsidiary of ROI, is a leading provider of windows based payment processing software that meets the needs of any merchant, regardless of transaction volume, platform, or sales environment. Tectonic Solutions, Inc. ("Tectonic"), a subsidiary of ROI, provides information and online/print marketing and sales tools for the construction industry. These tools help commercial building product suppliers to increase their sales and exposure, and to improve their understanding of the needs and preferences of design professionals, specifiers, and buyers.

VeriFone, Inc.
2099 Gateway Place, Suite 600
San Jose, CA, 95110

         VeriFone, Inc. ("VeriFone"), a global leader in secure electronic payment technologies, provides expertise, solutions and services for today with a migration strategy for tomorrow. VeriFone delivers solutions that add value to the point of sale, resulting in improved merchant retention and the generation of new sources of revenue for its partners and customers. VeriFone solutions are specifically designed to meet the needs of vertical markets including financial, retail, petroleum, government and healthcare. VeriFone has shipped over eleven million electronic-payment systems.

REASONS FOR THE GO ASSET SALE  (PAGE 8)

         Currently, the Company's subsidiaries, GO and Tectonic, each operate in unrelated industries. GO operates in the payment processing industry, and Tectonic operates in the construction information industry. The Board of Directors believes that the Company's future prospects and its ability to raise capital will be improved if the Company divests GO's assets in order to focus on developing Tectonic's business in the construction information industry.

RECOMMENDATION OF THE BOARD OF DIRECTORS (PAGE 11)

         The Board of Directors recommends that you vote FOR the GO Asset Sale.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR  (PAGE 12)

         In connection with the GO Asset Sale, the Board of Directors received an opinion from SVB Alliant, the Company's financial advisor, concerning the fairness, as of the date of the opinion, of the consideration to be received by the Company. We encourage you to read the opinion carefully in its entirety for a description of the matters covered, procedures followed, assumptions made, matters considered and limitations on the review undertaken. The full text of the opinion, dated December 5, 2004, is attached to this proxy statement as Appendix I. SVB Alliant's opinion is addressed to the Board of Directors and does not constitute a recommendation to any stockholder with respect to any matter relating to the GO Asset Sale.

ACCOUNTING TREATMENT  (PAGE 15)

         Pursuant to generally accepted accounting principles, upon consummation of the GO Asset Sale, the Company will remove the assets and liabilities transferred to VeriFone from its books and will record a gain on the sale, net of transaction costs, in the Company's statement of operations. In subsequent reporting periods, the presentation of GO for current and prior years, including the gain on sale of its assets, will be presented as a discontinued operation for accounting purposes.

DISSENTERS' APPRAISAL RIGHTS  (PAGE 15)

         The Company's stockholders will not have dissenters' appraisal rights in connection with the GO Asset Sale.

THE ASSET PURCHASE AGREEMENT  (PAGE 15)

         Pursuant to the Asset Purchase Agreement, GO will sell substantially all of its assets to VeriFone. VeriFone will pay GO $13 million in cash at closing and up to an additional $2 million depending upon future events. Of this $2 million contingent payment, up to $500,000 will be paid to certain of GO's employees if earned. The closing of the GO Asset Sale is subject to a number of conditions including approval by the Company's stockholders and certain other customary conditions.

THE VOTING AGREEMENT  (PAGE 23)

         In connection with the execution of the Asset Purchase Agreement, VeriFone and certain stockholders of the Company holding approximately 36.5% of the Company's outstanding common stock entered into a Voting Agreement, dated as of December 6, 2004, pursuant to which, among other things, each of such stockholders agreed to deliver to VeriFone an irrevocable proxy to vote the shareholder's shares in favor the adoption of the Asset Purchase Agreement and to take certain other actions in furtherance of the GO Asset Sale.

INTERESTS OF CERTAIN PERSONS IN THE GO ASSET SALE  (PAGE 24)

         Pursuant to the terms of their respective employment agreements, Arol Wolford (the Company's President, Chief Executive Officer and Director) and Charles Pecchio (the Company's Chairman of the Board) are each entitled to receive $360,000 payable over two years and continuing benefits during such two-year period as a result of the GO Asset Sale. Mr. Wolford has agreed to waive his right to receive the $360,000 payment and the continuing benefits as a result of the GO Asset Sale.

         Furthermore, a portion of the proceeds received from the GO Asset Sale will be used to repay the following directors and executive officers for loans made to the Company, and the amounts below reflect the principal amount of the loans and accrued interest as of January 21, 2005:

         o        Mr. Wolford - $95,545

         o        Sherwin Krug, the Company's Chief Financial Officer - $55,562

         o        John McRoberts, a member of the Company's Board of Directors -
                  $138,322

         A portion of the proceeds received from the GO Asset Sale will also be used to repay approximately $533,000 owed to SpecSource.com, Inc. ("SpecSource") pursuant to a note payable. Mr. Wolford owns 67.6% of the common stock of SpecSource.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES  (PAGE 24)

         The proceeds from the GO Asset Sale will be taxable income to the Company to the extent that the proceeds realized from the sale exceed GO's tax basis in the assets sold. The amount realized on the sale will consist of the cash GO receives in exchange for the assets sold, plus the amount of liabilities assumed by Verifone. The Company has net operating losses available that will offset the gains realized upon the GO Asset Sale.

         The Company's stockholders will not experience any federal income tax consequences as a result of the consummation of GO Asset Sale.

OTHER PROPOSALS TO BE VOTED UPON AT THE MEETING  (PAGES 33, 34 AND 42)

         In addition to the vote on the GO Asset Sale, stockholders will be voting on the following proposals at the Meeting:

         o an amendment to the Company's Certificate of Incorporation to change the name of the Company to Tectonic Network, Inc.;

         o the election of six (6) directors to the Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified; and

         o the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005.

REQUIRED VOTE FOR GO ASSET SALE (PAGE 25)

         The approval of the GO Asset Sale requires the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote at the Meeting. Abstentions and broker non-votes will have the same effect as a vote against the approval of the GO Asset Sale. Stockholders holding approximately 36.5% of the outstanding shares of common stock have agreed to vote in favor of the GO Asset Sale.

REQUIRED VOTE FOR OTHER PROPOSALS (PAGE 6)

         The proposal to amend the Company's Certificate of Incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote at the Meeting. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

         For the election of directors, nominees receiving a plurality of votes cast at the Meeting will be elected to serve as directors. Abstentions and broker non-votes will have no effect on the election of directors.

         The proposal to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005 must be approved by a majority of the shares present and entitled to vote at the Meeting. Abstentions will have the same effect as a vote against this proposal, but broker non-votes will have no effect on this proposal.

USE OF PROCEEDS (PAGE 25)

         Based on the balances of our indebtedness outstanding as of January 21, 2005, approximately $5 million of the net proceeds received by GO in the GO Asset Sale will be used to repay certain indebtedness of GO not assumed by VeriFone and to repay indebtedness of the Company, including indebtedness on which GO is a co-borrower. With the proceeds received from GO, which will be distributed to the Company as a dividend, the Company plans to repay the lender under the its revolving line of credit, notes payable issued in connection with prior acquisitions and amounts owed to certain related parties. Approximately $4 million of the proceeds will be placed in a blocked account for the benefit of the senior lender under the Company's term loan, and the proceeds will be released from the blocked account as the term loan is repaid. The remainder of the proceeds will be used by the Company for the development of Tectonic's business and for general corporate purposes.

         The Company's stockholders will not receive any consideration, whether as a dividend or distribution, as a result of the sale.

REGULATORY APPROVALS (PAGE 25)

         No material regulatory approvals, filings or consents, other than filings in compliance with the applicable rules and regulation of the Securities and Exchange Commission, are required to complete the GO Asset Sale.


FORWARD LOOKING STATEMENTS
Statements that include terms such as "believe", "intend", "expect", "anticipate", "estimate", "seek", "project", "goal", and variations of such words and similar expressions are intended to identify forward looking statements of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements or paragraphs. Readers should carefully review the risk factors described herein and in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K.

                        RETURN ON INVESTMENT CORPORATION

                                  ------------

                                 PROXY STATEMENT

                                  ------------

         This Proxy Statement is furnished to Stockholders of Return On Investment Corporation d/b/a ROI Corporation ("ROI" or the "Company") in connection with the solicitation of proxies for use at the Special Meeting in lieu of the Annual Meeting of Stockholders (the "Meeting") and at any postponements or adjournments thereof. The Meeting will be held at the Company's principal executive offices at 1825 Barrett Lakes Boulevard, Suite 260, Kennesaw, Georgia 30144 on February __, 2005, at 10:00 A.M. local time.

         The Meeting is being held for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The close of business on December 31, 2004, is the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. This Proxy Statement and the Notice of Special Meeting are being provided to stockholders beginning on or about February __, 2005. The Company, a Delaware corporation, has its principal executive offices at 1825 Barrett Lakes Boulevard, Suite 260, Kennesaw, Georgia 30144.

SOLICITATION OF PROXIES AND REVOCABILITY

         The Company's Board of Directors is soliciting proxies. The cost of printing and distributing the Proxy Statement and Notice of Special Meeting will be borne by the Company. Brokerage houses and nominees will be requested to supply lists of or forward the information materials to the beneficial owners.

         If you properly sign, return and do not revoke your proxy, the person named as proxy will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the person appointed as proxy is to vote your shares, your proxy will be voted FOR the GO Asset Sale, FOR the amendment to the Company's Certificate of Incorporation to change the Company's name to Tectonic Network, Inc., FOR the election of the nominated directors and FOR ratification of BDO Seidman, LLP as our independent auditors and in accordance with the best judgment of the person appointed as proxy as to all other matters properly brought before the Meeting. You can revoke your proxy by delivering to the Secretary of the Company, at the Company's address listed above, prior to the Meeting either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

VOTING SECURITIES

         The Company presently has one class of capital stock outstanding:
Common Stock, par value $.01 per share ("Common Stock"), with 25,000,000 shares authorized. As of December 31, 2004 (the "Record Date"), there were issued and outstanding 13,867,054 shares of Common Stock. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on all matters presented properly at the Meeting. Stockholders holding approximately 36.5% of the outstanding shares of Common Stock have agreed to vote in favor of the GO Asset Sale.

REQUIREMENTS FOR STOCKHOLDER APPROVAL

         A quorum will be present if a majority of the outstanding shares of Common Stock are present in person or by valid proxy. To be elected, a director must receive more votes than any other nominee for the same seat on the Board of Directors. As a result, if you withhold your vote as to one or more directors, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. If any nominee for election to the Board of Directors named in this Proxy Statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors. Each of the proposals to approve the GO Asset Sale and the amendment to the Company's Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote at the Meeting. The proposal to ratify the appointment of BDO Seidman, LLP requires the approval of a majority of the shares present and entitled to vote at the Meeting.

         Abstentions and broker non-votes (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) will be counted as shares present in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. With respect to the approval of the GO Asset Sale and the amendment to the Company's Certificate of Incorporation, abstentions and broker non-votes will have the same effect as a vote against the approval of these proposals because these proposals must be approved by a majority of the shares entitled to vote. With respect to the approval of the proposal to ratify BDO Seidman, LLP broker non-votes will not count as votes against this proposal because broker non-votes are not considered present for purposes of determining if the proposal has been approved by a majority of the shares present and entitled to vote at the Meeting. However, abstentions will have the same effect as a vote against this proposal because abstentions are counted as present at the meeting for purposes of determining if the proposal has been approved by a majority of the shares present and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the election of directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of January 21, 2005 with respect to beneficial ownership of shares by (i) each person known to the Company to be the beneficial owner of 5% of the outstanding common stock, (ii) each of the Company's directors, (iii) the executive officers of the Company named in the Summary Compensation Table (the "named executives") and (iv) all current directors and officers as a group. Unless otherwise indicated the address for each person listed is the address of the Company.

         Stock ownership information has been furnished to the Company by the named person. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares a person has the right to acquire beneficial ownership of within 60 days of December 17, 2004. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

NAME OF BENEFICIAL OWNER/RELATIONSHIP TO COMPANY                             COMMON STOCK
                                                                             NO. OF SHARES         PERCENT OF CLASS
                                                                        ----------------------- -----------------------
Charles A. McRoberts/Director                                                     1,052,640(1)                     7.6%
John W. McRoberts/Director                                                          987,525(2)                     7.1%
Charles Pecchio, Jr./Chairman of the Board                                          784,241(3)                     5.7%
Arol R. Wolford/President, CEO, Director                                          3,452,127(4)                    24.2%
Sherwin Krug/CFO                                                                                                   2.2%
                                                                                    310,000(5)
Laura C. Rogers/Director                                                                                             *%
                                                                                     50,000(6)
Theo P. VanderBoom/Director                                                                                          *%
                                                                                     50,000(7)
                                                                        ----------------------- -----------------------
All current executive officers and directors as a group (7 persons)               6,686,533                       45.5%
                                                                        ----------------------- -----------------------

-----------------

*Represents less than 1.0%.

      (1) Includes 6,000 shares of common stock held by his spouse, and 8,100 shares of common stock held by his minor children.

      (2) Includes 60,000 shares of common stock held by his spouse, and 4,000 shares of common stock held by his minor children.

      (3)   Includes 11,331 shares of common stock held by his spouse.

      (4) Includes 1,450,000 shares of common stock registered in the name of SpecSource.com, Inc. a company in which Arol R. Wolford owns 67.6% of the equity and based on that holding will receive 980,000 shares of the Company's common stock on the final dissolution of SpecSource and 425,000 shares Mr. Wolford has the right to purchase under outstanding stock options.

      (5) Mr. Krug has the right to purchase these shares under outstanding stock options.

      (6) Ms. Rogers has the right to purchase these shares under outstanding stock options.

      (7) Mr. VanderBoom has the right to purchase these shares under outstanding stock options.

                                 PROPOSAL NO. 1

                     SALE OF THE ASSETS OF GO SOFTWARE, INC.

REASONS FOR THE GO ASSET SALE

         The Company is a holding company that has subsidiaries operating in both the payment processing industry and the construction information industry. The Company's two primary operating subsidiaries are:

         o Tectonic, which develops and markets building product information solutions for the construction industry. These solutions include printed directories, a searchable online building product information database, an online studio for the search, visualization and selection of carpet, paint and other textiles and customized web based solutions for organizing building product manufacturer databases for easier search and selection; and

         o GO, which develops and markets software and services for credit card, debit card and check transactions processing and has offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux.

         Because Tectonic and GO operate in unrelated industries, the Company has not been able to develop operating and financial synergies between the two subsidiaries. Furthermore, during meetings with potential investors and the Company's bankers, management received feedback that the Company's message was clouded as a result of operating in these two unrelated industries and that this would make it more difficult for the Company to raise funds and obtain analyst coverage. Consequently, on April 28, 2004 the Board of Directors and management determined that it is in the best interests of the Company's stockholders to limit the Company's focus to one industry, the construction information industry, and to divest its operations in the payment processing industry.

         In evaluating which industry to focus on, the Board of Directors looked to a variety of factors, including:

         o        the relative merits and prospects of each of GO and Tectonic;

         o the strength and experience of the respective management teams of both subsidiaries;

         o the opportunity for future success, given the size and resources of the Company, in the payment processing industry versus the construction information industry;

         o the subsidiaries' business models - GO is focused on low dollar transactions, while Tectonic is focused on higher dollar transactions;

         o the inherent financial risk that companies in the payment processing industry have as a result of potential liability due to security breaches;

         o        discussions with the subsidiaries' respective customers;

         o recent merger and acquisition transaction activity in the payment processing industry which has increased the number of competitors with greater financial resources than the Company; and

         o the opportunities presented in the construction information industry as a result of the fragmentation in the industry and the lack of competitors with a dominant position in the industry.

BACKGROUND OF THE GO ASSET SALE

         On November 5, 2003, Arol Wolford, the Company's President and Chief Executive Officer, met with Doug Bergeron, VeriFone Inc.'s ("VeriFone") Chief Executive Officer, at Tampa International Airport to discuss, among other things, VeriFone's relationship with GO, the fact that VeriFone was GO's largest customer and the companies' joint project to provide payment processing solutions to McDonald's restaurants. At this meeting, Mr. Bergeron expressed an interest in acquiring GO.

         On April 28, 2004, the Board of Directors held a meeting at which the sale of GO was discussed, and representatives from the investment banking firms Croft and Bender and Instream Partners made proposals to assist the Company with the sale of GO. The Board of Directors also discussed a written proposal received from another investment banking firm, SVB Alliant. Based on the proposals, the Board of Directors determined that SVB Alliant was best able to serve the Company, and on May 12, 2004, the Company engaged SVB Alliant as investment bankers for the sale of GO.

         From May through July 2004, management and SVB Alliant began the process of placing GO on the market. During this time SVB Alliant, in conjunction with management, prepared an information memorandum describing GO and set up an on-line diligence room, and SVB Alliant began its marketing efforts.

         On July 19, 2004, Alex Chalmers of SVB Alliant contacted William Nettles, VeriFone's Director of Corporate Development, about the sale of GO. On the same day, Mr. Chalmers emailed a copy of the information memorandum to Mr. Nettles.

         On August 3, 2004, the Company, GO and Verifone signed a non-disclosure agreement. Upon the signing of this agreement, Tony Abruzzio, GO's General Manager and Executive Vice President, Sherwin Krug, the Company's Chief Financial Officer and Mr. Chalmers gave an on-line presentation about GO's business to Mr. Nettles, Barry Zwarenstein, VeriFone's Chief Financial Officer, and Paul Rasori, VeriFone's Vice President of Marketing, North America.

         On August 8, 2004, at VeriFone's request, the Company provided additional financial information to Mr. Nettles.

         At a Board of Directors meeting on August 17, 2004, the Board discussed that thirteen prospective buyers had expressed an interest in GO.

         On August 30, 2004, the Company provided Mr. Nettles a password to the on-line diligence room. On September 9, 2004, Mr. Chalmers received follow-up due diligence questions from VeriFone representatives via email, and shortly thereafter, answers to these questions were provided to VeriFone.

          On September 15, 2004, Mr. Abruzzio and Mr. Chalmers gave a presentation about GO's business to Mr. Bergeron, Mr. Nettles, Mr. Zwarenstein and Robbie Lopez, VeriFone's Vice President, Software. The presentation was conducted at VeriFone's San Jose, California offices. On the same day, SVB Alliant also received a formal due diligence request list from Verifone.

         On September 21, 2004, Mr. Nettles, Steve McLaughlin and Miguel Uria, both from Financial Technology Partners (VeriFone's financial advisor), had a conference call with Mr. Krug, Mr. Chalmers, Emory Aspinwall, GO's Chief Financial Officer and Alicia Emmons, GO's Controller, to discuss financial due diligence.

         On September 24, 2004, Verifone representatives, including Messrs. Nettles, McLaughlin, Lopez and Rasori, visited GO's offices in Savannah, Georgia to conduct due diligence and meet with representatives of the Company and GO, including Messrs. Krug, Abruzzio, Aspinwall and Chalmers, Ms. Emmons and Norm Hayes, GO's Vice President of Sales. On the same date, Messrs. Bergeron and Wolford met in Seattle, WA, and during this meeting Mr. Bergeron indicated that VeriFone was interested in purchasing GO for a combination of cash and stock of VeriFone Holdings, Inc., of which VeriFone is an indirect subsidiary. On September 28, 2004, Mr. Bergeron sent Mr. Wolford an email memorializing VeriFone's interest in purchasing GO for a combination of cash and Verifone Holdings, Inc. stock.

         On October 8, 2004, Mr. Krug received an exclusivity letter from Mr. Zwarenstein. The parties discussed the terms of the exclusivity letter and agreed upon revisions to the exclusivity letter.

         On October 11, 2004, the Board of Directors met and discussed that six of the thirteen prospective buyers had visited GO's facilities in Savannah, Georgia, but that only two of the six submitted bids. The bid submitted by Verifone offered an aggregate purchase price and structure superior to that offered by the other bidder. As a result of VeriFone's superior proposal, the Board of Directors approved pursuing negotiations and entering into an exclusivity agreement with VeriFone. On the same date, the exclusivity letter, as revised, was executed by Messrs. Krug and Zwarenstein.

         On October 18 and 19, 2004 VeriFone's representatives, including Messrs. Nettles, McLaughlin, Zwarenstein and Lopez met in Savannah, Georgia for additional due diligence meetings. The Company and GO's representatives present at the meetings included Messrs. Krug, Abruzzio, Hayes and Chalmers.

         On October 26, 2004, the Company received the first draft of an asset purchase agreement from VeriFone's counsel.

         On November 2, 2004, Messrs. Wolford, Krug and Chalmers met with Messrs. Zwarenstein, Nettles and McLaughlin at VeriFone's offices in San Jose, California to discuss the terms of the asset purchase agreement. During this meeting, Messrs. Wolford, Krug and Chalmers also conducted due diligence on VeriFone's business and financial condition. The following day, Messrs. Bergeron, Nettles and Zwarenstein met with Messrs. Abruzzio and Hayes in San Jose, California to discuss GO's future business prospects.

         On November 4, 2004, the Board of Directors met to discuss the progress of the proposed sale to VeriFone and VeriFone's wish to structure the sale as an asset sale.

         On November 9 and 10, 2004, VeriFone's representatives, including Bud Waller, VeriFone's Executive Vice President, Integrated Solutions, and Mr. Nettles, performed additional due diligence at the GO's offices in Savannah, Georgia. Also present at these meetings was Lisa McClure of SVB Alliant. These meetings focused on GO's call center operations and matters concerning GO's human resources.

         On November 12, 2004, the Company received a revised asset purchase agreement from VeriFone. The revised agreement stated that the purchase price would be a cash payment of $13.0 million. On November 13, 2004, Messrs. Wolford and Bergeron spoke on the phone and discussed the fact that a cash purchase price of $13 million was not acceptable to the Company. Messrs. Wolford and Bergeron agreed to meet in person on November 16, 2004 to discuss the matter further. On November 16, 2004, during a meeting in Atlanta, Georgia Messrs. Wolford and Bergeron agreed upon the final terms of the transaction, which included a $13 million cash payment at closing and up to an additional $2 million payment contingent upon future performance.

         On November 17, 2004, Messrs. Krug and Zwarenstein spoke via telephone to review the details of the final terms discussed by Messrs. Wolford and Bergeron. On the same day, Mr. Bergeron met with GO's management team in Savannah, Georgia.

         On December 5, 2004, the Company received the final version of the asset purchase agreement from VeriFone's counsel. On the same day, the Board of Directors received a fairness opinion presentation from SVB Alliant, as well as an overview of the Board's fiduciary duties and the terms of the definitive agreement negotiated with VeriFone from Paul Hastings Janofsky & Walker LLP. The Board voted to approve the definitive asset purchase agreement and to recommend the approval of the GO Asset Sale to the Company's stockholders. The following day the Asset Purchase Agreement was executed by the Company, GO and VeriFone.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors believes that the GO Asset Sale on the terms contained in the Asset Purchase Agreement, as described below, is in the best interests of the Company and its stockholders. Accordingly, at its December 5, 2004 meeting, the Board of Directors approved the transaction and recommended that the Company's stockholders approve the GO Asset Sale pursuant to the Asset Purchase Agreement. During the course of its deliberations, the Board of Directors considered, with the assistance of management and its financial and legal advisors, a number of factors, including the factors described above and:

         o the auction process used to identify a buyer and the results of that process;

         o the likelihood of the consummation of the GO Asset Sale, the structure of the GO Asset Sale and the anticipated closing date;

         o the additional liquidity that the proceeds from the GO Asset Sale will provide to the Company to repay debt and to develop Tectonic's business;

         o the terms and conditions of the Asset Purchase Agreement, including the parties representations, warranties and covenants, termination provisions and the conditions to the respective parties obligations;

         o the written fairness opinion of SVB Alliant which states that from a financial point of view, as of December 5, 2004, the purchase price the Company will receive is fair to the Company's stockholders, even if the Company does not receive the contingent consideration described below;

         o the directors' fiduciary duties under Delaware law to the Company's stockholders;

         o the directors' assessment of the Company's other strategic alternatives to enhance stockholder value and whether the GO Asset Sale was more attractive than such alternatives;

         o the likelihood of a company with a single-industry focus obtaining financing and analyst coverage;


         o the fact that VeriFone will be assuming certain of GO's liabilities; and

         o        the financing alternatives available to the Company.

         The Board of Directors also considered a number of potentially negative factors relating to the GO Asset Sale, including:

         o historically, the operating income and operating cash flow generated by GO's business have significantly reduced the Company's consolidated operating losses and negative operating cash flow;

         o the possible negative impact that the GO Asset Sale may have on the Company's stock price;

         o the Company's obligation to indemnify VeriFone for certain losses, which could reduce the total consideration received by the Company;

         o the fact that the Company will retain certain of GO's liabilities;

         o the possibility that the purchase price adjustments provided in the Asset Purchase Agreement could reduce the total consideration received by the Company; and

         o the possibility that Tectonic's business may not develop as anticipated.

         The Board of Directors believed that these risks were outweighed by the potential benefits of the GO Asset Sale.

         The above discussion is not exhaustive of all factors considered by the Board of Directors. Each member of the Board of Directors may have considered different additional factors and may have assigned different relative weights to the factors considered. In addition, the Board of Directors did not quantify or reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the Board of Directors conducted an overall analysis of the factors described above.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE GO ASSET SALE.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

         In addition to the other services performed by SVB Alliant for the Company described elsewhere in this proxy statement, the Company retained SVB Alliant to render an opinion regarding the fairness of the proposed GO Asset Sale, from a financial point of view, to the stockholders of the Company.

On December 5, 2004, SVB Alliant delivered to the Company's Board of Directors its opinion that, as of December 5, 2004, and based on the matters described in the opinion, the consideration to be received by Company's stockholders in connection with the proposed transaction was fair, from a financial point of view, to the stockholders of the Company. No limitations were imposed by the Company on the scope of SVB Alliant's investigations or the procedures to be followed by SVB Alliant in rendering its fairness opinion.

         The full text of the fairness opinion letter, which sets forth, among other things, assumptions made, matters considered, and limitations on the review undertaken by SVB Alliant in connection with the opinion is included as Appendix I to this proxy statement. Stockholders of the Company are urged to read SVB Alliant's fairness opinion letter in its entirety. The fairness opinion was prepared for the benefit and use of the Company's Board of Directors in its consideration of the proposed transaction and does not constitute a recommendation to stockholders of the Company as to how they should vote in connection with the proposed transaction. The fairness opinion does not address the relative merits of the proposed transaction or any other transactions or business strategies discussed by the Company's Board of Directors as alternatives to the proposed transaction or the underlying business decision of the Company's Board of Directors to proceed with or effect the proposed transaction, except with respect to the fairness of the consideration to be received by the Company's stockholders from a financial point of view. The summary of SVB Alliant's fairness opinion set forth in this statement is qualified in its entirety by reference to the full text of SVB Alliant's fairness opinion letter.

         In connection with the preparation of SVB Alliant's fairness opinion, SVB Alliant, among other things:

         o reviewed the terms of the draft merger agreement dated December 3, 2004;

         o reviewed financial statements and other financial and operating data concerning GO's business prepared by the Company's management;

         o compared some aspects of the financial performance of GO's business with selected public companies and the prices paid for securities in those publicly traded companies;

         o analyzed available public information concerning other mergers and acquisitions comparable in whole or in part to the proposed transaction;

         o assessed the value of GO's business using a discounted cash flow analysis of projected future cash flows; and

         o participated in discussions with the Company's management concerning the operations, business strategy, financial performance, and prospects for GO's business.

         In conducting its review and arriving at its fairness opinion, SVB Alliant relied on and assumed the accuracy and completeness of the financial statements and other information provided by the Company or otherwise made available to SVB Alliant and did not assume independent responsibility to verify the information. SVB Alliant further relied on the assurances of the Company's management that the information provided was prepared on a reasonable basis in accordance with industry practice, and with respect to financial planning data, reflected the best currently available estimates and good faith judgments of the Company's management as to the expected future financial performance of GO's business and that the Company's management was not aware of any information or facts that would make the information provided to SVB Alliant incomplete or misleading.

         In arriving at the fairness opinion, SVB Alliant did not perform any appraisals or valuations of specific assets or liabilities of the Company or GO, and was not furnished with any appraisals or valuations.

         SVB Alliant did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which the Company, GO, or any of their respective affiliates were a party or may be subject. Although developments following the date of SVB Alliant's fairness opinion may affect the opinion, SVB Alliant assumed no obligation to update, revise or reaffirm the opinion.

         Following is a summary description including all material sources of information and valuation methodologies employed by SVB Alliant in conjunction with rendering its opinion to the Company's board of directors.

SELECTED PUBLIC COMPANY ANALYSIS

         SVB Alliant compared some financial information and valuation ratios relating to GO's business to corresponding publicly available data and ratios from a group of selected publicly traded companies deemed comparable to GO's business. The public companies selected include six publicly traded companies in the business of providing financial processing solutions. Financial information reviewed by SVB Alliant included each company's: (a) enterprise value, calculated as the market capitalization of the selected company, plus the company's long term debt, less the company's excess cash; (b) trailing twelve months, or TTM, revenue as reported as of the date of SVB Alliant's fairness opinion; (c) TTM pro forma operating income before depreciation and amortization; (d) projected calendar year revenue and pro forma operating income before depreciation and amortization for 2004 and 2005, respectively; and (f) most recently available headcount figures. Selected public companies included:
Bottomline Technologies Inc.; Fundtech Ltd; Intelidata Technologies Corp; Retail Decisions PLC; Tier Technologies Inc.; and Trintech Group PLC.

         A lack of marketability adjustment, size adjustment, and an acquisition control premium were applied to the valuation multiples before reaching an implied enterprise value of $12.9 million for GO's business through this methodology.

SELECTED MERGERS & ACQUISITIONS TRANSACTION ANALYSIS

         SVB Alliant reviewed nine merger and acquisition transactions from January 2004 through November 2004 involving sellers that share some characteristics with GO's business, including companies in the business of providing financial processing solutions. The selected mergers and acquisitions transactions included: S1 Corp's acquisition of Mosaic Software Holdings Ltd; International Card Establishment Inc.'s acquisition of Neos Merchant Solutions Inc.; Open Solutions Inc.'s acquisition of Datawest Solutions Inc; Open Solutions Inc.'s acquisition of EastPoint Technologies LLC; Tier Technologies Inc.'s acquisition of EPOS Corp; Solidus Networks Inc and Penthouse International Inc.'s acquisition of InterCept Inc.'s Merchant Services Division; Certegy Inc.'s acquisition of Crittson Financial Services LLC; Certegy Inc.'s acquisition of Viad Corp's Game Financial Division; and Optimal Group Inc.'s acquisition of Terra Payments Inc.

         Estimated multiples paid in the comparable merger and acquisition transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases, and other sources.

         A lack of marketability adjustment was applied to the valuation multiples before reaching an implied enterprise value of $11.3 million for GO's business through this methodology.

         No company, transaction, or business utilized as a comparison in the selected public company analysis or the selected mergers & acquisitions transaction analysis is identical to GO's business or the proposed transaction. In evaluating the selected public companies, SVB Alliant made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of the Company. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading metrics, acquisition prices, and other values of the selected public companies, mergers and acquisitions transactions to which GO's business is being compared.

DISCOUNTED CASH FLOW ANALYSIS

         SVB Alliant estimated the present value of the projected future cash flows of GO's business as a stand-alone entity based on projections for the years ending December 31, 2004 through December 31, 2007 and an appropriate discount rate. SVB Alliant obtained a terminal valuation by utilizing a perpetuity formula, which calculates the present value of a series of cash flows. Based on this methodology, GO's business has an implied enterprise value of $11.8 million.

VALUATION SUMMARY

         Weighting each methodology equally, SVB Alliant arrived at an implied enterprise and equity valuation for GO's business of $12.0 million, with a valuation range of $10.8 million to $13.2 million.

CONCLUSION

         While the foregoing summarizes the analyses and factors that SVB Alliant deemed material, it is not a comprehensive description of all analyses and factors considered by SVB Alliant. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. SVB Alliant believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying SVB Alliant's fairness opinion. The conclusions reached by SVB Alliant may involve significant elements of subjective judgment and qualitative analysis. In performing its analyses, SVB Alliant considered general economic, market and financial conditions and other matters, many of which are beyond the control of the Company.

         Pursuant to its letter agreement with the Company, SVB Alliant will receive a fee of $75,000 for the fairness opinion rendered to the Company's Board of Directors. For the other services performed for the Company described elsewhere in this statement, SVB Alliant will receive a fee, $40,000 of which was previously paid and up to $700,000 of which is contingent upon the consummation of the proposed transaction. The Company has also agreed to reimburse SVB Alliant's expenses. SVB Alliant's affiliate, Silicon Valley Bank, was a lender to the Company pursuant to a receivables-based line of credit. Furthermore, the Company has agreed to indemnify and hold harmless SVB Alliant and its affiliates and any person, director, employee or agent acting on behalf of SVB Alliant or any of its affiliates, or any person controlling SVB Alliant or its affiliates, for losses, claims, damages, expenses and liabilities relating to or arising out of services provided by SVB Alliant as financial advisor to the Company. The terms of the fee arrangement with SVB Alliant, which the Company and SVB Alliant believe are customary in transactions of this nature, were negotiated at arm's-length.

         SVB Alliant was retained based on SVB Alliant's experience as a financial advisor. As part of its investment banking business, SVB Alliant is frequently engaged in the valuation of technology businesses and their securities in connection with mergers and acquisitions, sales and divestitures, joint ventures and strategic partnerships, private financings, and other specialized studies.

ACCOUNTING TREATMENT

         Pursuant to generally accepted accounting principles, upon consummation of the GO Asset Sale, the Company will remove the assets and liabilities transferred to VeriFone from its books and will record a gain on the sale, net of transaction costs, in the Company's statement of operations. In subsequent reporting periods, the presentation of GO for current and prior years, including the gain on sale of its assets, will be presented as a discontinued operation for accounting purposes.

DISSENTERS' APPRAISAL RIGHTS

          The Company's stockholders will not have dissenters' appraisal rights in connection with the GO Asset Sale.

THE ASSET PURCHASE AGREEMENT

         This section is a summary of the material terms of the Asset Purchase Agreement, dated as of December 6, 2004 (the "Asset Purchase Agreement"), by and among the Company, GO and VeriFone, a copy of which is attached as Appendix II to this Proxy Statement. The Asset Purchase Agreement is incorporated into this Proxy Statement by reference. The following description is qualified in its entirety by reference to the Asset Purchase Agreement.

GENERAL

         The Asset Purchase Agreement provides the legal framework for VeriFone's acquisition of the Business. It covers, among other things:

         o the assets to be acquired, and the liabilities to be assumed, by VeriFone;

         o        the consideration to be received by the Company;

         o        the representations and warranties of the parties;

         o agreements as to what the parties must do and not do prior to the closing of the transaction;

         o the conditions that must be fulfilled before each party is obligated to complete the transaction;

         o the circumstances under which the Asset Purchase Agreement may be terminated and the effect of termination; and

         o        the indemnification obligations of the parties.

         The following sections briefly summarize each of the above categories.

PURCHASE AND SALE OF ASSETS; ASSUMED LIABILITIES

         VeriFone will acquire substantially all of the assets required for, related to or used in connection with GO's payment processing business (the "Business"). The assets to be acquired include, without limitation, the following:

         o        trade accounts receivable;

         o        inventory;

         o        contract rights;

         o        intellectual property;

         o        books and records;

         o product certifications given or granted by processors or manufacturers;

         o        fixtures and equipment;

         o        leased real property (except the Kennesaw, Georgia facility);

         o causes of action and lawsuits related to the transferred assets;

         o credits, prepaid expenses and items and security deposits related to the Business;

         o        governmental and non-governmental licenses and permits;

         o        certain personal property related to the Business; and

         o guaranties, warranties and similar rights related to the transferred assets.

VeriFone will not acquire, among other things, cash and cash equivalents and any assets, properties and rights used in connection with the construction information business of Tectonic.

         In connection with the transaction, VeriFone will assume the following liabilities related to the Business:

         o all trade accounts payable as of the closing that would be required by United States generally accepted accounting principles;

         o all commissions owed in respect of sales associated with trade accounts receivable outstanding as of the closing which are collected by VeriFone following the closing; and

         o all liabilities under contracts related to the Business, unless arising out of or relating to any breach that occurred prior to the closing or any contract or liability that was not disclosed to VeriFone in violation of the Asset Purchase Agreement.

         VeriFone will not assume any liabilities related to the Business, except for those liabilities described above.

CONSIDERATION FOR THE BUSINESS

         Subject to the adjustments described in this Proxy Statement, the total considerable payable to the Company and GO for the assets to be acquired is $13 million to be paid in cash at the closing, plus up to $2 million in contingent cash consideration based on the future financial performance of the Business.

         Within 30 days following the closing, VeriFone will prepare and deliver to the Company a closing statement reflecting VeriFone's calculation of the difference between the trade accounts receivable of the Business as of closing and the trade accounts payable of the Business as of closing. The Company will have 30 days following its receipt of the closing statement to provide to VeriFone any objections thereto. If the Company does not provide any objections, then VeriFone's calculation of the difference between the trade accounts receivable of the Business as of closing and the trade accounts payable of the Business as of closing will be final. In the event that the Company does provide an objection to the closing statement and any disagreements related to the closing statement cannot be resolved within 15 days following VeriFone's receipt of such objection, all remaining disagreements will be finally resolved by a firm of independent certified public accountants mutually agreeable to the Company and VeriFone.

         If the difference between the trade accounts receivable of the Business as of closing and the trade accounts payable of the Business as of closing (as finally determined in accordance with the procedures described above) is less than $832,293 (which represents the total trade accounts receivable minus the total trade accounts payable shown on GO's June 30, 2004 balance sheet), then the purchase price will be decreased by such deficit and the Company must pay such deficit to VeriFone.

         On September 8, 2006, VeriFone will be required to make a set of contingent payments in an amount up to $2.0 million to the Company and certain employees, as described below, but only if either of the following events occurs. In this Proxy Statement, we call these events "Contingent Payment Triggers."

         o VeriFone, by June 30, 2006, acquires a certain business from a third party; or

         o the revenue of the Business, net of discounts and returns, for the 24-month period ending June 30, 2006 exceeds $28,649,000.

         If a Contingent Payment Trigger occurs, VeriFone will pay $1.5 million to the Company. The amount payable to the Company will be reduced by (i) any finally determined indemnification claims by VeriFone against the Company and GO (other than claims related to the breach of representations related to intellectual property, the adequacy of the transferred assets to conduct the Business, title to the transferred assets, the enforceability of the Asset Purchase Agreement and the consents required, as to which VeriFone has other indemnification rights), and (ii) the product of two (2) and the annual maintenance fees attributable to each end user software license agreement for a particular software product which, prior to the first anniversary of the end of the calendar quarter in which closing occurs, was terminated by the customer or expired without the customer having renewed such agreement on the same or substantially similar economic terms.

         If a Contingent Payment Trigger occurs, VeriFone will pay to certain individuals employed by the Business as of the closing an aggregate of $500,000 of the $2.0 million contingent payment, which will be allocated as follows:

         o $250,000 will be allocated among those employees designated by the Company; and

         o $250,000 will be allocated among such individuals designated by VeriFone who remain employed by the Business following the closing.

REPRESENTATIONS AND WARRANTIES

         The Asset Purchase Agreement contains, subject to specified exceptions and qualifications, representations and warranties of the Company and GO which are customary in transactions of this type, including representations and warranties with regard to the following:

         o due organization, good standing and corporate power to operate their respective businesses;

         o corporate authority to enter into the Asset Purchase Agreement and to consummate the transactions contemplated thereby;

         o required governmental and non-governmental filings and consents;

         o the absence of conflicts or violations of the charter, bylaws, other material agreements, judgments or applicable laws resulting from the execution, delivery and performance of the Asset Purchase Agreement;

         o        enforceability of the Asset Purchase Agreement;

         o the accuracy of information contained in documents filed by the Company with the SEC;

         o the accuracy of information contained in financial statements of the Company and GO Software;

         o litigation to which the Company, GO or the Business is subject;

         o        tax matters;

         o        employee benefit plan matters;

         o        compliance with applicable laws;

         o        environmental matters;

         o intellectual property, including matters relating to ownership and use rights;

         o        labor matters;

         o        material contracts related to the Business;

         o        the absence of material restrictions on business activities;

         o        the absence of material changes or events;

         o        sufficiency of the assets to be acquired;

         o product certifications given or granted by processors or manufacturers with respect to products of the Business;

         o        the absence of undisclosed liabilities;

         o        title to property;

         o        real property matters;

         o        warranty and product liability matters;

         o        material insurance policies;

         o        capital expenditures for a particular software product; and

         o        matters related to finder's fees.

         In addition, VeriFone has made representations and warranties in the Asset Purchase Agreement relating to:

         o due organization, good standing and corporate power to operate its business;

         o corporate authority to enter into the Asset Purchase Agreement and to consummate the transactions contemplated thereby;

         o        governmental and non-governmental filings and consents;

         o the absence of conflicts or violations of the charter, bylaws, other material agreements, judgments or applicable laws resulting from the execution, delivery and performance of the Asset Purchase Agreement;

         o        the enforceability of the Asset Purchase Agreement; and

         o        matters related to finder's fees.

ACTIONS OF THE PARTIES PRIOR TO THE CLOSING

         The Asset Purchase Agreement contains covenants with respect to the conduct of the parties between the date of the Asset Purchase Agreement and the closing.

         ACCESS. Each party must give the other party (including representatives of such other party) access to its properties, books and records, as well as access to its attorneys, accountants and employees.

         CONDUCT OF BUSINESS PENDING THE CLOSING. GO has agreed that, between the date of the Asset Purchase Agreement and the closing, it will conduct its business in the ordinary course in a manner consistent with past practice and use commercially reasonable efforts to preserve intact the Business and its relationship with customers, suppliers, creditors and employees. In addition, GO may not, without VeriFone's prior consent, take any of the following actions or agree to take any of the following actions:

         o encumber any of its assets, except for certain limited exceptions;

         o sell, lease, license, transfer or dispose of any assets other than in the ordinary course;

         o        terminate, extend or modify any material contract;

         o        enter into any contract other than in the ordinary course;

         o dispose of or permit to lapse any rights in intellectual property;

         o increase the compensation of any directors, officers, employees or independent contractors, other than in the ordinary course of business;

         o pay or increase or promise to pay or increase any employee benefit not already required or provided for under any existing plan, agreement or arrangement, or (except as required by applicable law) amend any such plan, agreement or arrangement;

         o hire any employee or individual independent contractor with annual compensation in excess of $20,000, other than to fill vacancies arising in the ordinary course, or enter into any new employment or severance arrangements that would result in post-termination payments that in the aggregate would exceed $5,000 becoming due or payable upon termination of employment or engagement;

         o assume or enter into any labor or collective bargaining agreement;

         o incur any additional indebtedness, except under the terms of contracts disclosed to VeriFone, or make any material loans, advances or capital contributions to or investments in, any other person or entity;

         o        settle any material claims, disputes or proceedings;

         o accelerate the delivery or sale of products or (except in the ordinary course) offer discounts on the sale of products;

         o acquire any corporation, partnership or other business organization or division thereof or any equity therein; or

         o cancel or compromise any material debt or claim or waive any rights of material value to the Business without receiving a realizable benefit of similar or greater value, or voluntarily suffer any extraordinary loss.

         PROXY STATEMENT. The Company must prepare and file with the SEC a definitive proxy statement with respect to the transactions contemplated by the Asset Purchase Agreement, and as soon as reasonably practicable after such filing and subject to any SEC review period, mail the proxy statement to its stockholders.

         STOCKHOLDERS MEETING. the Company must convene a stockholders meeting as promptly as reasonably practicable following the date of the Asset Purchase Agreement, for the purpose of approving the transactions contemplated thereby. The Board of Directors of the Company has voted to recommend such approval and take all lawful action to solicit such approval.

         ACQUISITION PROPOSALS. The Asset Purchase Agreement requires the Company to cease any existing discussions with any parties regarding an acquisition proposal. It also requires that the Company, its subsidiaries and any employees, agents and representatives of the Company or a subsidiary not solicit any inquiries or proposals or participate in any discussions or provide any confidential information to any person, regarding an acquisition proposal, except that the Company may:

         o        comply with its disclosure obligations under applicable law;
                  or

         o at any time before the Asset Purchase Agreement is submitted for a vote by the Company's stockholders, provide information or engage in discussions regarding an unsolicited superior proposal if the Company's board of directors determines in its good faith judgment, after consultation with and advice from outside legal counsel, that it is necessary to do so to comply with its fiduciary duties.

         Under the Asset Purchase Agreement, an acquisition proposal is defined as a proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any material assets or any equity securities of, the Company or any of its subsidiaries. A superior proposal is defined to mean any acquisition proposal that, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and third party making the proposal, and if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by the Asset Purchase Agreement.

NON-SOLICITATION; NON-COMPETITION. Under the Asset Purchase Agreement, the Company and GO have agreed that, for 5 years following the closing, they will not directly or indirectly:

         o induce or encourage any employee to reject VeriFone's offer of employment or to accept any other position or employment;

         o solicit for employment any employee who accepts VeriFone's offer of employment;

         o hire or assist any other person in hiring any employee who accepts VeriFone's offer of employment; or

         o engage in any business in North America that develops or markets software or services for debit card, credit card, check or related transactions processing or in any business in North America that competes with the Business, as conducted on the closing date.

GUARANTY OF ACCOUNTS RECEIVABLE

         At any time between the 60th and 120th day following the closing, VeriFone may send the Company a written notice indicating the amount of accounts receivable of the Business as of closing which have not been paid. Upon receipt of such notice, the Company must pay to VeriFone the unpaid amount. At the Company's request, VeriFone must assign to the Company any accounts receivable for which VeriFone has been paid by the Company.

CONDITIONS TO COMPLETION OF THE TRANSACTION

         BOTH PARTIES. The obligations of the Company, GO and VeriFone to complete the transaction are subject to the satisfaction or waiver of the following conditions:

         o the absence of any law, judgment, injunction or legal decree in effect prohibiting the transaction;

         o        the receipt of all third party consents required of VeriFone;

         o the receipt of specified third party consents required of GO, as agreed upon by the parties; and

         o the approval of the Asset Purchase Agreement and the transactions contemplated thereby by the holders of a majority of the outstanding shares of the Company's common stock.

         VERIFONE. The obligations of VeriFone to complete the transaction are subject to the satisfaction or waiver prior to the closing of the following additional conditions:

         o the accuracy, or in some cases the material accuracy, of the Company's and GO's representations and warranties, in most cases as of the date of the Asset Purchase Agreement and as of the closing;

         o the performance in all material respects by the Company and GO of their obligations under the asset purchase agreement;

         o the receipt of a certificate of a GO officer certifying the fulfillment of the above conditions;

         o the absence of any pending or threatened suit, action or proceeding challenging or seeking to restrain, limit or prohibit the transaction or seeking to obtain from VeriFone any material damages or material commitments or seeking to prohibit or limit the ownership, operation or control by VeriFone of any material portion of the business or assets of VeriFone, including the Business;

         o receipt of an opinion of counsel regarding the due authorization, execution and delivery of the Asset Purchase Agreement;

         o receipt of evidence reasonably satisfactory to VeriFone that all liens on the assets to be acquired have been discharged or released;

         o receipt of evidence reasonably satisfactory to VeriFone of the payment of management bonuses to the Company's and GO's executives for fiscal year 2004 or of arrangements to pay such bonuses out of the purchase price as and when paid at the closing; and

         o receipt of evidence that GO and Paymentech, L.P. have entered into a Commitment Reseller Agreement in substantially the form provided to VeriFone prior to the date of the Asset Purchase Agreement.

         THE COMPANY AND GO. The obligations of VeriFone to complete the transaction are subject to the satisfaction or waiver prior to the closing of the following additional conditions:

         o the accuracy of VeriFone's representations and warranties, in most cases as of the date of the Asset Purchase Agreement and as of the closing;

         o the performance in all material respects by VeriFone of its obligations under the asset purchase agreement;

         o the receipt of a certificate of a VeriFone officer certifying the fulfillment of the above conditions; and

         o receipt of an opinion of counsel regarding the due authorization, execution and delivery of the Asset Purchase Agreement.

TERMINATION OF THE ASSET PURCHASE AGREEMENT

         The Asset Purchase Agreement may be terminated:

         o        by written agreement of VeriFone, GO and the Company;

         o by either VeriFone or the Company if the closing has not occurred by June 30, 2005, so long as the terminating party is not in material breach of its obligations under the Asset Purchase Agreement;

         o by VeriFone if any of the closing conditions to VeriFone's obligation to close are not capable of being fulfilled as of the closing, so long as VeriFone is not in material breach of its obligations under the Asset Purchase Agreement;

         o by the Company if any of the conditions to the Company's and GO's obligations to close are not capable of being fulfilled as of the closing, so long as the Company and GO are not in material breach of their obligations under the Asset Purchase Agreement; or

         o by any party if the closing has not occurred on or prior to 10 business days following the satisfaction of all closing conditions.

In the event the Asset Purchase Agreement is terminated as described above, the Asset Purchase Agreement will become void and have no effect, and, with specified exceptions, the parties will have no further obligations. A termination of the Asset Purchase Agreement will not relieve a party from any liability for any breach that arose prior to such termination.

INDEMNIFICATION

         INDEMNIFICATION OBLIGATIONS OF THE COMPANY AND GO. The Company and GO have agreed to indemnify VeriFone, its affiliates and other specified persons for all losses, damages, claims and expenses related to:

         o any breach or inaccuracy of any representation or warranty of the Company or GO contained in the Asset Purchase Agreement;

         o any material breach of any covenant or agreement of the Company or GO contained in the Asset Purchase Agreement;

         o any liability of the Business, unless expressly assumed by VeriFone;

         o any taxes for which the Company or GO is responsible under the Asset Purchase Agreement;

         o        any tax repayment plan with the State of California; and

         o any and all payments due to specified executives of the Company or GO in connection with or as a result of the transactions contemplated by the asset purchase agreement.

         INDEMNIFICATION OBLIGATIONS OF VERIFONE. VeriFone has agreed to indemnify the Company and GO, their affiliates and other specified persons for all losses, damages, claims and expenses related to:

         o any breach or inaccuracy of any representation or warranty of VeriFone contained in the Asset Purchase Agreement;

         o any material breach of any covenant or agreement of VeriFone contained in the Asset Purchase Agreement;

         o any taxes for which VeriFone is responsible under the Asset Purchase Agreement; and

         o the use by VeriFone following the closing of the assets acquired in the transaction.

         SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties will survive the closing for, and all claims for indemnification based thereon must be asserted within, the following periods:

         o representations and warranties by the Company, GO and VeriFone regarding organization and qualification, corporate authorization and enforceability of the Asset Purchase Agreement survive forever;

         o representations and warranties by the Company and GO regarding employee benefits and environmental matters survive until the expiration of the applicable statute of limitations; and

         o all other representations and warranties of the Company, GO and VeriFone survive for 2 years following the closing.

         LIMITATIONS ON INDEMNIFICATION. The indemnification obligations of the Company and GO are subject to the following limitations:

         o other than claims related to the breach of representations related to intellectual property, the adequacy of the transferred assets to conduct the Business, title to the transferred assets, the enforceability of the Asset Purchase Agreement and the consents required, the Company and GO will not be liable to VeriFone for any losses, damages, claims or expenses related to a breach of its representations and warranties unless and until the contingent payment described above is payable, in which case VeriFone's sole and exclusive remedy is to set-off against $1.5 million of the contingent payment owed any such losses, damages, claims and expenses. VeriFone will not be entitled to set-off against the contingent payment any losses, damages, claims or expenses in excess of $1.5 million;

         o the Company and GO will not be liable to VeriFone for any losses, damages, claims or expenses related to a breach of its representations and warranties regarding intellectual property matters unless and until such losses, damages, claims and expenses exceed $1 million in the aggregate, in which case the Company and GO will be liable for all such losses, damages, claims and expenses (including the first $1 million). The aggregate liability of the Company and GO for a breach of these representations and warranties may not exceed 50% of the purchase price, as adjusted; and

         o claims related to the breach of representations related to the adequacy of the transferred assets to conduct the Business, title to the transferred assets, the enforceability of the Asset Purchase Agreement and the consents required are not subject to any limits.

AMENDMENTS

         The Asset Purchase Agreement may not be amended except by an agreement in writing which is signed by the Company, GO and VeriFone.

THE VOTING AGREEMENT

         In order to induce VeriFone to enter into the Asset Purchase Agreement, Arol R. Wolford, John W. McRoberts and Charles A. McRoberts, in their capacity as stockholders, agreed pursuant to a voting agreement, to vote, or cause the voting, of 5,067,292 shares of the Company common stock beneficially owned by them in favor of the adoption and approval of the Asset Purchase Agreement and against any action or agreement that would compete with, materially impede, interfere with or that would reasonably be expected to discourage the consummation of the GO Asset Sale or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or GO under the Asset Purchase Agreement. Messrs. Wolford, McRoberts and McRoberts also agreed to vote their shares against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries related to the Business, except the proposed transaction with VeriFone. The shares subject to the voting agreement constitute approximately 36.5% of the voting power of the outstanding shares of the Company common stock as of the Record Date.

         The stockholders further agreed, during the term of the voting agreement, not to sell, transfer or encumber any of the Company shares subject to the voting agreement.

         The voting agreement terminates either at the time of the closing of the transaction or at the time the Asset Purchase Agreement is terminated in accordance with its terms.

INTERESTS OF CERTAIN PERSONS IN THE GO ASSET SALE

         Pursuant to the terms of their respective employment agreements, Arol Wolford (the Company's President, Chief Executive Officer and Director) and Charles Pecchio (the Company's Chairman of the Board) are each entitled to receive $360,000 payable over two years and continuing benefits during such two-year period upon a change of control of the Company. A sale of all or substantially all of the Company's assets is deemed to constitute a change of control of the Company under these agreements. Consequently, each of Messrs. Wolford and Pecchio are entitled to receive the $360,000 payment and continuing benefits if the GO Asset Sale is consummated, even if their employment is not terminated. Mr. Wolford has agreed to waive his right to receive the $360,000 payment and the continuing benefits as a result of the GO Asset Sale.

         Furthermore, a portion of the proceeds received from the GO Asset Sale will be used to repay the following directors and executive officers for loans made to the Company, and the amounts below reflect the principal amount of the loans and accrued interest as of January 21, 2005:

         o        Mr. Wolford - $94,545

         o        Sherwin Krug, the Company's Chief Financial Officer - $55,562

         o        John McRoberts, a member of the Company's Board of Directors -
                  $138,322

         A portion of the proceeds received from the GO Asset Sale will also be used to repay approximately $533,000 owed to SpecSource.com, Inc. ("SpecSource") pursuant to a note payable. Mr. Wolford owns 67.6% of the common stock of SpecSource.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following summary describes the material United States federal income tax consequences generally applicable to the Company and its stockholders regarding the proposed GO Asset Sale. This summary does not purport to be a complete analysis of all of the United States federal income tax consequences of the GO Asset Sale. The following discussion is based on current provisions on the Internal Revenue Code of 1986, as amended, the existing, temporary, and proposed Treasury regulations thereunder and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this summary with respect to the transactions entered into or contemplated prior to the effective date of those changes.

         Because ROI and GO are part of a consolidated group for federal income tax purposes, references in this section to the "Company" refer collectively to ROI and its subsidiaries included in such consolidated group. The Company will be liable for the United States federal income taxes that result from the GO

Asset Sale. The taxable income resulting from the sale will be equal to the amount realized on the sale in excess of the Company's tax basis in the assets sold. The amount realized on the sale will consist of the cash GO receives in exchange for the assets sold, plus the amount of liabilities assumed by Verifone. The Company has net operating losses available that will offset the gains realized upon the GO Asset Sale.

         The stockholders of ROI will not experience any federal income tax consequences as a result of the consummation of GO Asset Sale.

REQUIRED VOTE

         The approval of the GO Asset Sale requires the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote at the annual meeting. Abstentions and broker non-votes will have the same effect as a vote against the approval of the GO Asset Sale.

USE OF PROCEEDS

         Based on the balances of our indebtedness outstanding as of January 21, 2005, approximately $5 million of the net proceeds received by GO in the GO Asset Sale will be used to repay certain indebtedness of GO not assumed by VeriFone and to repay indebtedness of the Company, including indebtedness on which GO is a co-borrower. With the proceeds received from GO, which will be distributed to the Company as a dividend, the Company plans to repay the lender under the its revolving line of credit, notes payable issued in connection with prior acquisitions and amounts owed to certain related parties. Approximately $4 million of the proceeds will be placed in a blocked account for the benefit of the senior lender under the Company's term loan, and the proceeds will be released from the blocked account as the term loan is repaid. The remainder of the proceeds will be used by the Company for the development of Tectonic's business and for general corporate purposes.

         The Company's stockholders will not receive any consideration, whether as a dividend or distribution, as a result of the sale.

REGULATORY APPROVALS

         No material regulatory approvals, filings or consents, other than filings in compliance with the applicable rules and regulation of the Securities and Exchange Commission, are required to complete the GO Asset Sale.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

         The following unaudited pro forma consolidated condensed financial statements illustrate the effects of the proposed sale of the assets and assumed liabilities of GO to VeriFone under the terms described above, on the Company's historical financial position and operating results.

         Following the closing of the GO Asset Sale, the Company will maintain GO's corporate existence in order to satisfy any continuing obligations or to receive any future payments under the Asset Purchase Agreement. However, GO will have no operations. Furthermore, following the GO Asset Sale, the Company's sole line of business will be development and marketing of building product information solutions for the construction industry, which will be conducted through the Company's subsidiary, Tectonic.

         This pro forma financial information is based on our historical financial statements after removing the assets and liabilities to be acquired and assumed by the purchaser and the revenues and expenses associated with the business activities to be transferred to VeriFone.

         The unaudited pro forma condensed consolidated balance sheet set forth below as of September 30, 2004 gives effect to the proposed GO Asset Sale and Recent Financing Transactions as if they had occurred on the balance sheet date. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 has been derived from the unaudited interim condensed consolidated balance sheet of the Company at September 30, 2004, which is included in the Company's Form 10-QSB accompanying this proxy statement.

         The unaudited pro forma condensed consolidated statement of operations set forth below for the year ended June 30, 2004 and for the three months ended September 30, 2004 gives effect to the acquisition as if it occurred on July 1, 2003. These have been derived from the Company's audited consolidated financial statements for the year ended June 30, 2004 and from the Company's interim historical condensed consolidated statement of operations for the year three months ended September 30, 2004, which are included in the Company's Form 10-KSB and Form 10-QSB accompanying this proxy statement.

         The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the financial statements in the Company's Form 10-KSB and 10-QSB, which accompany this proxy statement and are incorporated herein by reference, and the separate unaudited financial statements of GO, which are included in this proxy statement and begin on page F-1.

         The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results of operations or financial position which would have actually been reported if the sale had been consummated on the date indicated, or which may be reported in the future.

         The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited and interim condensed consolidated financial statements and related notes of the Company.

         Pro forma adjustments for the sale give effect to:

         o The sale of acquired assets and liabilities of GO for $13.0 million in cash, less purchase price adjustments, if any, based on the final closing balance sheet. Also, the Company may receive contingent payments of up to $2.0 million depending on the occurrence of a contingent payment trigger. The contingent payments include $500,000 payable to certain employees of the transferred business. The remaining $1.5 million of contingent payments will be payable to the Company and will be reduced by indemnification payments and other amounts. Due to the contingent nature and future date that the contingent payments could be payable, the contingent payments have not been reflected in calculation of the net gain or proceeds to be received.

         o Investment banking fees, legal and accounting fees including fees for the fairness opinion provided by the investment bankers.

         o Removal of revenues, expenses, assets and liabilities relating to the business we are selling in the transaction.

         In addition, the pro forma condensed consolidated balance sheet at September 30, 2004 gives effect to the following:

         o A November 10, 2004, financing, whereby the Company borrowed an additional $750,000 by issuing senior secured convertible notes and warrants for 600,000 shares of the Company's common stock to then existing noteholders.

         o A January 11, 2005, financing, whereby the Company borrowed $5.5 million from a new lender in the form of a $1.5 million convertible revolving receivables-based line of credit and a $4 million convertible term note. The Company also issued warrants to purchase 800,000 shares of the Company's common stock to the new lender.

         o A January 11, 2005, repayment of the Company's then existing receivables-based line of credit in the amount of $1,936,575 and a repayment of the then existing senior secured convertible notes in the amount of $2,274,205,

         o Repayment of the Company's notes payable to related parties in the amount of $375,200

         o Repayment of notes payable issued on the acquisition of SpecSource.com, Inc. in the prior fiscal year in the amount of $893,000.

                  The pro forma condensed consolidated statements of operations for the three months ended September 30, 2004 and for the year ended June 30, 2004 gives effect to the following:

         o Adjustment to remove corporate expenses borne by the Company on behalf of the transferred business, as well as expenses borne by the transferred business on behalf of the corporate entity.

                                ROI CORPORATION
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                             --------------------------------------------------------------------------------------------------
                              Historical    GO Software,     Recent               Net          Application         Return On
                             Consolidated     Inc. Net      Financing          Proceeds         of the Net        Investment
                              Return On        Assets      Transactions        received          Proceeds         Corporation
                              Investment    Included in                         in the         Received in         Pro Forma
                             Corporation    the Proposed                       Proposed        the Proposed
                                            Transaction                       Transaction      Transaction
                             --------------------------------------------------------------------------------------------------
                                As of          As of                                                                 As of
                              September      September                                                             September
                               30, 2004       30, 2004                                                             30, 2004
                             --------------------------------------------------------------------------------------------------
ASSETS
Current Assets:
  Cash and cash                                            $   750,000  A1
  equivalents                $    937,311    $      (350)      922,220  A2    $12,045,000  B    $(7,546,009)      $  7,108,172
  Accounts, Receivable, Net     1,445,372       (989,275)           --                 --                --            456,097
  Other                           369,466        (13,834)           --                 --                --            355,632
                             ------------    -----------   -----------        -----------       -----------       ------------
Total Current Assets            2,752,149     (1,003,459)    1,672,220         12,045,000        (7,546,009)         7,919,901

Restricted cash                        --              --           --                 --         4,000,000   D      4,000,000
Property and Equipment, Net       764,129       (591,504)           --                 --                --            172,625
Goodwill, Intangibles and
Other, Net                      7,845,764     (1,756,517)           --                 --                --          6,089,247
                             ------------    -----------   -----------        -----------       -----------       ------------

                             $ 11,362,042    $(3,351,480)  $ 1,672,220        $12,045,000       $(3,546,009)      $ 18,181,773
                             ============    ===========   ===========        ===========       ===========       ============

LIABILITIES AN STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
  Accounts Payable           $  1,000,463    $  (223,746)           --        $        --       $        --       $    776,717
  Accrued Expenses              1,170,377        (98,712)           --                 --          (777,809)  E        293,856
  Deferred Revenue              1,857,930     (1,165,967)           --                 --                --            691,963
  Receivables-Based Line of                                    (19,738) A3
      Credit, net of                                           109,919  A3
      unamortized discount      1,846,394             --    (1,936,575) A3             --                --                 --
Notes Payable - Related
      Parties                     375,200             --            --                 --          (375,200)  F             --
                                                               750,000  A1
  Senior Secured Convertible                                  (645,461) A1
      Notes, net of                                          1,123,465  A3
      unamortized discount      1,046,201             --    (2,274,205) A3             --                --                 --
  Notes Payable                   893,000             --            --                 --          (893,000)  G             --
  Secured Convertible
      Revolving Note, net                                                                        (1,500,000)  D
      of unamortized discount          --             --       625,753  A2             --           874,247   D             --

  Convertible Term Note -
      short-term net, of
      unamortized discount             --             --       556,225  A2             --                --            556,225
                             ------------    -----------   -----------        -----------       -----------       ------------
Total Current Liabilities       8,189,565     (1,488,425)   (1,710,617)                --        (2,671,762)         2,318,761
                             ------------    -----------   -----------        -----------       -----------       ------------
Convertible Term Note -
      long-term net, of
      unamortized discount
      of unamortized discount
    unamortized discount               --             --     1,112,450  A2             --                --          1,112,450
                                                               645,461  A1
                                                             1,091,744  A2
Warrant Liability                      --             --       509,262  A2             --                --          2,246,467

STOCKHOLDERS' EQUITY
  Common Stock                    138,671             --            --                 --                --            138,671
                                                                19,738  A3
Additional Paid-in Capital     21,970,517             --     1,237,566  A2             --                --         23,227,821
  Accumulated Deficit         (18,936,711)            --    (1,233,384) A3     10,181,945  C       (874,247)  D    (10,862,397)
                             ------------    -----------   -----------        -----------       -----------       ------------
Total Stockholders' Equity      3,172,477             --        23,920         10,181,945          (874,247)        12.504,095
                             ------------    -----------   -----------        -----------       -----------       ------------

                             $ 11,362,042    $(1,488,425)  $ 1,672,220        $10,181,945       $(3,546,009)      $ 18,181,773
                             ============    ===========   ===========        ===========       ===========       ============

                                 ROI CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                ----------------------------------------------------------------------
                                  Historical      GO Software,     Elimination of        Return On
                                 Consolidated         Inc.           Corporate           Investment
                                  Return On                         Expenses or         Corporation
                                  Investment                      Expense Paid by        Pro Forma
                                 Corporation                     GO Software, Inc.
                                ----------------------------------------------------------------------
                                For the three    For the three      For the three      For the three
                                 months ended     months ended      months ended        months ended
                                September 30,    September 30,      September 30,       September 30,
                                     2004             2004              2004                2004
                                ----------------------------------------------------------------------
Revenues
  License Fees                   $   2,047,030      $ (2,047,030)      $        --       $         --
  Support and Update Services          670,136          (670,136)               --                 --
  Consulting Fees                      150,038           (32,669)               --            117,369
  Advertising Revenue                  306,235                --                --            306,235
                                 -------------      ------------       -----------       ------------
Total Revenues                       3,173,439        (2,749,835)               --            423,604
                                 -------------      ------------       -----------       ------------

Expenses
  Cost of Revenues                     124,724          (124,262)               --                462
  General and Administrative         2,592,610        (1,272,956)           62,011  H       1,328,185
                                                                           (53,480) I
  Sales and Marketing                1,236,771          (586,553)               --            650,218
  Research and Development             255,391          (216,452)               --             38,939
  Depreciation and Amortization        425,259           (52,664)               --            372,595
                                 -------------      ------------       -----------       ------------
Total Operating Expenses             4,634,755        (2,252,887)            8,531          2,390,399
                                 -------------      ------------       -----------       ------------
Operating Income (Loss)             (1,461,316)         (496,948)           (8,531)        (1,966,795)
                                 -------------      ------------       -----------       ------------

  Net Interest Income (Expense)       (401,924)               --           318,591  J         (83,333)
                                 -------------      ------------       -----------       ------------

Net Income (Loss) from
Continuing Operations            $  (1,863,240)     $   (496,948)      $   310,060       $ (2,050,128)
                                 =============      ============       ===========       ============
Basic and Diluted Loss per
Common Share                     $       (0.13)                                          $      (0.15)
                                 =============                                           ============

Basic and Diluted Weighted -
Average Common Shares
Outstanding                         13,823,032                                             13,823,032
                                   ===========                                            ===========

                                 ROI CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                ----------------------------------------------------------------------
                                  Historical      GO Software,     Elimination of        Return On
                                 Consolidated         Inc.           Corporate           Investment
                                  Return On                         Expenses or         Corporation
                                  Investment                      Expense Paid by        Pro Forma
                                 Corporation                     GO Software, Inc.
                                ----------------------------------------------------------------------
                                 For the year     For the year      For the year        For the year
                                  ended June     ended June 30,    ended June 30,        ended June
                                   30, 2004           2004              2004              30, 2004
                                ----------------------------------------------------------------------
Revenues
  License Fees                    $ 6,705,502      $ (6,705,502)       $        --       $         --
  Support and Update Services       2,212,164        (2,212,164)                --                 --
  Consulting Fees                     615,770          (500,591)                --            115,179
  Advertising Revenue               1,052,598                --                 --          1,052,598
                                  -----------      ------------        -----------       ------------
Total Revenues                     10,586,034        (9,418,257)                --          1,167,777
                                  -----------      ------------        -----------       ------------

Expenses
  Cost of Revenues                  1,169,949          (630,662)                --            539,287
  General and Administrative        8,382,652        (3,974,778)           158,481  H       4,417,859
                                                                          (148,496) I
  Sales and Marketing               3,402,307        (2,270,470)                --          1,131,837
  Research and Development          1,530,464        (1,252,602)                --            277,862
  Depreciation and Amortization     1,963,137        (1,095,239)                --            867,898
                                  -----------      ------------        -----------       ------------
Total Operating Expenses           16,448,509        (9,223,751)             9,985          7,234,743
                                  -----------      ------------        -----------       ------------
Operating Income (Loss)            (5,862,475)         (194,506)            (9,985)        (6,066,966)
                                  -----------      ------------        -----------       ------------

  Net Interest Income (Expense)      (421,181)               --             87,849  J        (333,332)

  Gain on Sale of Assets              285,904                --                 --            285,904
                                  -----------      ------------        -----------       ------------

Net Income (Loss) from
Continuing Operations             $(5,997,752)     $   (194,506)       $    77,864       $ (6,114,394)
                                  ===========      ============        ===========       ============

Basic and Diluted Loss per
Common Share                      $     (0.50)                                           $      (0.51)
                                  ===========                                            ============

Basic and Diluted Weighted -
Average Common Shares
Outstanding                        11,940,665                                              11,940,665
                                  ===========                                            ============

                                 ROI CORPORATION
         NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

(A) To reflect financing transactions subsequent to the quarter ended September 30, 2004:

(A1) On November 10, 2004, the Company borrowed an additional $750,000 pursuant to senior secured convertible notes in a private placement to existing noteholders together with the issuance of 600,000 warrants (which had a fair value of $645,461).

(A2) On January 11, 2005, the Company completed a $5.5 million financing from a new lender in the form of a $1.5 million convertible revolving receivables-based line of credit and a $4 million convertible term note, together with the issuance of 800,000 warrants and a stock purchase right for up to 40% of the loan value. The notes issued to the new lender contained beneficial conversion features, and the intrinsic value of the conversion features of both the warrants and notes have been recognized as a discount to the notes. The gross proceeds of the convertible debt were allocated to the debt instrument, the warrants and the stock purchase right on a relative fair value basis. The Company then computed the beneficial conversion feature embedded in the debt instrument using the effective conversion price in accordance with EITF 98-5 and 00-27. The Company recorded a debt discount of (i) $1,091,744 for the valuation of the 800,000 warrants issued; (ii) $509,262 for the valuation of the stock purchase right issued; (iii) $1,237,566 for the beneficial conversion feature inherent in the financing and (iv) $367,000 for debt issue costs paid to affiliates of the lender, for a total discount of $3,205,572. The discount was allocated on a proportional basis to the secured convertible revolving note and the convertible term note on both a short-term and long-term basis and resulted in the respective balances, net of unamortized discount as of the financing date of $625,753, $556,225 and $1,112,450, respectively. The net cash proceeds received by the Company after repaying the Company's then existing receivables based line of credit and then existing senior secured convertible notes as well as debt issuance costs amounted to $922,220.

(A3) To record the January 11, 2005, repayment of the Company's then existing receivables based line of credit in the amount of $1,936,575 and the repayment of the then existing senior secured convertible notes in the amount of $2,274,205. Prior to the repayment, the line of credit and senior secured notes were further amortized for the discounts on the respective loans in the amount of $109,919 and $1,123,465, respectively for a total of $1,233,384 which was charged to interest expense. In addition, on November 12, 2004, the Company had issued 12,500 warrants (with a fair value of $19,738) to the lender of the then existing receivables based line of credit. This was recorded as a discount to the receivable based line of credit.

(B) To record the net cash proceeds of $13 million in cash due on the closing of the sale, net of investment banking fees of $805,000 and estimated legal and accounting fees of $150,000. Also, the Company may receive contingent payments of up to $2.0 million depending on the occurrence of a contingent payment trigger. The contingent payments include $500,000 payable to certain employees of the transferred business. The remaining $1.5 million of contingent payments will be payable to the Company and will be reduced by indemnification payments and other amounts. Due to the contingent nature and future date that the contingent payments could be payable, the contingent payments have not been reflected in calculation of the net gain or proceeds to be received.

(C) To record the gain on the sale of GO's assets. The registrant currently has sufficient net operating loss carryforwards to offset the gain on the sale.

(D) To reflect the payment of amounts due under the January 11, 2005, $1.5 million, convertible revolving receivables-based line of credit with a lender of $625,753 (shown net of debt discount of $874,247) and the requirement that approximately $4 million of the proceeds be placed in a blocked account for the benefit of the new lender under the Company's convertible term loan. No interest income adjustments have been reflected for the proceeds to be held in the blocked account.

(E) To satisfy certain accrued expenses that were specifically excluded from the net assets transferred in the sale, including paid time off accruals, prior bonus accruals and sales tax accruals.

                                 ROI CORPORATION
         NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

(F) To reflect the payment of amounts due under notes payable to various related parties including employees, officers and directors of $375,200.

(G) To reflect the payment of amounts due under notes issued in conjunction with the SpecSource.com, Inc. Asset Purchase in the prior fiscal year of $893,000.

(H) In the three months ended September 30, 2004 and the year ended June 30, 2004, the transferred business provided services or paid expenses of $62,011 and $158,481, respectively, for financial and accounting services and shared office space to the corporate entity. These entries remove the effects of these expenses from GO operations.

(I) In the three months ended September 30, 2004 and the year ended June 30, 2004, the corporate entity paid expenses of $53,481 and $148,496, respectively, for insurance, audit and legal fees on behalf of the transferred business. These entries remove the effects of these expenses.

(J) To reflect the removal of interest expense as a result of the Company's repayment of interest bearing debt. For the three months ended September 30, 2004, interest expense in the amount of $318,591 is reduced to eliminate the effects of interest and accretion of debt discount on the line of credit and senior secured notes payable. For the year ended June 30, 2004, interest expense in the amount of $87,849 is reduced to eliminate the effects of interest and finance charges on the line of credit.

The pro forma financial information is not necessarily indicative of the operating results or financial position that would have occurred had the transaction been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

                                 PROPOSAL NO. 2

              APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                    TO CHANGE NAME TO TECTONIC NETWORK, INC.

         In connection with the Company's proposed sale of its subsidiary, GO Software, Inc., which is discussed in Proposal No. 1, the Company will be refocusing its business away from payment processing services toward building product information services. To better reflect the change in the Company's focus, the Company proposes to change its name from "Return on Investment Corporation" to "Tectonic Network, Inc." The Board of Directors believes "Tectonic Network, Inc." is a much stronger statement to the market of who the Company is and where its business focus resides. Furthermore, the Board of Directors believes that changing the Company's name to Tectonic Network, Inc. will help avoid confusion in the marketplace about the Company's relationship to its subsidiary, Tectonic Solutions, Inc.

         The Board of Directors has adopted resolutions recommending that the Company's Certificate of Incorporation be amended by deleting PARAGRAPH FIRST in its entirety and substituting in lieu thereof the following:

         " PARAGRAPH FIRST: The name of the Corporation is: Tectonic Network, Inc."

         Under the General Corporation Law of the State of Delaware, approval of an amendment to the Company's Certificate of Incorporation requires an affirmative vote of at least a majority of all outstanding shares of the Company's Common Stock.

         If adopted by the stockholders, the amendment would become effective upon filing as required by the General Corporation Law of the State of Delaware. The Board of Directors has also approved an amendment to the Company's Bylaws to reflect the name change, which will become effective upon such filing.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME FROM RETURN ON INVESTMENT CORPORATION TO TECTONIC NETWORK, INC.

                                 PROPOSAL NO. 3

                              ELECTION OF DIRECTORS

         Six directors are nominated for election at the Meeting. Those elected will serve a term of one year that will expire at the next Annual Meeting of Stockholders and upon the election and qualification of their successors. Unless otherwise instructed, the proxy holder will vote the proxies he receives for the six nominees of the Board of Directors named below.

         Information about the director nominees is furnished below.

NAME                     AGE    POSITION                                          DIRECTOR SINCE
----                     ---    --------                                          --------------
Charles A. McRoberts....  54    Director                                               2000
John W. McRoberts ......  51    Director                                               2000
Charles Pecchio, Jr. ...  57    Chairman of the Board                                  2000
Arol R. Wolford.........  51    President, Chief Executive Officer, and Director       2001
Theo P. VanderBoom......  57    Director                                               2002
Laura C. Rogers ........  44    Director                                               2002

         CHARLES A. MCROBERTS (brother of John W. McRoberts) serves as a director and is Vice President of Developer Channel Sales for GO Software, Inc., an ROI subsidiary. He served as Chairman of the Board of Results Oriented Integration Corporation from 1996 until its reverse merger in August 2000 and as Chairman of the Board of the Company through June 2002. He previously was President and CEO of Mastiff Systems, a company that marketed and serviced security systems. Mr. McRoberts joined Mastiff in 1982 and served as President and CEO from 1987 until the sale of the company in 1996. Prior to joining Mastiff, Mr. McRoberts was Branch Manager of Wells Fargo Alarm Services.

         JOHN W. MCROBERTS (brother of Charles A. McRoberts) serves as a director and is a member of both the Audit Committee and Compensation Committee. He served as a director of Results Oriented Integration Corporation from 1996 until its reverse merger in August 2000. Since July 2003, he has served as Chairman of the Board of Directors, President and Chief Executive Officer of Meadowbrook Healthcare, Inc., a privately-owned healthcare services company operating in the physical rehabilitation industry. Since December 2000, he has been the Managing Member of CannonGate Partners LLC, a private equity firm. Since 1999 he has served as a director of Foresite LLC, a privately-owned company that owns, leases and develops communication towers. He was a co-founder, and served as President and Chief Executive Officer of Capstone Capital Corporation, a NYSE listed real estate investment trust, from 1993 to 1998, when Capstone was acquired by Healthcare Realty Trust in a transaction valued at approximately $900 million. Prior to that, Mr. McRoberts was a senior officer of AmSouth Bank of Alabama (formerly AmSouth Bank N.A.), where he was employed from 1977 to 1993.

         CHARLES PECCHIO, JR., has served as Chairman of the Board since July 2002. He served as a director of Results Oriented Integration Corporation from 1996 until its reverse merger in August 2000 and served as President of the Company through January 2002 and Chief Executive Officer of the Company through June 2002. Since October 2003, Mr. Pecchio has also served as Chairman, President and Chief Executive Officer of Verification Solutions, Inc. which markets systems and services for real-time verification of insurance coverage. Since 1993, he has provided several companies with consulting services related to business development, mergers, and acquisitions. In 2002, Mr. Pecchio founded Community Catalyst Corporation, a non-profit organization that serves youth, senior citizens, and the handicapped, and he serves as Chairman of this organization. Since 2002, he has served as a director of 3001, Inc., a geospatial data company based in Louisiana, and has served as Interim CEO of 3001 since March 2004. From 1992 to 2002, he served as a director of Hoffman & Co, Inc., a provider of photogrammetric, computer mapping and GIS services. From 1988 to 1992, he served as a director of Spiro International SA, a Swiss public company, and as an officer and director of several affiliated companies. Mr.

Pecchio's previous experience includes financial, sales, and management positions with IBM Corporation, General Computer Corp., TeleVideo Systems, and NEC Information Systems.

         AROL R. WOLFORD has served as President since February 2002, as Chief Executive Officer since July 2002, and as a director since October 2001. He also serves as Chairman of Realty Empowerment Systems, a provider of technology tools to real estate professionals. He also serves as a director of Campbell-Stone, a non-profit provider of residential housing and services to senior adults. In 1980, he established Construction Market Data (CMD Group) in Atlanta, Georgia, and served as President until December 2001. CMD Group is a provider of quality project news, building product information, and cost data for the international construction industry. In May 2000, CMD Group was acquired by Cahners Business Information, a part of the London based Reed Elsevier.

         THEO P. VANDERBOOM serves as a director and is Chairman of the Audit Committee and is also a member of the Compensation Committee. He also serves as a director and Chief Financial Officer of Realty Empowerment Systems, a provider of technology tools to real estate professionals. From 1996 to 2000, he served as Chief Financial Officer of CMD Group. From 1982 to 1996, Mr. VanderBoom was with Southam Business Communications, Inc., where he served as Vice President of several Southam subsidiaries in Canada and the United States. Mr. VanderBoom is a Certified Management Accountant.

         LAURA C. ROGERS serves as a director and is Chairman of the Compensation Committee and is also a member of the Audit Committee. She is currently the founder and CEO of PinnaclePay Merchant Services, Inc. a payment processing company, and from 1995 to 2002, she was with Paymentech, L.P., a processor of payment transactions. At Paymentech, she held management and executive positions in product management and marketing from 1995 to 2000. From 2000 to 2002, she served as Chief Administrative Officer, responsible for human resources, corporate training, employee communications, legal, quality management, and mergers and acquisitions. From 1985 to 1995, Ms. Rogers was with Global Payment Systems (formerly National Data Corporation), a processor of payment transactions, where she held positions in human resources and then served as Director of Strategy Management for Retail Integrated Payment Systems.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During fiscal 2004, the Board met 11 times. All the members of the Board of Directors attended 75% or more of the meetings in fiscal 2004.

         The Board has established four committees composed of directors: the Audit Committee, the Compensation Committee, the Nominating Committee and the Stock Option Committee.

         The Audit Committee held seven meetings in fiscal 2004. Except for John
W. McRoberts, all other members of the Audit Committee attended 75% or more of the meetings in fiscal 2004. The Audit Committee consists of Theo P. VanderBoom (Chairman), Laura C. Rogers and John W. McRoberts. The Audit Committee engages and oversees the independent public accountants selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the overall scope and plans for the annual audit, the auditors' independence from management, any changes in accounting principles, discussing with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including our systems to monitor and manage business risk, and legal and ethical compliance programs; and reviewing the interim and annual financial statements to be included in our SEC filings.

         The Compensation Committee held two meetings in fiscal 2004. All members of the Compensation Committee attended all meetings in fiscal 2004. The Compensation Committee consists of Laura C. Rogers (Chairman), Theo P. VanderBoom, John W. McRoberts and Christine Seymour (employee). The Compensation

Committee has the authority to review all compensation matters relating to the Company and setting the compensation levels of our executive officers. If a member of the Compensation Committee is an employee of the Company, when his or her compensation is being reviewed, he or she is not permitted to be present or to participate.

         All of our directors serve on the Nominating Committee, which is responsible for evaluating and recommending candidates for our Board of Directors. Because there have been few vacancies on the Board of Directors and vacancies have been filled through discussions among the Board members and executives, the Board has not found it necessary to adopt a formal charter for the Nominating Committee or to have a Nominating Committee comprised solely of independent directors. The Company's common stock is traded over-the-counter. As such, the Company is not subject to exchange rules requiring that the members of the Nominating Committee be independent or that the Nominating Committee act pursuant to a written charter. The Nominating Committee held one meeting in fiscal 2004, and the meeting was attended by all members of the committee.

         The Stock Option Committee has full power and authority to interpret the provisions of and supervise the administration of the Company's 2000 and 2003 Stock Option Plans. The Stock Option Committee held two meetings in fiscal 2004. All the members of the Board of Directors attended 75% or more of the meetings of the Stock Option Committee in fiscal 2004. All of the directors presently serve on the Stock Option Committee.

         The Board of Directors may from time to time establish other committees to address certain aspects of our Company's business.

DIRECTOR NOMINATIONS

         Although there are no formal procedures for stockholders to recommend nominations for membership on the Board, the Nominating Committee will consider stockholder recommendations. Such recommendations should be addressed to the Company's Secretary, at our principal executive offices. The Company does not intend to treat stockholder recommendations for director nominations in any manner different from other recommendations for director nominations.

         The Nominating Committee has not adopted a policy with respect to minimum qualifications for Board members. However, with respect to each individual vacancy, the Board of Directors has determined the specific qualifications and skills required to fill that vacancy and to complement the existing qualifications of the other Board members.

         Historically, the Company has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and the Board's contacts are not sufficient to identify an appropriate candidate.

STOCKHOLDER COMMUNICATIONS WITH BOARD MEMBERS

         The Company maintains a link on its website (www.roicorporation.com) under the heading "Investor Relations" whereby stockholders may send e-mail correspondence to the Company's investor relations department. Communications sent to the investor relations department and specifically marked as a communication for the Board of Directors will be forwarded to the Board of Directors or specific Board members as directed in the stockholder communication.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

         The Company generally encourages that all directors attend the annual meetings. However, the Company does not have a formal policy regarding attendance because it does not think that it is necessary to do so. All of the directors attended the last annual meeting.

DIRECTOR COMPENSATION

         Nonemployee directors receive 25,000 stock options on joining the Board of Directors and 25,000 stock options on each one year anniversary thereafter. The exercise price of the options is equal to the fair market value of the common stock on the date of grant of the options. The options vest on the one-year anniversary of the grant date. The options expire ten years from the date of grant. No additional monetary compensation is paid for serving on the Board of Directors or on a committee.

EXECUTIVE OFFICERS

         The Company's current executive officers are listed below, together with their age, position with the Company and business experience for the past five years.

         Arol R. Wolford            Age: 51

         Mr. Wolford currently serves as the President and Chief Executive Officer. Please refer to the section of this Proxy Statement entitled "Additional Information Concerning the Board of Directors and Director Nominees" for additional information regarding Mr. Wolford's experience.

         Charles Pecchio, Jr.       Age: 57

         Mr. Pecchio currently serves as the Chairman of the Board. Please refer to the section of this Proxy Statement entitled "Additional Information Concerning the Board of Directors and Director Nominees" for additional information regarding Mr. Pecchio's experience.

         Sherwin Krug               Age: 38

         Mr. Krug has served as Chief Financial Officer since January 2003. Prior to joining ROI as Chief Financial Officer, from 1998 to 2002, Mr. Krug served as Vice President of Finance and Chief Financial Officer for CMD Group. Prior to joining CMD Group, from 1989 to 1998, Mr. Krug was an audit Senior Manager with Ernst & Young in their Entrepreneurial Services Group both in Johannesburg, South Africa, and Atlanta, Georgia. Mr. Krug holds a Bachelor of Commerce degree from the University of the Witwatersrand and a Bachelor of Accounting Science Honors from the University of South Africa. He is a Chartered Accountant, is a member of the Association of Chartered Accountants in the United States, and is an associate member of the Georgia Society of CPAs.

                             EXECUTIVE COMPENSATION

         The following summary compensation table sets forth the compensation earned by certain executive officers serving at the end of fiscal 2004. None of our other executive officers who served in fiscal 2004 earned $100,000 in aggregate compensation for that year.

                               SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                          ANNUAL COMPENSATION              COMPENSATION AWARDS
                                          -------------------            ---------------------
      NAME AND PRINCIPAL        FISCAL                                   SECURITIES UNDERLYING
           POSITION              YEAR       SALARY          BONUS                OPTIONS
      ------------------        ------     ---------     ---------       ---------------------
Charles Pecchio, Jr.            2004       $  90,000     $  90,000                     --
Chairman of the Board (2)       2003       $  94,500     $  94,500                     --
                                2002       $  87,083     $ 382,606 (1)                 --

Arol R. Wolford                 2004       $  90,000     $  90,000                     --
President and CEO (3)           2003       $  85,500     $  85,500                425,000
                                2002       $  15,000     $  15,000                     --

Sherwin Krug                    2004       $ 160,000     $  70,000                160,000
Chief Financial Officer (4)     2003       $  72,000     $      --                150,000

(1)  Includes sales commissions

(2) Mr. Pecchio served as President through January 2002 and as CEO through June 2002. He is currently Chairman of the Board.

(3) Mr. Wolford has served as President since February 2002 and as CEO since July 2002.

(4)  Mr. Krug has served as Chief Financial Officer since January 2003.


                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth all individual grants of stock options during the fiscal year ended June 30, 2004, to each of the Named Executive
Officers:

                                 NUMBER OF     PERCENT OF
                                SECURITIES    TOTAL OPTIONS
                                UNDERLYING     GRANTED TO     EXERCISE OR
             NAME AND             OPTIONS     EMPLOYEES IN     BASE PRICE    EXPIRATION
        PRINCIPAL POSITION        GRANTED      FISCAL YEAR    PER SHARE(1)      DATE
        ------------------      -----------   -------------   ------------   ----------
     Charles Pecchio, Jr.           --             --              --            --
     Chairman of the Board
     Arol R. Wolford                --             --              --            --
     President and CEO
     Sherwin Krug               160,000(2)        24.5%          $1.70       10/29/2013
     Chief Financial Officer

(1) The exercise price of the options was equal to or greater than fair market value of the underlying stock on the date of grant.

(2) Grant becomes vested and exercisable in a period of one year from date of grant.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT
                             SHARES                             YEAR END                      FISCAL YEAR END
   NAME AND PRINCIPAL       ACQUIRED      VALUE     --------------------------------  ---------------------------------
        POSITION           ON EXERCISE  REALIZED    EXERCISABLE(1)   UNEXERCISABLE(1) EXERCISABLE (1)  UNEXERCISABLE(1)
   ------------------      -----------  --------    --------------   ---------------  ---------------  ----------------
Charles Pecchio, Jr.            -             -            -               -                -                   -
Chairman of the Board

Arol R. Wolford                 -           $ -       425,000 (2)          -          $ 250,000 (2)     $       -

Sherwin Krug                    -           $ -       150,000 (3)     160,000 (4)     $ 150,000 (3)     $ 48,000 (4)
Chief Financial Officer

(1) Represents options to purchase the Company's common stock. The fair market of the Company's common stock on June 30, 2004 was $2.00 per share based on the closing price on such date in the over-the-counter market.

(2) Represents 175,000 options exercisable at $2.00 per share and 250,000 options at $1.00 per share.

(3)  Represents options exercisable at $1.00 per share.

(4)  Represents options exercisable at $1.70 per share.


EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         Under the Employment Agreement between the Company and Charles Pecchio, Jr., effective February 1, 2002, and amended as of July 1, 2002, the Company has agreed to pay Mr. Pecchio an annual base salary of $90,000 and a performance bonus as determined by the Company's Compensation Committee and ratified by the Board of Directors. Mr. Pecchio will also be paid an annual bonus draw of $90,000 against the performance bonus. Any bonus draw in excess of the total amount of the actual performance bonus earned by Mr. Pecchio for each fiscal period shall not be recoverable by the Company. The agreement requires a minimum performance of 20 hours per week. If (i) Mr. Pecchio's employment under the Employment Agreement is terminated by the Company other than for cause, (ii) if there is a change of control of the Company, including a sale of all or substantially all of the Company's assets, or (iii) if Mr. Pecchio terminates his employment for good reason, Mr. Pecchio shall be paid by the Company a $360,000 termination payment over a period of two years and shall continue to receive benefits during such two year period. Because the GO Asset Sale constitutes a sale of all or substantially all of the Company's assets, a change of control is deemed to have occurred pursuant to the terms of his employment agreement, Mr. Pecchio is entitled to receive the termination payment and continuing benefits, even if he continues his employment with the Company. Mr. Pecchio has agreed to waive the termination payment and continuing benefits he will entitled to as a result of the GO Asset Sale. If Mr. Pecchio's employment is terminated for any reason, Mr. Pecchio has agreed that, for one year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his Employment Agreement or assist any business in attempting to do so or provide services to any business located in Florida, Georgia, Illinois or New York which is engaged in or conducts a business selling products or performing services substantially the same as the products sold or services performed by the Company.

         Under the Employment Agreement between the Company and Arol R. Wolford effective February 1, 2002, and amended as of July 1, 2002, the Company has agreed to pay Mr. Wolford an annual base salary of $90,000 and a performance bonus as determined by the Company's Compensation Committee and ratified by the Board of Directors. Mr. Wolford will also be paid an annual bonus draw of $90,000 against the performance bonus. Any bonus draw in excess of the total amount of the actual performance bonus earned by Mr. Wolford for each fiscal period shall not be recoverable by the Company. The agreement requires a minimum performance of 20 hours per week. If (i) Mr. Wolford's employment under the Employment Agreement is terminated by the Company other than for cause, (ii) if there is a change of control of the Company, including a sale of all or substantially all of the Company's assets, or (iii) if Mr. Wolford terminates his employment for good reason, Mr. Wolford shall be paid by the Company a $360,000 termination payment over a period of two years and shall continue to receive benefits during such two year period. Because the GO Asset Sale constitutes a sale of all or substantially all of the Company's assets, a change of control is deemed to have occurred pursuant to the terms of his employment agreement, Mr. Wolford is entitled to receive the termination payment and continuing benefits, even if he continues his employment with the Company. Mr. Wolford has agreed to waive the termination payment and continuing benefits he will entitled to as a result of the GO Asset Sale. If Mr. Wolford's employment is terminated for any reason, Mr. Wolford has agreed that, for one year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his Employment Agreement or assist any business in attempting to do so or provide services to any business located in Florida, Georgia, Illinois or New York which is engaged in or conducts a business selling products or performing services substantially the same as the products sold or services performed by the Company.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal 2004, all Reporting Persons complied with all applicable filing requirements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On October 29, 2003, the Company completed a $643,000 private placement of common stock and warrants. The Company issued 378,236 shares of common stock at a purchase price of $1.70 per share and warrants to purchase 378,236 shares of common stock at an exercise price of $2.50 per share. Participants in the private placement included Arol Wolford, the Company's President and CEO, who purchased 103,000 shares and received a warrant to purchase 103,000 shares of common stock, and John McRoberts, a director of the Company, who purchased 100,000 shares and received a warrant to purchase 100,000 shares of common stock. The Company has agreed to register the common stock subject to the private placement within six months after the Company's common stock becomes accepted for listing on the NASDAQ Small Cap or National Markets.

         On November 18, 2003, the Company and BBN Acquisition, Inc. ("BBN") consummated a merger (the "Merger") whereby BBN was merged with and into Tectonic Solutions, Inc., a Georgia corporation and a wholly-owned subsidiary of the Company ("Tectonic"), pursuant to an Agreement and Plan of Merger, dated as of October 29, 2003. In connection with the Merger, the Company issued approximately 750,000 shares of its common stock for all of the issued and outstanding shares of BBN's common stock. Arol Wolford, the Company's President and CEO, held approximately 41.6% of the outstanding shares of BBN's common stock and received 311,671 shares of the Company's common stock as a result of the Merger. Mr. Wolford's daughter served on the Board of Directors of BBN.

         On November 26, 2003, the Company and Construction Yellow Pages LLC ("CYP"), consummated the transactions contemplated by an Asset Purchase Agreement, dated as of October 29, 2003, whereby Tectonic purchased substantially all of the operating assets of CYP (the "Asset Purchase"). In connection with the Asset Purchase, the Company issued 750,000 shares of the Company's common stock as consideration for substantially all of the operating assets of CYP. Arol Wolford, the Company's President and CEO held approximately 58% of the outstanding shares of CYP's common stock and received 435,000 shares of the Company's common stock as a result of the Asset Purchase.

         On January 2, 2004, the Company and SpecSource.com, Inc. ("SpecSource"), consummated the transactions contemplated by an Asset Purchase Agreement, dated as of October 29, 2003, whereby Tectonic Solutions, Inc., a Georgia corporation and a wholly-owned subsidiary of the Company ("Tectonic") acquired substantially all of the operating assets of SpecSource (the "SpecSource Asset Purchase"). In connection with the SpecSource Asset Purchase, and as consideration for substantially all of the assets of SpecSource, the Company issued 1,450,000 shares of the Company's common stock, entered into a non-interest bearing note payable in the amount of $533,000 and simultaneously entered into a non-compete agreement with one of the stockholders of SpecSource for $360,000. Arol Wolford, the Company's President and CEO, holds approximately 67.6% of the outstanding shares of SpecSource common stock and, based on that holding, will receive approximately 980,000 shares of the Company's common stock on the final dissolution SpecSource.

                             AUDIT COMMITTEE REPORT

         The Audit Committee is responsible for, among other things, reviewing with our independent auditors the scope and results of their audit engagement. In connection with the fiscal 2004 audit, the Audit Committee has:

     - reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-KSB for the year ended June 30, 2004,

     - discussed with BDO Seidman, LLP, our independent auditors, the matters required by Statement of Auditing Standards No. 61, and

     - received from and discussed with BDO Seidman, LLP the written disclosures and letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 regarding their independence.

         Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended June 30, 2004, for filing with the Securities and Exchange Commission.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent accountants.

                           The Audit Committee:

                           Theo P. VanderBoom, Chairman
                           Laura C. Rogers
                           John W. McRoberts

         The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE CHARTER

         The Board of Directors adopted a written charter for the Audit Committee on October 30, 2001, a copy of which is attached as Appendix III hereto. The Board of Directors reviews and approves changes to the Audit Committee Charter annually and made no changes in fiscal 2004.

INDEPENDENCE OF AUDIT COMMITTEE MEMBERS

         The Audit Committee is comprised of Theo P. VanderBoom (Chairman), Laura C. Rogers and John W. McRoberts. All the current members of the Audit Committee meet the definition of independent director under the applicable Nasdaq Marketplace Rules, except for Mr. John W. McRoberts, who is the brother of Charles McRoberts, who is an executive officer of a subsidiary of the Company. The board has determined that Mr. VanderBoom is an "audit committee financial expert," as defined under SEC regulations, and is independent of management of the Company.


                                 PROPOSAL NO. 4

           RATIFICATION AND APPROVAL OF APPOINTMENT OF THE INDEPENDENT
                        REGISTERED PUBLIC ACCOUNTING FIRM

         Upon recommendation of the Audit Committee, the Board has appointed the firm of BDO Seidman, LLP, independent registered public accounting firm, to audit the financial statements of the Company for fiscal 2005 and recommends that the stockholders ratify such selection. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the Company's best interests and the best interests of our stockholders. Unless otherwise instructed, the proxy holder will vote the proxies he receives for the ratification of BDO Seidman, LLP as our independent registered public accounting firm for fiscal 2005. Representatives of BDO Seidman, LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                         PRINCIPAL ACCOUNTING FIRM FEES

AUDIT FEES

         The aggregate fees and expenses billed by BDO Seidman, LLP, the Company's independent registered public accounting firm, for professional services rendered for the audit of our annual financial statements and for the reviews of the financial statements included in our quarterly reports on Form 10-QSB was approximately $124,000, for fiscal 2003 and $140,000 for the fiscal year ended June 30, 2004.

AUDIT-RELATED FEES

            During fiscal 2003 and fiscal 2004, the aggregate fees and expenses billed by BDO Seidman, LLP for audit related services were $15,000 and $28,000 respectively. Fiscal 2003 audit related services were comprised of fees primarily related to meetings and proxy filing reviews. Fiscal 2004 audit related services were comprised of fees and expenses related to Form 8-K filings, proxy filings and meetings.

TAX FEES

         The aggregate fees billed by BDO Seidman, LLP for services rendered to the Company for tax compliance, tax advice and tax planning for fiscal 2003 and 2004 were approximately $17,000 and $23,000, respectively.

ALL OTHER FEES

         During fiscal 2003 and 2004, BDO Seidman, LLP did not render any other services or bill the Company any other fees not included above.

FEE PRE-APPROVAL POLICY

         The Audit Committee has approved the engagement of BDO Seidman, LLP and has approved a budget for certain audit, audit related and tax related fees for services to be rendered for our 2005 fiscal year. The Audit Committee, or a member of the committee, must pre-approve all services provided to us by the Company's independent registered public accounting firm. All of the services rendered by BDO Seidman during fiscal 2004 were pre-approved by the Audit Committee. The Audit Committee also approved the engagement of BDO Seidman, LLP for the audit and audit related services performed for our fiscal year ended June 30, 2004.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED JUNE 30, 2005.


                              STOCKHOLDER PROPOSALS

         Stockholders wishing to submit a proposal for action at the Company's 2006 Annual Meeting of Stockholders and desiring the proposal to be considered for inclusion in the Company's proxy materials relating thereto must provide a written copy of the proposal to the Secretary of the Company at its principal executive offices not later than September 26, 2005, and must otherwise comply with the rules of the Securities and Exchange Commission relating to stockholder proposals. The Company has the right to request documentary support (as provided in Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act) of the proponent's ownership claim within fourteen (14) calendar days after receipt of the proposal, and the proponent shall furnish appropriate documentation within twenty-one (21) days after receiving such request. Stockholders who submit proposals must, in all other respects, comply with Rule 14a-8 under the Exchange Act. If a proponent fails to notify the Company at least forty-five (45) days prior to the month and day of the prior year's proxy statement, then the management proxies would be allowed their discretionary voting authority when the proposal is presented at the Annual Meeting, without any discussion of the matter in the proxy statement.


                           INCORPORATION BY REFERENCE

         We are "incorporating by reference" important financial information about us into this proxy statement. This means that we are disclosing important information to you by referring you to another document filed separately with the Securities and Exchange Commission, or SEC, but which accompanies this proxy statement. The information incorporated by reference is considered to be part of this proxy statement, unless we update or supersede that information by the information contained in this proxy statement or the information we file subsequently that is incorporated by reference into this proxy statement. We are incorporating by reference the following documents that we have filed with the
SEC:

     o the audited financial statements contained in our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004; and

     o the unaudited condensed consolidated financial statements contained in our Quarterly Report for the quarter ended September 30, 2004.


                                  OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. However, if any other matters properly should come before the meeting, it is intended that Stockholders will vote in their discretion on any such matters with the judgment of the persons voting such proxies.

                                        THE BOARD OF DIRECTORS

Dated:  January ___, 2005

                     INDEX TO UNAUDITED FINANCIAL STATEMENTS
                              OF GO SOFTWARE, INC.

                                                                           PAGE

Unaudited Balance Sheets as of September 30, 2004 and June 30, 2004......   F-1
Unaudited Statements of Operations for the Three-Month Periods Ended
     September 30, 2004 and September 30, 2003...........................   F-2
Unaudited Statements of Cash Flows for the Three-Month Periods Ended
     September 30, 2004 and September 30, 2003...........................   F-3
Notes to Unaudited Financial Statements..................................   F-4
Unaudited Balance Sheets as of June 30, 2004 and June 30, 2003...........   F-12
Unaudited Statements of Operations for the Years Ended
     June 30, 2004 and June 30, 2003.....................................   F-13
Unaudited Statement of Stockholders Equity...............................   F-14
Unaudited Statements of Cash Flows for the Years Ended
     June 30, 2004 and June 30, 2003.....................................   F-15
Notes to Unaudited Financial Statements..................................   F-16

                                GO SOFTWARE, INC.
                            UNAUDITED BALANCE SHEETS


                                                 Sept. 30, 2004    June 30, 2004

ASSETS

CURRENT ASSETS
  Cash                                              $       350     $        --
  Accounts Receivable, Net                              989,275         983,127
  Other                                                  13,834          13,834
                                                    -----------     -----------
Total Current Assets                                  1,003,459         996,961

Property and Equipment, Net                             591,505         313,253
Goodwill, Intangibles and Other, Net                  1,756,517       1,756,517
                                                    -----------     -----------
                                                    $ 3,351,481     $ 3,066,731
                                                    ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts Payable                                  $   223,746     $   150,834
  Accrued Expenses                                      913,486         910,247
  Deferred Revenue                                    1,165,967       1,102,393
                                                    -----------     -----------
Total Current Liabilities                             2,303,199       2,163,474
                                                    -----------     -----------
  Commitments and Contingencies (Note 2)                     --              --

SHAREHOLDERS' EQUITY
  Common Stock $.01 Par Value
    1,000 Shares Authorized;
    1,000 Shares Issued
    and Outstanding                                         100             100
  Advances from Parent, Net                             798,781       1,125,639
  Accumulated Earnings (Deficit)                        249,401        (222,482)
                                                    -----------     -----------
Total Shareholders' Equity                            1,048,282         903,257
                                                    -----------     -----------
                                                    $ 3,351,481     $ 3,066,731
                                                    ===========     ===========

                 See Accompanying Notes to Financial Statements

                                GO SOFTWARE, INC.
                       UNAUDITED STATEMENTS OF OPERATIONS


                                                   Three Months     Three Months
                                                       Ended            Ended

                                                  Sept. 30, 2004   Sept. 30,2003

Revenues

  License Fees                                       $2,047,030       $1,821,990
  Support and Update Services                           670,136          477,262
  Consulting Fees                                        32,669           64,738
                                                     ----------       ----------
Total Revenues                                        2,749,835        2,363,990
                                                     ----------       ----------

Expenses
  Cost of Revenues, excluding
    Amortization                                        124,262          154,607
  General and Administrative                          1,298,021          830,007
  Sales and Marketing                                   586,553          502,803
  Research and Development                              216,452          275,172
  Depreciation and Amortization                          52,664          306,573
                                                     ----------       ----------
Total Operating Expenses                              2,277,952        2,069,162
                                                     ----------       ----------
Income Tax Expense                                           --               --
                                                     ----------       ----------
Net Income                                           $  471,883       $  294,828
                                                     ==========       ==========

                 See Accompanying Notes to Financial Statements

                                GO SOFTWARE, INC.
                       UNAUDITED STATEMENTS OF CASH FLOWS


                                                  Three Months      Three Months
                                                     Ended              Ended
                                                   Sept. 30,         Sept. 30,
                                                      2004              2003

Operating Activities
Net Income                                        $   471,883       $   294,828

  Adjustments to Reconcile Net
    Income to Net Cash Provided by
    Operating Activities:
      Depreciation and
      Amortization                                     52,664           306,573
  Changes in Operating
    Assets and Liabilities                            133,577           462,935
                                                  -----------       -----------
Net Cash Provided by
Operating Activities                                  658,124         1,064,336
                                                  -----------       -----------
Net Cash Used In
Investing Activities                                 (330,916)         (136,564)
                                                  -----------       -----------
Net Cash Used In
Financing Activities                                 (326,858)         (927,772)
                                                  -----------       -----------
Net Increase in Cash                                      350                --
Cash, Beginning of Period                                  --                --
                                                  -----------       -----------
Cash, End of Period                               $       350       $        --
                                                  ===========       ===========

             See Accompanying Notes to Financial Statements

1. Summary of Significant Accounting Policies

Nature of Operations

GO Software, Inc. ("GO or the Company") is a wholly-owned subsidiary of Return On Investment Corporation d/b/a ROI Corporation ("ROI" or the "Parent"). GO develops and markets software and services for credit card, debit card and check transactions processing with offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux. GO products include an Internet gateway solution that in the future will compliment the current software based payment processing solutions by offering a secure, scalable internet only solution. Proposed Divestiture of GO

On September 27, 2004, the Parent company announced that it retained an advisor to assist in a proposed divestiture of GO. The proposed divestiture is part of the Parent's new business strategy to focus on its construction information product offerings through it Tectonic Network subsidiary ("Tectonic").

Historically, the Parent has functioned as a holding company with businesses in both the payment processing and, more recently, the construction information industries. These industries are unrelated and are not synergistic in nature. Management of the Parent has determined that the Parent's future prospects would be greatly enhanced by focusing on the construction information industry rather than the payment processing industry. While GO has achieved success under its Parent, achieving revenue growth and becoming a market leader, management of the Parent has recognized that competitors in the payment processing industry have much greater financial resources than the Parent and that the continued success of GO would be put at risk due to the undercapitalization of the Parent. Thus, Parent management decided that it is in the best interests of the Parent company and its stockholders that the Parent pursue a path where management believes the odds of future success are greatly improved. The construction information industry is a highly fragmented industry with numerous opportunities for growth and service needs that are yet unserved by the marketplace. By divesting of GO, the Parent Company will improve its liquidity. Parent management believes that this improved liquidity position will provide an opportunity for the Parent executive management team to focus on an industry where they have the most experience.

The Parent has received a number of offers for the sale of GO and intends to complete the proposed divestiture as soon as practicable, subject to negotiation of a definitive agreement, receipt of stockholder approval, and satisfaction of all other conditions precedent.

Historically, all of the Parent company's operating income and substantially all of its operating cash flow has been generated by the GO operations. Tectonic is in an early stage of its development and has not been able to generate sufficient cash for its operations. Parent management believes that the proceeds received from the anticipated sale of GO will provide the Parent company with sufficient cash to operate for the next 12 months. Additionally, certain board members of the Parent have formally committed to infuse the Parent company with up to $1,000,000 on an as needed basis for working capital purposes through September 30, 2005. At this time, the Parent has no other available credit lines or other loan facilities in place. While the Parent company will incur penalties under certain of the current outstanding indebtedness if not paid by the due date, Parent management believes that they will be able to refinance such debt if needed given their current progress toward the proposed sale of GO. If the Parent company is unable to sell GO in a timely manner, the Parent company may need to raise additional capital from outside sources either through the incurrence of additional indebtedness or the sale of equity. If the Parent company is unable to raise additional capital and secure adequate liquidity as described above, the operations of the Parent and the Company could be materially impaired. In this regard, the Parent company and GO would have to take immediate action to reduce costs, which may include headcount and salary reductions, cessation of all research and development efforts and the implementation of other short-term programs in an effort to increase cash flow, including the curtailment of currently unprofitable lines of business.

While no absolute assurances can be given, the Parent company believes that its liquidity as funded by its operations and financing activities in conjunction with the proposed divestiture of GO will be sufficient for it to continue as a going concern for the next year. Should the timing of the proposed divestiture be significantly delayed, the Parent and GO will need to adjust their business plans to address any cash flow needs at that time.


Condensed Footnotes

The following footnotes have been condensed and, therefore, do not contain all disclosures required in connection with annual financial statements. Reference should be made to the Parent company's year-end financial statements and notes thereto contained in its Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, as filed with the SEC.

The financial information included in this report has been prepared by the Company, without audit. In the opinion of management, the financial information included in this report contains all adjustments (all of which are normal and recurring) necessary for a fair presentation of the results for the interim periods. In addition, the results shown for interim periods are not necessarily indicative of results to be expected for the full year.

Basis of Presentation

The accompanying financial statements include the accounts of GO only, and intercompany accounts with the Parent company, reflected as net advances from the Parent, have not been eliminated. In addition, the presentation of expenses in the financial statements are not representative of those that would be incurred if GO was an independent public company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Parent company has cash and cash equivalents that it uses to fund the operations of GO through the transfer of funds through intercompany accounts.

Net Advances from the Parent

Net advances from the Parent represent advances to the Company as well as corporate allocations.

Revenue Recognition

The Company recognizes revenues from licenses of computer software once (i) a non-cancelable license agreement has been signed, (ii) the software and related documentation have been shipped, (iii) there are no material uncertainties regarding customer acceptance, (iv) collection of the resulting receivable is deemed probable, and (v) no significant other vendor obligations exist. The revenue associated with any license agreements containing cancellation or refund provisions is deferred until such provisions lapse. In cases of future obligations, if such obligations are insignificant, then related costs are accrued immediately. If the obligations are significant, then the software product license revenues are deferred. Future contractual obligations can include software customization and requirements to provide additional products in the future and to port products to new platforms. Contracts that require significant software customization are accounted for on the percentage-of-completion basis. Revenues related to significant obligations to provide future products or to port existing products are deferred until the new products or ports are completed.

The Company's revenue recognition policies are designed to comply with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2 "Software Revenue Recognition," as modified by SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," and under SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenues recognized from multiple-element software license contracts are allocated to each element of the contract based on the fair values of the elements, such as licenses for software products, maintenance, or professional services. The determination of fair value is based on objective evidence which is specific to the Company. We limit our assessment of objective evidence for each element to either the price charged when the same element is sold separately, or the price established by management having the relevant authority to do so for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

The historical rate of product returns for the Company's software products is negligible. Further, the Company did not have any transactions during the three month periods ended September 30, 2004 or 2003 involving reciprocal arrangements where goods or services were purchased from an organization at the same time that the Company licensed software or provided services to that organization.

Support and update services revenues, including revenues bundled with original software product license revenues, are deferred and recognized over the related contract period, generally one year.

Consulting fee revenues are generated from professional consulting and training services and are recognized when the services are performed.

2. Commitments and Contingencies

Line of Credit and Bridge Loan

On June 16, 2003, the Parent company entered into a $500,000 receivables based line of credit with a bank. The assets of Parent including GO were pledged as security for the line of credit. Advances under the line are limited to 80% of the Parent company's gross eligible receivables including those of GO. Advances under the line initially bore interest at 1.25% per month or 15.00% per year and are secured by all the assets of the Parent company and those of GO. On May 14, 2004 the line of credit was modified to include a bridge loan feature under which the Parent company borrowed $500,000 immediately and was able to borrow another $500,000 upon the presentation to the lender of an acceptable executed letter of intent to divest of its GO Software business. The bridge loan, secured by all of the Parent company's assets including GO, was due at the earlier of 120 days from the first advance or upon closing the sale of the GO Software business. The modification increased the interest rate on the line of credit and bridge loan to 1.35% per month or 16.20% per year.

On August 2, 2004 the bridge loan feature of the line of credit was modified to allow the Parent company to borrow an additional $250,000 at that date (total of $750,000) and to provide for the Parent company to borrow another $750,000 (representing an increase of $250,000 over the prior commitment) upon the presentation to the lender of an acceptable letter of intent for the Parent to divest of its GO Software business. The modification increased the interest rate on the bridge loan portion of the line of credit to 1.50% per month or 18.00% per year. The bridge loan was extended to the earlier of November 27, 2004 or the date of the closing of the proposed sale of GO Software by the Parent company. In the event the bridge loan was not paid in full by the due date, the Parent company was to pay the lender a weekly success fee of $10,000 increasing in $2,500 increments until repayment.

On September 30, 2004, the Parent company borrowed the additional $750,000 under the bridge loan feature of its line of credit on the presentation to the lender of a series of acceptable letters of intent for the proposed sale of GO. In conjunction with this financing, the Parent company issued warrants to purchase 50,000 shares of the Parent company's common stock at $2.00 per share. The fair value of these warrants amounted to $24,329 and was accounted for as a discount to the debt in the Parents financial statements. The discount is being accreted to interest expense on the Parents statement of operations over the initial term of the underlying debt. The term expired on November 27, 2004. The amount of discount accreted during the quarter ended September 30, 2004 amounted to $12,370. As of September 30, 2004, $1,858,352 was outstanding under the line of credit on the Parent's balance sheet (including the bridge loan).

On November 12, 2004 the bridge loan feature of the Parent company's line of credit was modified to allow the Parent company to extend its bridge loan payment due date to the earlier of December 31, 2004 or the date of the closing of the proposed sale of GO Software by the Parent, provided, that if the Parent company executed a definitive agreement for the sale of GO Software by November 30, 2004, then the extension date for the final loan payment would be extended to January 31, 2005. The final bridge loan payment by the Parent is to include all outstanding principal and accrued interest on the loan. In addition, the weekly success fee element of the bridge loan was modified so that the Company will make a payment of $75,000 to the lender if the Parent company repays the loan by December 31, 2004 or $170,000 if the Parent company repays the loan by January 31, 2005.

On January 11, 2005, the Parent company used approximately $1.9 million of the proceeds received from the financing from a Lender described in Note 4 to repay in full and terminate the line of credit and bridge loan with the bank.

Senior Second Secured Convertible Notes

On August 18, 2004, the Parent company borrowed $1,500,000 under senior second secured convertible notes issued in a private placement. The notes are secured by a second priority lien on substantially all of the tangible and intangible assets of the Parent company including GO. The notes bear interest at an effective rate of 19.00% per annum, and are due on the earlier of February 1, 2005 or the closing of the sale of GO Software. The notes have a conversion feature, and contain some restrictions on the Parent company's ability to incur other debt. In connection with this transaction, the Parent company also issued warrants to the noteholders and the finder to purchase 500,000 shares of common stock at a price of $1.52 per share and 50,000 shares of common stock at $3.50 per share, respectively. The fair value of these warrants amounted to $614,825 and was accounted for as a discount to the debt on the Parent company's statement of operations. The discount is being accreted to interest expense in the Parents statement of operations over the initial term of the underlying debt. The term expires on February 28, 2005. The amount of discount accreted during the quarter ended September 30, 2004 in the Parent financial statements amounted to $161,026 and it is expected that $336,690 and $117,110 will be accreted during the quarters ended December 31, 2004 and March 31, 2005, respectively. The notes allow holders to participate in any of the Parent company's future financings, unless the financing involves only debt and debt securities, by converting the notes into the securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Parent company's President and CEO executed a Guaranty, Pledge and Security Agreement whereby Mr. Wolford agreed to guaranty payment of the notes and has secured that guaranty with a first-priority security interest in all the shares of the Parent company that he owns.

On November 10, 2004, the Parent company borrowed an additional $750,000 by additional senior second secured convertible notes in a private placement to the existing noteholders. These additional notes are also secured by a junior lien on substantially all of the tangible and intangible assets of the Parent company including GO. These notes required a prepaid interest amount of $45,000, and are due on the earlier of February 1, 2005 or the closing of the sale of GO Software. The notes have a conversion feature, and contain some restrictions on the Parent company's ability to incur other debt. In connection with this transaction, the Parent company also issued warrants to the noteholders to purchase 600,000 shares of common stock at a price of $1.52 per share. The noteholders were also granted registration rights on all existing warrants held by them. The conversion feature allows holders of these notes to participate in any of the Parent company's future financings, other then one involving only debt and debt securities, by converting the notes into securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Parent company's President and CEO executed an amended Guaranty, Pledge and Security Agreement whereby Mr. Wolford again agreed to guaranty payment of the notes and has secured that guaranty with a first-priority security interest in all the shares of the Parent company which he owns.

On January 11, 2005, the Parent company used approximately $2.3 million of the proceeds received from the financing from a Lender described in Note 4 to repay in full the amounts due under Second Secured Convertible Notes.

Debt Financing and Issuance of Warrants

On September 17, 2001, the Parent company received an advance payment from a customer of GO in the amount of $1,000,000 which was accounted for as a debt financing on the Parents financial statements. In accordance with the terms of the agreement governing the payment advance (the "Referral Agreement"), the advance was required to be repaid in referrals and software sales in increasing increments over a three-year period from the effective date of the Referral Agreement. GO is also required to keep certain of its software source code in escrow, with the other party named as beneficiary, in the event of the Parents default under the Referral Agreement. Other remedies in the event of default include, among other things, the other party's right to terminate the Referral Agreement, demanding repayment of unpaid portions of the advance, meeting the payment milestone which served as the basis for the default, or conversion of the outstanding portion of the advance to unregistered shares of the Parent company's common stock at various exercise prices. Once the risk of default for each portion of the Referral Agreement has passed, (i.e. when the milestones are met on or before the September 17th deadlines), then that portion of the debt will be forgiven and recorded as revenue in the statement of operations.

During the first one-year measurement period ended September 17, 2002, the Company was required to sell products for the other party to earn referral fees totaling $225,000 in order to satisfy the contractual stipulations of the Referral Agreement. The Company only achieved sales and referral fees of approximately $127,000 during that period and, consequently, the Parent was required to pay approximately $98,000 in cash to the other party to satisfy the shortfall. The amount of sales and referral fees required for the next one-year measurement period ended September 17, 2003, was $375,000. The Company only achieved sales of approximately $214,000 in referral fees toward this amount and, consequently, the Parent was required to pay approximately $161,000 on October 10, 2003 to satisfy the shortfall. The remaining amount of sales and referral fees for the one year period ending September 17, 2004 amounted to $400,000. Through September 17, 2004, the Company had achieved sales of approximately $345,245 toward this final amount. The Company did not reach the $400,000 of sales in referral fees as of September 17, 2004, and consequently the Parent had to pay the other party the shortfall in cash of $54,975. Subsequent to September 17, 2004, the Parent and the Company have no further obligation in regards to this financing.

3. Corporate Allocations and Transactions with the Parent

The Company is dependent on its Parent to provide among other things, financing for working capital. The Parent company provides cash management, legal and administrative services to the Company. The Parent provides cash to the Company when needed and the Company remits excess cash to the Parent as available.

In the three months ended September 30, 2004, and September 30, 2003, GO provided services or paid expenses on behalf of the Parent company in the amount of $28,416 and $26,491, respectively. These services and expenses were for financial and accounting services provided to the Parent company. These amounts had been included in the historical results of GO but have been removed for the purposes of this presentation.

In the years ended June 30, 2004, the Parent company paid expenses on behalf of GO in the amounts of $53,481 and $27,927, respectively, for insurance, audit and legal fees. These amounts are now included in the results of operations of the GO for purposes of this presentation.

4. Subsequent Events

Senior Secured Convertible Notes

As discussed in Note 2, on November 10, 2004, the Parent company borrowed an additional $750,000 by additional senior second secured convertible notes in a private placement to the existing noteholders. These additional notes are also secured by a junior lien on substantially all of the tangible and intangible assets of the Parent company including GO. These notes required a prepaid interest amount of $45,000, and are due on the earlier of February 1, 2005 or the closing of the sale of GO Software. The notes have a conversion feature, and contain some restrictions on the Parent company's ability to incur other debt. In connection with this transaction, the Parent company also issued warrants to the noteholders to purchase 600,000 shares of common stock at a price of $1.52 per share. The noteholders were also granted registration rights on all existing warrants held by them. The conversion feature allows holders of these notes to participate in any of the Parent company's future financings, other then one involving only debt and debt securities, by converting the notes into securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Parent company's President and CEO executed an amended Guaranty, Pledge and Security Agreement whereby Mr. Wolford again agreed to guaranty payment of the notes and has secured that guaranty with a first-priority security interest in all the shares of the Parent company which he owns.

On January 11, 2005, the Parent company used approximately $2.3 million of the proceeds received from the financing with the Lender described below to repay in full the Second Secured Convertible Notes described in Note 2.

Line of Credit and Bridge Loan

As discussed in Note 2, on November 12, 2004 the bridge loan feature of the Parent company's line of credit was modified to allow the Parent to extend its bridge loan payment due date to the earlier of December 31, 2004 or the date of the closing of the proposed sale of GO Software, provided, that if the Parent executes a definitive agreement for the sale of GO Software by November 30, 2004, then the extension date for the final loan payment will be extended to January 31, 2005. The final bridge loan payment will include all outstanding principal and accrued interest on the loan. In addition, the success fee element of the bridge loan was modified so that the Parent will make a payment of $75,000 to the lender if the Parent repays the loan by December 31, 2004 or $170,000 if the Parent repays the loan by January 31, 2005.

On January 11, 2005, the Parent company used approximately $1.9 million of the proceeds received from the financing with the Lender described below to repay in full and terminate the line of credit including the bridge loan with the bank described in Note 2.

Convertible Term Note and Convertible Revolving Note

On January 11, 2005, the Parent company completed a financing transaction with a Lender pursuant to the terms of a Security Agreement, dated as of January 10, 2005, by and among the Parent company and its subsidiaries and the Lender. Pursuant to the Security Agreement, the Parent company and its subsidiaries issued and sold to the Lender (i) a Secured Convertible Term Note in the principal amount of $4 million, which is convertible into the Parent company's common stock, and (ii) a Secured Revolving Note and a Secured Convertible Minimum Borrowing Note in the aggregate principal amount of $1.5 million, which are convertible into the Parent company's common stock. The Parent company also issued to the Lender a warrant to purchase, at any time prior to January 9, 2012, 750,000 shares of the Parent company's common stock at a purchase price of $2.36 per share. The issuance of the Notes and the Warrant were completed in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

The Notes are due on January 9, 2008. The interest rate on the Notes is equal to the greater of 7% or the prime rate plus 3%, not withstanding the default provisions discussed below. The interest rate may be adjusted downward depending on (i) whether the Parent company has registered the shares underlying the Term Note, the Minimum Borrowing Note and the Warrant and (ii) the price of the Parent company's common stock.

Under the Term Note, beginning on April 1, 2005, the Parent company must make monthly payments of $121,212.12 plus accrued and unpaid interest. If certain criteria specified in the Term Note are met, then the Lender may require the Parent company to pay all or a portion of the monthly payment by issuing shares of its common stock to Lender. In the event that all or a portion of the monthly payment is paid in cash, then the Parent company must pay the Lender 102% of such amount. Amounts outstanding under the Minimum Borrowing Note and the Revolving Note will either be paid in cash at maturity or at Lenders' option, by converting such amounts into shares of the Parent company's common stock from time to time.

The maximum amount available under the Revolving Note and the Minimum Borrowing
Note is equal to the lesser of $1.5 million less any reserves required by Lender or 90% of the eligible accounts (as defined in the Security Agreement) less any reserves required by Lender.

If at any time the amount outstanding under the Revolving Note is equal to or greater than $500,000 and the amount outstanding under the Minimum Borrowing
Note is less than $500,000, then the difference between $500,000 and the amount outstanding under the Minimum Borrowing Note will be transferred from the Revolving Note to the Minimum Borrowing Note.

The initial fixed conversion price of the Notes is $2.11 per share and is subject to certain anti-dilution adjustments. Upon the occurrence of an event of default under the Notes, the interest rate on the Notes shall be increased by 2% per month, and if the event of default continues beyond any applicable grace period, then the Lender may require the Parent company, to repay 120% of the principal and interest then outstanding. Agreement or related agreements or under any other indebtedness default.

The Notes are secured by a first priority lien on the assets of the Parent company and its subsidiaries. As a part of granting the first priority lien on its assets, the Parent company entered into a Stock Pledge Agreement, dated as of January 10, 2005, with the Lender, pursuant to which the Parent company pledged the capital stock of GO and Tectonic as security for the loans from the Lender. Furthermore, pursuant to a Side Letter Agreement, dated as of January 10, 2004, by and among the Parent company and its subsidiaries and the Lender, the Lender agreed to release its security interest (i) in GO's assets in the event that all or substantially all of GO's assets are sold or (ii) in the capital stock of GO in the event that the Parent company sells all of the capital stock of GO. Generally, the release of the Lenders' security interest pursuant to the Side Letter is conditioned upon (i) the Parent company depositing an amount of cash into a blocked account sufficient to repay the Term Note, (ii) the Lenders' receipt of funds sufficient to reduce the amounts outstanding under the Revolving Note and the Minimum Borrowing Note to $500,000 and (iii) the absence of any events of default under the Security Agreement.

Pursuant to the terms of a Registration Rights Agreement, dated as of January 10, 2005, by and between the Parent company and the Lender, the Parent company agreed to file a registration statement to cover the resales of the shares of the Parent company's common stock issuable upon conversion of the Notes and the Warrant. Failure of the Parent company to comply with the registration requirements in the Registration Rights Agreement within specified time periods would require the Parent company to pay liquidated damages until the failure to comply is cured.

While no absolute assurances can be given, the Company and its Parent believe that its liquidity as funded by its operations and financing activities in conjunction with the proposed divestiture of GO will be sufficient for it to continue as a going concern for the next year. Should the timing of the proposed divestiture be significantly delayed, the Company and the Parent will need to adjust their business plan to address any cash flow needs at that time.

                                GO SOFTWARE, INC.
                            UNAUDITED BALANCE SHEETS


                                                  June 30, 2004    June 30, 2003

ASSETS

CURRENT ASSETS
  Accounts Receivable, less
   allowance for doubtful accounts
   of $59,174 and $65,953,respectively             $   983,127      $   740,031
  Other                                                 13,834           51,597
                                                   -----------      -----------
Total Current Assets                                   996,961          791,628

Property and Equipment, Net                            313,253          171,264
Goodwill, Net                                          195,002          195,002
Intangibles and Other, Net                           1,561,515          943,970
                                                   -----------      -----------
                                                   $ 3,066,731      $ 2,101,864
                                                   ===========      ===========

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES
  Accounts Payable                                 $   150,834      $    75,051
  Accrued Expenses                                     910,247          556,279
  Deferred Revenue                                   1,102,393          899,705
                                                   -----------      -----------

Total Current Liabilities                            2,163,474        1,531,035
                                                   -----------      -----------

Commitments and Contingencies (Note 5)                      --               --

SHAREHOLDER'S EQUITY
  Common Stock $.01 Par Value
    1,000 Shares Authorized;
    1,000 Shares Issued
    and Outstanding                                        100              100
  Advances from Parent, Net                          1,125,639          951,222
  Accumulated Deficit                                 (222,482)        (380,493)
                                                   -----------      -----------

Total Shareholder's Equity                             903,257          570,829
                                                   -----------      -----------
                                                   $ 3,066,731      $ 2,101,864
                                                   ===========      ===========

        See Accompanying Notes to Financial Statements

                                GO SOFTWARE, INC.
                       UNAUDITED STATEMENTS OF OPERATIONS


                                                   Year Ended        Year Ended
                                                 June 30, 2004     June 30, 2003

Revenues

  License Fees                                    $ 6,705,502       $ 5,420,108
  Support and Update Services                       2,212,164         1,641,956
  Consulting Fees                                     500,591           481,198
                                                  -----------       -----------

Total Revenues                                      9,418,257         7,543,262
                                                  -----------       -----------

Expenses
  Cost of Revenues, excluding
    Amortization                                      630,662           615,275
  General and Administrative                        4,011,273         3,022,246
  Sales and Marketing                               2,270,470         1,828,938
  Research and Development                          1,252,602         1,325,531
  Depreciation and Amortization                     1,095,239         1,223,551
                                                  -----------       -----------
Total Operating Expenses                            9,260,246         8,015,541
                                                  -----------       -----------
Income Tax Expense (Benefit)                               --                --
                                                  -----------       -----------

Net Income (Loss)                                 $   158,011       $  (472,279)
                                                  ===========       ===========

                 See Accompanying Notes to Financial Statements

                                GO SOFTWARE, INC.
                   UNAUDITED STATEMENTS OF STOCKHOLDERS EQUITY

                                                   Advances
                                                     from         Accumulated
                              Common    Paid-In    (Returns        Earnings
                               Stock    Capital    to)Parent       (Deficit)         Total

Balance, July 1,2002           1,000     $100     $ 2,162,499      $  91,786      $ 2,254,385
 Net advances(returns)            --       --      (1,211,277)            --       (1,211,277)
 Net loss                         --       --              --       (472,279)        (472,279)
                               --------------------------------------------------------------
Balance, June 30,2003          1,000     $100     $   951,222      $(380,493)     $   570,829
    Net advances (returns)        --       --         174,417             --          174,417
 Net income                       --       --              --        158,011          158,011
                               --------------------------------------------------------------
Balance, June 30,2004          1,000     $100     $ 1,125,639      $(222,482)     $   903,257
                               ==============================================================

                 See Accompanying Notes to Financial Statements

                                GO SOFTWARE, INC.
                       UNAUDITED STATEMENTS OF CASH FLOWS


                                                  Year Ended         Year Ended
                                                    June 30,          June 30,
                                                      2004              2003

Operating Activities
  Net Income (Loss)                               $   158,011       $  (472,279)

  Adjustments to Reconcile Net
   Income (Loss) to Net Cash
   Provided by:
   Operating Activities:
     Depreciation and
     Amortization                                   1,095,239         1,223,551
  Changes in Operating
   Assets and Liabilities:
     Accounts Receivable                             (243,096)          (19,334)
     Prepaid Expenses and Other                        37,763            10,639
     Accounts Payable                                  75,783             4,355
     Accrued Expenses                                 353,968           373,962
     Deferred Revenues                                202,688           114,592
                                                  -----------       -----------

Net Cash Provided by
Operating Activities                                1,680,356         1,235,486
                                                  -----------       -----------

Net Cash Used In
Investing Activities
  Purchase of Property, Equipment
  and Intangibles                                  (1,854,773)           (7,027)
                                                  -----------       -----------

Net Cash Provided By (Used In)
Financing Activities
    Advances from (Returns to)
    Parent, Net                                       174,417        (1,228,459)
                                                  -----------       -----------

Net Increase in Cash                                       --                --
Cash, Beginning of Period                                  --                --
                                                  -----------       -----------

Cash, End of Period                               $        --       $        --
                                                  ===========       ===========

                 See Accompanying Notes to Financial Statements

1. Summary of Significant Accounting Policies

Nature of Operations

GO Software, Inc. ("GO or the Company") is a wholly-owned subsidiary of Return On Investment Corporation d/b/a ROI Corporation ("ROI" or the "Parent"). GO develops and markets software and services for credit card, debit card and check transactions processing with offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux. GO products include an Internet gateway solution that in the future will compliment the current software based payment processing solutions by offering a secure, scalable internet only solution.

Basis of Presentation

The accompanying financial statements include the accounts of GO only, and intercompany accounts with the Parent company have not been eliminated. In addition, the presentation of expenses in the financial statements are not representative of those that would be incurred if GO was an independent public company.

The financial information included in this report has been prepared by the Company, without audit. In the opinion of management, the financial information included in this report contains all adjustments (all of which are normal and recurring) necessary for a fair presentation of the results except for those of a related party nature contained in footnote 13.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Parent company has cash and cash equivalents that it uses to fund the operations of GO through the transfer of funds through intercompany accounts.

Net Advances from Parent

Net advances from Parent represent advances to the Company as well as corporate allocations.

Accounts Receivable

Accounts receivable represent customer obligations due under normal trade terms. GO sells its products primarily through resellers and independent sales organizations. The Company performs continuing credit evaluations of its customers' financial condition and depending on the term of credit, the amount of the credit granted and management's past history with a customer, the Company does not require the debtor to pledge collateral for the receivable in the ordinary course of business.

Management reviews accounts receivable on a regular basis to determine if any such amounts will potentially be uncollectible. The Company includes any balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. The general reserve is based on current economic factors in conjunction with historical collection results. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to management, it believes the Company's allowance for doubtful accounts as of June 30, 2004 and 2003 is adequate. However, actual write-offs might exceed the recorded allowance.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally ranging from three to five years.

Goodwill

Goodwill is tested for impairment on an annual basis as of June 30 each year. The Company tests between annual tests if indicators of potential impairment exist, using a fair-value approach. This approach requires that a two-step transitional impairment test be performed on all goodwill. In the first step, the fair value of the Company's goodwill is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. If the carrying value exceeds the fair value, then the second step must be performed, and the implied fair value of the Company's goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value exceeds its implied fair value, then an impairment loss equal to the difference will be recorded. No impairment of goodwill has been identified during any of the periods presented.

Intangible Assets

Intangible assets consist primarily of acquired technology based long-lived intangibles related to acquisitions accounted for under the purchase method of accounting. Intangible assets are amortized using the straight-line method over their estimated period of benefit, estimated to be three years.

The Company identifies and records impairment losses on intangible assets when events and circumstances indicate that such assets might be impaired. The Company considers factors such as significant changes in the regulatory or business climate and projected future cash flows from the respective asset. No impairment of intangible assets has been identified during any of the periods presented.

Revenue Recognition

The Company recognizes revenues from licenses of computer software once (i) a non-cancelable license agreement has been signed, (ii) the software and related documentation have been shipped, (iii) there are no material uncertainties regarding customer acceptance, (iv) collection of the resulting receivable is deemed probable, and (v) no significant other vendor obligations exist. The revenue associated with any license agreements containing cancellation or refund provisions is deferred until such provisions lapse. In cases of future obligations, if such obligations are insignificant, then related costs are accrued immediately. If the obligations are significant, then the software product license revenues are deferred. Future contractual obligations can include software customization and requirements to provide additional products in the future and to port products to new platforms. Contracts that require significant software customization are accounted for on the percentage-of-completion basis. Revenues related to significant obligations to provide future products or to port existing products are deferred until the new products or ports are completed.

The Company's revenue recognition policies are designed to comply with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2 "Software Revenue Recognition," as modified by SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," and under SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenues recognized from multiple-element software license contracts are allocated to each element of the contract based on the fair values of the elements, such as licenses for software products, maintenance, or professional services. The determination of fair value is based on objective evidence which is specific to the Company. We limit our assessment of objective evidence for each element to either the price charged when the same element is sold separately, or the price established by management having the relevant authority to do so for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

The historical rate of product returns for the Company's software products is negligible. Further, the Company did not have any transactions during the years ended June 30, 2004 or 2003 involving reciprocal arrangements where goods or services were purchased from an organization at the same time that the Company licensed software or provided services to that organization.

Support and update services revenues, including revenues bundled with original software product license revenues, are deferred and recognized over the related contract period, generally one year.

Consulting fee revenues are generated from professional consulting and training services and are recognized when the services are performed.

Advertising Costs

Advertising costs are expensed during the period in which they are incurred. Total advertising expenses for the fiscal years ended June 30, 2004, and 2003 were $206,501 and $98,916, respectively.

Shipping and Handling Fees

In accordance with Emerging Issues Task Force ("EITF") 00-10, the Company records all shipping and handling costs associated with shipping and handling its licensed software to customers in general and administrative expenses.

Research and Development and Software Development Costs

Under the criteria set forth in SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed", development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility in the form of a working model has been established at which time such costs are capitalized and recorded at the lower of unamortized cost or net realizable value. Historically, the costs incurred subsequent to the establishment of a working model but prior to general release of the product have not been significant and to date, the Company has not capitalized any costs related to the development of software for external use.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Future tax benefits are subject to a valuation allowance when management believes it is more likely than not that the deferred tax assets will not be realized.

Fair Values of Financial Instruments

The Company has a number of financial instruments, including trade receivables and trade payables which are held for trading purposes. The Company estimates that the fair value of the financial instruments does not differ materially from the aggregate carrying values recorded in the balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop these estimates of fair value and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Risks and Uncertainties

The Company is subject to risks and uncertainties in the normal course of business including customer acceptance of its products, rapid technological changes, delays in introducing and market acceptance of new products, competition, e-business developments, ability to attract and retain qualified personnel, ability to protect its intellectual property, and other matters inherent in the software industry.

Impact of Recently Issued Accounting Standards

Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46(R), "Consolidation of Variable Interest Entities", issued in December 2003, requires that if a business enterprise has a controlling financial interest in a variable interest entity, and is considered the primary beneficiary, the assets, liabilities and results of the activities of the variable interest entity shall be included in the consolidated financial statements of the business enterprise.
(FIN) 46(R) is effective for the Company in the fourth quarter of fiscal 2004. Based on the Company's evaluation of the requirements of (FIN) 46(R), no variable interest entities that are subject to consolidation were identified and, as such, the adoption of (FIN) 46(R) for fiscal year 2004 had no impact on the Company's financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. The statement was effective for most financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of our first quarter for fiscal 2004. The adoption of this Statement did not have a significant impact on the Company's financial position or result of operations.

2. Asset Acquisition

On January 7, 2004, the Company via its Parent, purchased certain foreclosed assets of Atomic Software, Inc., ("Atomic") for approximately $1,560,000 including transaction costs of $19,595 and assumed liabilities of approximately $60,000. The purchased assets, primarily Atomic's gateway code, will complement the Company's existing product line of Windows based software payment processing solutions by now offering a completely Internet based application that can be accessed from any Internet browser and is not software dependent. This has been accounted for as an acquisition of specific assets and not as a business combination as, in accordance with Emerging Issues Task Force, EITF 98-3 "Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business", the definition of a business has not been met due to the lack of the necessary elements including inputs, processes and outputs. The gateway asset has also not yet been placed into service and is still undergoing further development to increase stability, scalability and adequate security in the form of the Credit Information Security Program ("CISP") audit compliance. The asset immediately prior to the purchase was operational and thus did not represent in process research and development at that time.

In connection with the purchase, the Parent company issued approximately 600,000 shares of its common stock for acquired foreclosed net assets of Atomic. The shares of the Parent were valued for accounting purposes at $2.50 per share based on the closing price of the Parents common stock, as quoted on the Over-The-Counter Bulletin Board ("OTCBB"), for a reasonable period before and after the terms of the purchase was announced. The shares issued by the Parent to the former owners of Atomic have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

3. Property and Equipment

Property and equipment are summarized by major classifications as follows at June 30:

                                                           2004          2003

Computer equipment                                      $ 171,762     $ 128,415
Furniture and fixtures                                    195,877       178,880
Purchased software                                        232,914            --
                                                        ---------     ---------
                                                          600,553       307,295
Less accumulated depreciation and amortization           (287,300)     (136,031)
                                                        ---------     ---------
                                                        $ 313,253     $ 171,264
                                                        =========     =========

Depreciation expense was approximately $151,269 and $82,794 for the years ended June 30, 2004 and 2003, respectively.

4. Intangible Assets

Finite-lived intangible assets are primarily comprised of purchased software and the gateway asset and are summarized as follows at June 30:

                                                     2004                2003

Technology based intangibles                     $ 4,229,315        $ 2,667,800
Less accumulated amortization                     (2,667,800)        (1,723,830)
                                                 -----------        -----------
                                                 $ 1,561,515        $   943,970
                                                 ===========        ===========

Intangible assets are amortized using the straight-line method over their estimated period of benefit, generally considered to be three years. Amortization expense related to purchased intangible assets was $943,970 and $1,140,757 for the years ended June 30, 2004 and 2003, respectively.

Estimated future amortization expense related to purchased intangible assets at June 30, 2004 is as follows:

2005                             $  260,252
2006                                520,505
2007                                520,505
2008                                260,253
                                 ----------
Total                            $1,561,515
                                 ==========

5. Commitments and Contingencies

On June 16, 2003, the Parent company entered into a $500,000 receivables based line of credit with a bank. The assets of Parent including GO were pledged as security for the line of credit. Advances under the line are limited to 80% of the Parent company's gross eligible receivables including those of GO. Advances under the line initially bore interest at 1.25% per month or 15.00% per year and are secured by all the assets of the Parent company and those of GO. At June 30, 2003, no amounts had been drawn under the line of credit. On May 14, 2004 the line of credit was modified to include a bridge loan feature under which the Parent company borrowed $500,000 immediately and was able to borrow another $500,000 upon the presentation to the lender of an acceptable executed letter of intent to divest of its GO Software business. The bridge loan, secured by all of the Parent company's assets including GO, was due at the earlier of 120 days from the first advance or upon closing the sale of the GO Software business. The modification increased the interest rate on the line of credit and bridge loan to 1.35% per month or 16.20% per year. As of June 30, 2004, $691,529 was outstanding on the Parent company's financial statements under the line of credit (including the bridge loan feature).

On August 2, 2004 the bridge loan feature of the line of credit was modified to allow the Parent company to borrow an additional $250,000 at that date (total of $750,000) and to provide for the Parent company to borrow another $750,000 (representing an increase of $250,000 over the prior commitment) upon the presentation to the lender of an acceptable letter of intent for the Parent to divest of its GO Software business. The modification increased the interest rate on the bridge loan portion of the line of credit to 1.50% per month or 18.00% per year. The bridge loan was extended to the earlier of November 27, 2004 or the date of the closing of the proposed sale of GO Software by the Parent company. In the event the bridge loan was not paid in full by the due date, the Parent company was to pay the lender a weekly success fee of $10,000 increasing in $2,500 increments until repayment.

On September 30, 2004, the Parent company borrowed the additional $750,000 under the bridge loan feature of its line of credit on the presentation to the lender of a series of acceptable letters of intent for the proposed sale of GO. In conjunction with this financing, the Parent company issued warrants to purchase 50,000 shares of the Parent company's common stock at $2.00 per share. The fair value of these warrants amounted to $24,329 and was accounted for as a discount to the debt in the Parents financial statements. The discount is being accreted to interest expense on the Parents statement of operations over the initial term of the underlying debt. The term expired on November 27, 2004.

On November 12, 2004 the bridge loan feature of the Parent company's line of credit was modified to allow the Parent company to extend its bridge loan payment due date to the earlier of December 31, 2004 or the date of the closing of the proposed sale of GO Software by the Parent, provided, that if the Parent company executed a definitive agreement for the sale of GO Software by November 30, 2004, then the extension date for the final loan payment would be extended to January 31, 2005. The final bridge loan payment by the Parent will include all outstanding principal and accrued interest on the loan. In addition, the weekly success fee element of the bridge loan was modified so that the Company will make a payment of $75,000 to the lender if the Parent company repays the loan by December 31, 2004 or $170,000 if the Parent company repays the loan by January 31, 2005.

On January 11, 2005, the Parent company used approximately $1.9 million of the proceeds received from the financing from a Lender described in Note 14 to repay in full and terminate the line of credit and bridge loan with the bank.

6. Debt Financing and Issuance of Warrants

On September 17, 2001, the Parent company received an advance payment from a customer of GO in the amount of $1,000,000 which was accounted for as a debt financing on the Parents financial statements. In accordance with the terms of the agreement governing the payment advance (the "Referral Agreement"), the advance was required to be repaid in referrals and software sales in increasing increments over a three-year period from the effective date of the Referral Agreement. GO is also required to keep certain of its software source code in escrow, with the other party named as beneficiary, in the event of the Parents default under the Referral Agreement. Other remedies in the event of default include, among other things, the other party's right to terminate the Referral Agreement, demanding repayment of unpaid portions of the advance, meeting the payment milestone which served as the basis for the default, or conversion of the outstanding portion of the advance to unregistered shares of the Parent company's common stock at various exercise prices. Once the risk of default for each portion of the Referral Agreement has passed, (i.e. when the milestones are met on or before the September 17th deadlines), then that portion of the debt will be forgiven and recorded as revenue in the Parents statement of operations.

During the first one-year measurement period ended September 17, 2002, the Company was required to sell products for the other party to earn referral fees totaling $225,000 in order to satisfy the contractual stipulations of the Referral Agreement. The Company only achieved sales and referral fees of approximately $127,000 during that period and, consequently, the Parent was required to pay approximately $98,000 in cash to the other party to satisfy the shortfall. The amount of sales and referral fees required for the next one-year measurement period ended September 17, 2003, was $375,000. The Company only achieved sales of approximately $214,000 in referral fees toward this amount and, consequently, the Parent was required to pay approximately $161,000 on October 10, 2003 to satisfy the shortfall. The remaining amount of sales and referral fees for the one year period ending September 17, 2004 amounted to $400,000. Through September 17, 2004, the Company had achieved sales of approximately $345,245 toward this final amount. The Company did not reach the $400,000 of sales in referral fees as of September 17, 2004, and consequently the Parent had to pay the other party the shortfall in cash of $54,975.

The other party has also received vested and exercisable warrants to purchase from the Parent an aggregate of $5,000,000 in shares at $4 per share during the first year of the agreement and $5 per share subsequent to that date. These warrants are antidilutive because of the default provisions above. As a result, $1,000,000 was recorded as representative of the value of the warrants sold as paid in capital in the Parents financial statements. In accordance with APB 14, the Parent recorded a debt discount for the value of the warrants (limited to proceeds of $1,000,000 in accordance with EITF 00-27). In periods beyond September 17, 2001, the debt discount will be ratably charged to income of the Parent over the three-year life of the agreement. This amounts to an $83,333 non-cash charge per quarter and $333,333 for each of the years ended June 30, 2004 and 2003 on the Parents financial statements.

7. Accrued Expenses

Accrued expenses consisted of the following at June 30:

                                                     2004           2003

Compensation                                       $819,097       $446,744
Sales tax                                            60,949         77,003
Other                                                30,201         32,532
                                                   --------       --------
                                                   $910,247       $556,279
                                                   ========       ========

8. Income Taxes

Provisions for Federal and state income taxes in the statements of operations consist of the following:

Years Ending June 30,                                    2004            2003

Deferred Federal income tax
  liability (benefit)                                 $  54,300       $(168,500)
Deferred state income tax liability
(benefit), net of Federal tax benefit                     9,500         (29,700)
Change in valuation allowance                           (63,800)        198,200
                                                      ---------       ---------
                                                      $      --       $      --
                                                      =========       =========

As of June 30, 2004 and 2003, deferred tax assets comprised the following:

Years ended June 30,                                  2004               2003

Deferred tax assets
Net operating loss
         carry-forwards - Federal                 $   523,300       $   972,000
Net operating loss
         carry-forwards - state                        92,300           171,500
Intangible assets                                   1,220,700           782,700
Reserves not currently deductible                     115,100            89,000
                                                  -----------       -----------
Total deferred tax asset                            1,951,400         2,015,200
Valuation allowance                                (1,951,400)       (2,015,200)
                                                  -----------       -----------
                                                  $        --       $        --
                                                  ===========       ===========

The Company files a consolidated return with its Parent and the Company has net operating loss carry-forwards available to reduce future taxable income, if any, of approximately $1,539,000 for Federal and state tax purposes. The benefits from these carry-forwards expire through 2024. As of June 30, 2004, management believes it cannot be determined that it is more likely than not that these carry-forwards and its other deferred tax assets will be realized, and accordingly, fully reserved for these deferred tax assets. Other than the effect of state income taxes and the change in the valuation allowance, the differences between the effective income tax rate and statutory income tax rates are not material.

9. Change in Accounting Estimate

In conjunction with the implementation of SFAS No. 142, and in connection with the Company's annual evaluation of the remaining useful lives of its fixed and intangible assets, management determined during the year ended June 30, 2003, that the estimated useful lives of such assets should be reduced from approximately five to seven years to approximately three to five years. Management considered various factors including industry standards and the condition of the underlying assets. This change in accounting estimate resulted in additional depreciation and amortization expense of $62,005 and $396,128, respectively for the years ended June 30, 2003.


10. Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of trade receivables.

As of June 30, 2004 the Company's net accounts receivable were approximately $983,127. During 2004 no sales to individual customers exceeded 5% of total revenues. The Company believes any risk of accounting loss is significantly reduced due to provision considered at the date of sale for returns and allowances and ongoing credit evaluations of its customers' financial condition as deemed necessary. The Company generally does not require cash collateral or other security to support customer receivables.

11. Commitments

The Company leases office facilities and certain equipment under non-cancellable operating leases having original terms ranging from one to five years. Approximate future minimum rent payments, by year and in the aggregate, under non-cancellable operating leases with remaining terms of more than one year are as follows:

         Year                 Operating

         2005                 $251,270
         2006                  240,313
         2007                   32,996
         2008                   14,556
         2009                    2,426
                              --------
         Total                $541,561
                              ========

Rent expense relating to these operating leases was approximately $213,313 and $186,683 for 2004 and 2003, respectively.

12.  Pension Plan

The Parent company adopted a 401(k) retirement plan on March 9, 1998. The plan covers all employees of GO who are at least 21 years of age with one or more years of service. Included in the operating results of the Company are discretionary matching contribution of 50% of the employee's contributions elected as a salary deferral by eligible employees, up to 7.5% of each employee's salary. Prior to June 2003, the Company made discretionary matching contributions of 25% of the employee's contributions elected as a salary deferral by eligible employees, up to 15% of each employee's salary. The Company's matching contributions for the years ended June 30, 2004 and 2003 were approximately $94,375 and $65,870, respectively.

13. Corporate Allocations and Transactions with Parent

The Company is dependent on its Parent to provide among other things, financing for working capital. The Parent company provides cash management, legal and administrative services to the Company. The Parent provides cash to the Company when needed and the Company remits excess cash to the Parent as available.

In the years ended June 30, 2004, and June 30, 2003, GO provided services or paid expenses on behalf of the Parent company in the amount of $112,001 and $106,912, respectively. These services and expenses were for financial and accounting services provided to the Parent company. These amounts had been included in the historical results of operations of GO, but have been removed for purposes of this presentation.

In the years ended June 30, 2004, the Parent company paid expenses on behalf of GO in the amounts of $148,496 and $101,262, respectively, for insurance, audit and legal fees. These amounts are now included in the results of operations of GO for purposes of this presentation.

14. Subsequent Events

Line of Credit and Bridge Loan

As discussed in note 5, on August 2, 2004 the bridge loan feature of the line of credit was modified to allow the Parent company to borrow an additional $250,000 at that date (total of $750,000) and to provide for the Parent company to borrow another $750,000 (representing an increase of $250,000 over the prior commitment) upon the presentation to the lender of an acceptable letter of intent for the Parent to divest of its GO Software business. The modification increased the interest rate on the bridge loan portion of the line of credit to 1.50% per month or 18.00% per year. The bridge loan was extended to the earlier of November 27, 2004 or the date of the closing of the proposed sale of GO Software by the Parent company. In the event the bridge loan was not paid in full by the due date, the Parent company was to pay the lender a weekly success fee of $10,000 increasing in $2,500 increments until repayment.

On September 30, 2004, the Parent company borrowed the additional $750,000 under the bridge loan feature of its line of credit on the presentation to the lender of a series of acceptable letters of intent for the proposed sale of GO. In conjunction with this financing, the Parent company issued warrants to purchase 50,000 shares of the Parent company's common stock at $2.00 per share. The fair value of these warrants amounted to $24,329 and was accounted for as a discount to the debt in the Parents financial statements. The discount is being accreted to interest expense on the Parents statement of operations over the initial term of the underlying debt. The term expired on November 27, 2004.

On November 12, 2004 the bridge loan feature of the Parent company's line of credit was modified to allow the Parent company to extend its bridge loan payment due date to the earlier of December 31, 2004 or the date of the closing of the proposed sale of GO Software by the Parent, provided, that if the Parent company executed a definitive agreement for the sale of GO Software by November 30, 2004, then the extension date for the final loan payment would be extended to January 31, 2005. The final bridge loan payment by the Parent was to include all outstanding principal and accrued interest on the loan. In addition, the weekly success fee element of the bridge loan was modified so that the Company will make a payment of $75,000 to the lender if the Parent company repays the loan by December 31, 2004 or $170,000 if the Parent company repays the loan by January 31, 2005.

On January 11, 2005, the Parent company used approximately $1.9 million of the proceeds received from the financing from a Lender described below to repay in full and terminate the line of credit and bridge loan with the bank.

Senior Second Secured Convertible Notes

On August 18, 2004, the Parent company borrowed $1,500,000 under senior second secured convertible notes issued in a private placement. The notes are secured by a second priority lien on substantially all of the tangible and intangible assets of the Parent company including GO. The notes bear interest at an effective rate of 19.00% per annum, and are due on the earlier of February 1, 2005 or the closing of the sale of GO Software. The notes have a conversion feature, and contain some restrictions on the Parent company's ability to incur other debt. In connection with this transaction, the Parent company also issued warrants to the noteholders and the finder to purchase 500,000 shares of common stock at a price of $1.52 per share and 50,000 shares of common stock at $3.50 per share, respectively. The fair value of these warrants amounted to $614,825 and was accounted for as a discount to the debt on the Parent company's statement of operations. The discount is being accreted to interest expense in the Parents statement of operations over the initial term of the underlying debt. The term expires on February 28, 2005. The notes allow holders to participate in any of the Parent company's future financings, unless the financing involves only debt and debt securities, by converting the notes into the securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Parent company's President and CEO executed a Guaranty, Pledge and Security Agreement whereby Mr. Wolford agreed to guaranty payment of the notes and has secured that guaranty with a first-priority security interest in all the shares of the Parent company that he owns.

On November 10, 2004, the Parent company borrowed an additional $750,000 by additional senior second secured convertible notes in a private placement to the existing noteholders. These additional notes are also secured by a junior lien on substantially all of the tangible and intangible assets of the Parent company including GO. These notes required a prepaid interest amount of $45,000, and are due on the earlier of February 1, 2005 or the closing of the sale of GO Software. The notes have a conversion feature, and contain some restrictions on the Parent company's ability to incur other debt. In connection with this transaction, the Parent company also issued warrants to the noteholders to purchase 600,000 shares of common stock at a price of $1.52 per share. The noteholders were also granted registration rights on all existing warrants held by them. The conversion feature allows holders of these notes to participate in any of the Parent company's future financings, other then one involving only debt and debt securities, by converting the notes into securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Parent company's President and CEO executed an amended Guaranty, Pledge and Security Agreement whereby Mr. Wolford again agreed to guaranty payment of the notes and has secured that guaranty with a first-priority security interest in all the shares of the Parent company which he owns.


On January 11, 2005, the Parent company used approximately $2.3 million of the proceeds received from the financing from a Lender described below to repay in full the amounts due under Second Secured Convertible Promissory Notes.

Convertible Term Note and Convertible Revolving Note

On January 11, 2005, the Parent company completed a financing transaction with a Lender pursuant to the terms of a Security Agreement, dated as of January 10, 2005, by and among the Parent company and its subsidiaries and the Lender. Pursuant to the Security Agreement, the Parent company and its subsidiaries issued and sold to the Lender (i) a Secured Convertible Term Note in the principal amount of $4 million, which is convertible into the Parent company's common stock, and (ii) a Secured Revolving Note and a Secured Convertible Minimum Borrowing Note in the aggregate principal amount of $1.5 million, which are convertible into the Parent company's common stock. The Parent company also issued to the Lender a warrant to purchase, at any time prior to January 9, 2012, 750,000 shares of the Parent company's common stock at a purchase price of $2.36 per share. The issuance of the Notes and the Warrant were completed in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

The Notes are due on January 9, 2008. The interest rate on the Notes is equal to the greater of 7% or the prime rate plus 3%, notwithstanding the default provisions described below. The interest rate may be adjusted downward depending on (i) whether the Parent company has registered the shares underlying the Term Note, the Minimum Borrowing Note and the Warrant and (ii) the price of the Parent company's common stock.

Under the Term Note, beginning on April 1, 2005, the Parent company must make monthly payments of $121,212.12 plus accrued and unpaid interest. If certain criteria specified in the Term Note are met, then the Lender may require the Parent company to pay all or a portion of the monthly payment by issuing shares of its common stock to Lender. In the event that all or a portion of the monthly payment is paid in cash, then the Parent company must pay the Lender 102% of such amount. Amounts outstanding under the Minimum Borrowing Note and the Revolving Note will either be paid in cash at maturity or at Lenders' option, by converting such amounts into shares of the Parent company's common stock from time to time.

The maximum amount available under the Revolving Note and the Minimum Borrowing
Note is equal to the lesser of $1.5 million less any reserves required by Lender or 90% of the eligible accounts (as defined in the Security Agreement) less any reserves required by Lender.

If at any time the amount outstanding under the Revolving Note is equal to or greater than $500,000 and the amount outstanding under the Minimum Borrowing
Note is less than $500,000, then the difference between $500,000 and the amount outstanding under the Minimum Borrowing Note will be transferred from the Revolving Note to the Minimum Borrowing Note.

The initial fixed conversion price of the Notes is $2.11 per share and is subject to certain anti-dilution adjustments. Upon the occurrence of an event of default under the Notes, the interest rate on the Notes shall be increased by 2% per month, and if the event of default continues beyond any applicable grace period, then the Lender may require the Parent company, to repay 120% of the principal and interest then outstanding. Agreement or related agreements or under any other indebtedness default.

The Notes are secured by a first priority lien on the assets of the Parent company and its subsidiaries. As a part of granting the first priority lien on its assets, the Parent company entered into a Stock Pledge Agreement, dated as of January 10, 2005, with the Lender, pursuant to which the Parent company pledged the capital stock of GO and Tectonic as security for the loans from the Lender. Furthermore, pursuant to a Side Letter Agreement, dated as of January 10, 2004, by and among the Parent company and its subsidiaries and the Lender, the Lender agreed to release its security interest (i) in GO's assets in the event that all or substantially all of GO's assets are sold or (ii) in the capital stock of GO in the event that the Parent company sells all of the capital stock of GO. Generally, the release of the Lenders' security interest pursuant to the Side Letter is conditioned upon (i) the Parent company depositing an amount of cash into a blocked account sufficient to repay the Term Note, (ii) the Lenders' receipt of funds sufficient to reduce the amounts outstanding under the Revolving Note and the Minimum Borrowing Note to $500,000 and (iii) the absence of any events of default under the Security Agreement.

Pursuant to the terms of a Registration Rights Agreement, dated as of January 10, 2005, by and between the Parent company and the Lender, the Parent company agreed to file a registration statement to cover the resales of the shares of the Parent company's common stock issuable upon conversion of the Notes and the Warrant. Failure of the Parent company to comply with the registration requirements in the Registration Rights Agreement within specified time periods would require the Parent company to pay liquidated damages until the failure to comply is cured.

While no absolute assurances can be given, the Company and its Parent believe that its liquidity as funded by its operations and financing activities in conjunction with the proposed divestiture of GO will be sufficient for it to continue as a going concern for the next year. Should the timing of the proposed divestiture be significantly delayed, the Company and the Parent will need to adjust their business plan to address any cash flow needs at that time.

                                   APPENDIX I
                                FAIRNESS OPINION

                            [SVB Alliant Letterhead]

PERSONAL & CONFIDENTIAL


December 5, 2004


Board of Directors
Return On Investment Corporation
1825 Barrett Lakes Boulevard, Suite 260
Kennesaw, GA  30144


Ladies and Gentlemen:

We understand that Return On Investment Corporation, a Delaware corporation ("ROI"), GO Software, Inc., a Georgia corporation (the "Seller"), VeriFone, Inc., a Delaware corporation ("Buyer"), propose to enter an Asset Purchase Agreement, substantially in the form of the draft dated December 3, 2004 (the "Agreement"), pursuant to which the Seller will sell to Buyer, and Buyer will purchase and assume from the Seller, substantially all the assets and certain, specified liabilities of the Seller's business (the "Business") for a Total Purchase Price of $15.000 MM, equal to a Purchase Price of $13.000 MM in cash plus a Contingent Payment Amount of $1.500 MM in cash and a payment of $0.500 MM in cash to Designated Executives (the "Transaction"). The terms and conditions of the Transaction are more fully detailed in the Agreement.

You have requested our opinion as to whether the Total Purchase Price is fair, from a financial point of view, to Return On Investment Corporation stockholders.

SVB Alliant, as part of its business, is regularly engaged in the valuation of technology companies in connection with mergers, acquisitions, and partnering transactions. SVB Alliant is a subsidiary of Silicon Valley Bancshares. We have acted as financial advisor to ROI's Board of Directors in connection with the Transaction and will receive a fee for our services, a portion of which was previously paid to us and a portion of which is contingent upon the consummation of the proposed Transaction. Return On Investment Corporation has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We also may provide investment banking services to Return On Investment Corporation in the future. Please be advised that our affiliates, including Silicon Valley Bank, currently provide and may in the future provide commercial lending and related services to Return On Investment Corporation.

For purposes of the opinion set forth herein, we have:

(a) Discussed the past and current operations, financial condition, and prospects for the Business with senior executives of ROI;

(b) Discussed with the senior executives of ROI the strategic objectives of the Transaction;

(c) Reviewed certain internal financial statements and other financial and operating data concerning the Business prepared by ROI's management;

(d) Analyzed certain financial projections for the Business prepared by the ROI's management;

(e) Compared the financial performance of the Business with that of certain other comparable publicly-traded companies and the prices paid for securities of those publicly traded companies;

(f) Reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions involving companies we believe to be comparable in whole or in part to the Business;

(g) Assessed the value of the Business using a discounted cash flow analysis of projected future cash flows;

(h) Reviewed the Agreement and certain related documents and discussed the proposed terms of the Transaction with senior executives of ROI; and

(i) Performed such other analyses and considered such other factors as we have deemed appropriate.

For the purposes of this opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us or discussed with us and have further relied upon the assurances of ROI's management that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to the financial projections of the Business, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Business. The financial and other information regarding the Business reviewed by or discussed with SVB Alliant in connection with the rendering of this opinion was limited to information provided by ROI's management, and certain discussions with ROI regarding the Business' financial condition and future prospects as well as the strategic objectives of the Transaction. In addition, we have assumed that the Transaction will be consummated in a timely fashion in accordance with the terms set forth in the Agreement. We have not made any independent valuation or appraisal of any of the assets or liabilities (including any derivative or off-balance sheet assets or liabilities) belonging to ROI, the Seller, or the Business, respectively, nor have we been furnished with any such appraisals. We express no opinion regarding the liquidation value of the Business. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which ROI, the Seller, the Business, or any of their respective affiliates are a party or may be subject, and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes, or damages arising out of any such matters. Our opinion is necessarily based on the economic, market, and other conditions in effect on, and the information made available to us as of, the date hereof. Any change in such conditions or information would require a reevaluation of this opinion. SVB Alliant has not assumed any obligation or responsibility to update, revise, or reaffirm this opinion based on such changes occurring after the date hereof. We express no opinion as to the price at which Return On Investment Corporation's common stock will trade at any time. Additionally, we express no opinion as to the value of the assets, liabilities, or business of ROI or the Seller that are not included in the Transaction.

Our opinion addresses only the fairness of the Total Purchase Price, from a financial point of view, and we do not express any views on any other terms of the proposed Transaction or the business or economic bases underlying the Agreement. Our opinion does not address the relative merits of the Transaction as compared to other business strategies that might be available to Return On Investment Corporation, nor does it address the underlying business decision of Return On Investment Corporation to proceed with the Transaction.

SVB Alliant's advisory services and this opinion are provided for the information and assistance of the Board of Directors of Return On Investment Corporation in connection with its consideration of the Transaction contemplated by the Agreement. This opinion is not intended to be and does not constitute a recommendation to any ROI stockholder as to how such stockholder should vote with respect to the proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion that the Purchase Price is fair, from a financial point of view, to Return On Investment Corporation stockholders, regardless of whether any of the Contingent Payment Amount or payment to Designated Executives is received.


Very truly yours,



SVB Alliant

                                   APPENDIX II

                            ASSET PURCHASE AGREEMENT

================================================================================





                            ASSET PURCHASE AGREEMENT

                                      among

                        RETURN ON INVESTMENT CORPORATION,

                                GO SOFTWARE, INC.

                                       and

                                 VERIFONE, INC.




                          Dated as of December 6, 2004






================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I

                              DEFINITIONS AND TERMS

   Section 1.1    Certain Definitions..........................................4
   Section 1.2    Other Terms.................................................12
   Section 1.3    Other Definitional Provisions...............................12

                                   ARTICLE II

                        PURCHASE AND SALE OF THE BUSINESS

   Section 2.1    Purchase and Sale of Assets.................................13
   Section 2.2    Excluded Assets.............................................13
   Section 2.3    Assumption of Liabilities...................................14
   Section 2.4    Excluded Liabilities........................................14
   Section 2.5    Purchase Price..............................................14
   Section 2.6    Purchase Price Adjustment...................................14
   Section 2.7    Closing.....................................................15
   Section 2.8    Deliveries by Buyer.........................................15
   Section 2.9    Deliveries by ROI and the Seller............................16
   Section 2.10   Affiliate Acquisitions......................................16
   Section 2.11   Workout Clause..............................................17
   Section 2.12   Contingent Payment..........................................17
   Section 2.13   Designated Executives.......................................18
   Section 2.14   Incentive Program...........................................18
   Section 2.15   RiTA Reports................................................18

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF ROI AND SELLER

   Section 3.1    Organization and Qualification..............................19
   Section 3.2    Corporate Authorization.....................................19
   Section 3.3    Consents and Approvals......................................19
   Section 3.4    Non-Contravention...........................................19
   Section 3.5    Binding Effect..............................................20
   Section 3.6    ROI Reports and Financial Statements........................20
   Section 3.7    Litigation and Claims.......................................21
   Section 3.8    Taxes.......................................................21
   Section 3.9    Employee Benefits...........................................21
   Section 3.10   Compliance with Laws........................................22

                                                                            Page
                                                                            ----

   Section 3.11   Environmental Matters.......................................22
   Section 3.12   Intellectual Property.......................................23
   Section 3.13   Labor.......................................................24
   Section 3.14   Contracts...................................................24
   Section 3.15   Territorial Restrictions....................................25
   Section 3.16   Absence of Changes..........................................26
   Section 3.17   Assets......................................................26
   Section 3.18   Product Certifications......................................26
   Section 3.19   Title to Property...........................................26
   Section 3.20   Real Property...............................................26
   Section 3.21   Operation of the Business...................................27
   Section 3.22   Absence of Liabilities......................................27
   Section 3.23   Warranties/Product Liability................................27
   Section 3.24   Insurance...................................................27
   Section 3.25   Finders' Fees...............................................27
   Section 3.26   GO Gateway Product..........................................27
   Section 3.27   No Other Representations or Warranties......................27

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

   Section 4.1    Organization and Qualification..............................27
   Section 4.2    Corporate Authorization.....................................28
   Section 4.3    Consents and Approvals......................................28
   Section 4.4    Non-Contravention...........................................28
   Section 4.5    Binding Effect..............................................28
   Section 4.6    Finders' Fees...............................................28
   Section 4.7    No Other Representations or Warranties......................28

                                    ARTICLE V

                                    COVENANTS

   Section 5.1    Access and Information......................................28
   Section 5.2    Conduct of Business.........................................29
   Section 5.3    Reasonable Best Efforts.....................................30
   Section 5.4    Tax Matters.................................................31
   Section 5.5    Employees and Employee Benefits.............................33
   Section 5.6    Non-Solicitation/Non-Competition............................34
   Section 5.7    Further Assurances..........................................34
   Section 5.8    Acquisition Proposals.......................................34
   Section 5.9    Confidentiality.............................................35
   Section 5.10   Guaranty of Receivables.....................................36
   Section 5.11   Intellectual Property Non-Assertion.........................36
   Section 5.12   Additional Financial Statements.............................36

                                                                            Page
                                                                            ----
                                   ARTICLE VI

                              CONDITIONS TO CLOSING

   Section 6.1    Conditions to the Obligations of Buyer, Seller and ROI......36
   Section 6.2    Conditions to the Obligations of Buyer......................36
   Section 6.3    Conditions to the Obligations of Seller and ROI.............37

                                   Article VII

                   SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

   Section 7.1    Survival....................................................38
   Section 7.2    Indemnification by Seller and ROI...........................38
   Section 7.3    Indemnification by Buyer....................................39
   Section 7.4    Third Party Claim Indemnification Procedures................39
   Section 7.5    Direct Claims...............................................41
   Section 7.6    Consequential Damages.......................................41
   Section 7.7    Payments....................................................41
   Section 7.8    Characterization of Indemnification Payments................41
   Section 7.9    Effect of Waiver of Condition...............................41
   Section 7.10   Exclusive Remedy............................................41

                                  Article VIII

                                   TERMINATION

   Section 8.1    Termination.................................................42
   Section 8.2    Effect of Termination.......................................42

                                   Article IX

                                  MISCELLANEOUS

   Section 9.1    Notices.....................................................42
   Section 9.2    Amendment; Waiver...........................................43
   Section 9.3    No Assignment or Benefit to Third Parties...................43
   Section 9.4    Entire Agreement............................................44
   Section 9.5    Fulfillment of Obligations..................................44
   Section 9.6    Public Disclosure...........................................44
   Section 9.7    Expenses....................................................44
   Section 9.8    Bulk Sales..................................................44
   Section 9.9    Governing Law; Submission to Jurisdiction; Selection
                  of Forum; Waiver of Trial by Jury...........................44
   Section 9.10   Counterparts................................................45

                                                                            Page
                                                                            ----

   Section 9.11   Headings....................................................45
   Section 9.12   Severability................................................45
   Section 9.13   Specific Performance........................................45


EXHIBITS AND SCHEDULES
EXHIBITS

SCHEDULES

Schedule 1.1(a)         -     Assigned Leases
Schedule 1.1(b)         -     Specified Matter
Schedule 1.1(c)         -     Subsidiaries
Schedule 2.1(d)         -     Transferred Patents and Trademarks
Schedule 2.1(i)         -     Certain Transferred Assets
Schedule 2.2(f)         -     Excluded Contracts
Schedule 2.2(h)         -     Excluded Assets
Schedule 3.3(a)         -     Governmental Consents and Approvals
Schedule 3.3(b)         -     Other Material Consents and Approvals
Schedule 3.4            -     Non-Contravention
Schedule 3.6(b)         -     ROI Historical Financial Statements
Schedule 3.6(c)         -     Seller Historical Financial Statements
Schedule 3.6(d)         -     Reconciliations of Historical Financial Statements
Schedule 3.7            -     Litigation and Claims
Schedule 3.8            -     Taxes
Schedule 3.9(a)         -     Benefit Plans
Schedule 3.9(c)         -     Employees
Schedule 3.10           -     Compliance with Laws
Schedule 3.11           -     Environmental Matters
Schedule 3.12(a)(i)     -     Registered Intellectual Property
Schedule 3.12(a)(ii)    -     Intellectual Property Not Included
Schedule 3.12(d)(i)     -     Material Intellectual Property Contracts
Schedule 3.12(d)(ii)    -     Intellectual Property Contract Defaults
Schedule 3.13(a)        -     Union Contracts
Schedule 3.13(b)        -     Labor NonCompliance
Schedule 3.14(a)        -     Material Contracts
Schedule 3.14(b)        -     Contract Defaults and Consents
Schedule 3.16           -     Absence of Changes
Schedule 3.17           -     Assets
Schedule 3.18           -     Product Certifications
Schedule 3.19           -     Title to Property
Schedule 3.21           -     Operation of Business
Schedule 3.22           -     Absence of Liabilities
Schedule 3.23           -     Product Liability
Schedule 3.24(a)        -     Material Insurance Policies

                                                                            Page
                                                                            ----

Schedule 4.3(a)         -     Governmental Consents and Approvals
Schedule 4.3(b)         -     Other Material Consents and Approvals
Schedule 6.1(b)         -     Seller Required Approvals
Schedule 7.2(a)(viii)   -     Payments Due to Certain Individuals

         ASSET PURCHASE AGREEMENT, dated as of December 6, 2004, among Return on Investment Corporation, a Delaware corporation ("ROI"), GO Software, Inc., a Georgia corporation (the "Seller") and VeriFone, Inc., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller is engaged in the business of developing and marketing software and services whose products (including but not limited to PC Charge Pro, RiTA and the GO Gateway) enable various merchants to accept all tender types of transactions (the "Business"); and

         WHEREAS, Seller (and certain of its Affiliates) desire to sell to Buyer, and Buyer desires to purchase and assume from Seller and such Affiliates, substantially all of the assets and certain, specified liabilities of the Business, as more particularly set forth herein; and

         WHEREAS, simultaneously with the execution hereof, certain stockholders of ROI are entering into the Voting Agreement, as defined herein.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                              DEFINITIONS AND TERMS

         Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

                  "2006 Statement" has the meaning set forth in Section 2.12(b).

                  "Accounts Payable" means all trade accounts payable of Seller as of the Closing arising out of the purchase or consumption of goods and services by the Business.

                  "Accounts Receivable" means all trade accounts receivable of Seller as of the Closing arising out of the sale or other disposition of goods or services of the Business.

                  "Acquisition Proposal" has the meaning set forth in Section
5.8.

                  "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  "Agreement" means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                  "Applicable Employees" has the meaning set forth in Section 5.5(a).

                  "Assigned Leases" means those leases and subleases governing real property used or leased by the Business, which real property is owned by Persons other than Seller or any of its Affiliates, listed on Schedule 1.1(a).

                  "Assumed Liabilities" means all the following Liabilities of
Seller: (i) all Accounts Payable that would be required by GAAP to be set forth on audited financial statements of the Business as of the Closing, (ii) all commissions owed in respect of sales associated with Accounts Receivable collected by Buyer following the Closing, and (iii) all Liabilities of the Business under the Contracts, other than those to the extent arising out of or relating to (A) any breach that occurred prior to the Closing, and (B) any material Contract or Liability that is required by this Agreement to be, but that has not been, disclosed to Buyer in Schedule 3.14(a).

                  "Base Value" means $832,293, which represents (i) the total trade accounts receivable shown on Seller's June 30, 2004 balance sheet, minus
(ii) the total trade accounts payable shown thereon.

                  "Benefit Plans" has the meaning set forth in Section 3.9(a).

                  "Books and Records" means all books, ledgers, files, reports, plans, records, customer lists, manuals and other materials (in any form or medium) of, or maintained for, the Business, but excluding any such items to the extent that they are included in or primarily related to any Excluded Assets or Excluded Liabilities.

                  "Business" has the meaning set forth in the Recitals.

                  "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in The City of New York, the City of Atlanta, Georgia or the City and County of San Francisco, California are authorized or obligated by Law or executive order to close.

                  "Buyer" has the meaning set forth in the Preamble.

                  "Buyer Indemnified Parties" has the meaning set forth in
Section 7.2(a).

                  "Buyer Required Approvals" means all consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity that are required to be and are listed on Schedule 4.3.

                  "Chosen Courts" has the meaning set forth in Section 9.9.

                  "Claim Notice" has the meaning set forth in Section 7.4(a).

                  "Closing" means the consummation of the asset sale that is the subject of this Agreement.

                  "Closing Date" has the meaning set forth in Section 2.7.

                  "Closing Value" means (x) the total Accounts Receivable shown on the Closing Statement (it being understood that, for purposes of calculating the Closing Value, any Accounts Receivable from VeriFone shall be deemed to be $100,000 in the aggregate), minus (y) the total Accounts Payable shown on the Closing Statement.

                  "Closing Statement" means the calculation of Accounts Receivable and Accounts Payable, prepared, or caused to be prepared, by Buyer in accordance with Section 2.6 hereof and, in the event of an ROI Objection, as adjusted by either the agreement of Buyer and ROI, or by the CPA Firm, acting pursuant to Section 2.6.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Competing Business" has the meaning set forth in Section 5.6(b).

                  "Confidentiality Agreement" means that certain confidentiality agreement entered into among Seller, ROI and VeriFone, Inc., in July 2004.

                  "Consent Certificates" means certificates evidencing consents of third parties that are required in order to effectuate a legal transfer or sublease of the Assigned Leases.

                  "Consideration" has the meaning set forth in Section 5.4(h).

                  "Consummation Event" means the consummation, prior to June 30, 2006, of the Specified Matter.

                  "Contingent Payment" means the payment of the Contingent Payment Amount pursuant to Section 2.12(d)(x).

                  "Contingent Payment Amount" means an amount in cash equal to the greater of (i) zero, and (ii) the difference of (A) $1,500,000, minus (B) the amount of finally determined indemnification claims with respect to which Buyer has exercised its right of set-off pursuant to Section 7.2(b), minus (C) the product of the Total Maintenance Revenue, as determined pursuant to Section 2.15, multiplied by two.

                  "Contracts" means all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses (other than this Agreement and agreements governing Seller Leased Property) that are Related to the Business as of the Closing, or to which any of the Transferred Assets are subject, whether written or oral, except to the extent included in Excluded Assets.

                  "Copyrights" has the meaning set forth in the "Intellectual Property" definition.

                  "CPA Firm" means such firm of independent certified public accountants as to which ROI and Buyer shall mutually agree.

                  "Designated Executives" has the meaning set forth in Section 2.13.

                  "Direct Claim" has the meaning set forth in Section 7.5.

                  "Employees" means all current employees of the Business as of the Closing, whether or not actively at work on such date.

                  "Encumbrance" means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, or other similar restriction of any kind.

                  "Environmental Law" means any Law (including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of
1980) and any Governmental Authorization relating to (x) the protection of the environment or human health and safety (including air, surface water, groundwater, drinking water supply, and surface or subsurface land or structures), (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance or waste material or (z) noise, odor or electromagnetic emissions.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Excluded Assets" has the meaning set forth in Section 2.2.

                  "Excluded Liabilities" means all of the Liabilities of ROI, Seller and their respective Affiliates other than Assumed Liabilities. For the avoidance of doubt, "Excluded Liabilities" includes (i) any bonus or other discretionary employee compensation accrued by Seller or ROI since June 30, 2004 or in respect of any period ending after June 30, 2004 and (ii) any liability of ROI or Seller to Designated Executives in connection with or as a result of the transactions contemplated by this Agreement, whether pursuant to employment agreements between ROI and such individuals or otherwise, including under the agreement described in Schedule 2.2(f).

                  "Fixtures and Equipment" means all furniture, furnishings, vehicles, equipment, computers, tools and other tangible personal property (other than Inventory) Related to the Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.

                  "GAAP" means United States generally accepted accounting principles.

                  "Governmental Authorizations" means all licenses, permits, certificates and other authorizations and approvals Related to the Business and issued by or obtained from a Government Entity or Self-Regulatory Organization.

                  "Government Entity" means any federal, state or local court, administrative body or other governmental or quasi-government entity with competent jurisdiction.

                  "Hazardous Substance" means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful under applicable Laws or is otherwise regulated by a Government Entity, including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, lead-containing products and mold.

                  "Indebtedness" means (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) all liabilities for the deferred purchase price of property; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (iv) all liabilities for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and all liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured.

                  "Indemnified Parties" has the meaning set forth in Section 7.2(a).

                  "Indemnifying Party" has the meaning set forth in Section 7.4(a).

                  "Intellectual Property" means (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, "Trademarks"); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, "Patents"); (iii) trade secrets, and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including mask rights and computer software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, "Copyrights"); and (v) any other intellectual property or proprietary rights.

                  "Inventory" means all inventory Related to the Business, wherever located, including all finished goods, whether held at any location or facility of Seller or in transit to Seller, in each case as of the Closing Date.

                  "IP Contracts" means all Contracts relating to Intellectual Property, including Contracts granting Seller and its Affiliates rights to use the Intellectual Property of other Persons, non-assertion agreements, settlement agreements, agreements granting rights to use Scheduled Intellectual Property, Trademark coexistence agreements, and Trademark consent agreements.

                  "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipments and all associated documentation, in each case Related to the Business.

                  "Knowledge" or any similar phrase means the actual knowledge of Arol Wolford, Sherwin Krug, Mandy Ownley, Christine Seymour, Peter Anthony Abruzzio, Alicia Emmons and Emory Aspinwall (in the case of Seller) or of any management employee of Buyer, as the case may be.

                  "Law" means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization.

                  "Leased Real Property" means all real property that is the subject of the Assigned Leases.

                  "Liabilities" means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

                  "Losses" has the meaning set forth in Section 7.2(a).

                  "Material Adverse Effect" means an effect, circumstance or event that is materially adverse to the business, assets, financial condition or results of operations of the Business, taken as a whole, including the revocation, invalidity, impairment or other ineffectiveness of any material Product Certification or any group of Product Certifications that, when taken together, are material.

                  "Material Contracts" has the meaning set forth in Section 3.14(a).

                  "Maintenance Revenue" has the meaning set forth in Section 2.15(a).

                  "Non-Assignable Contract" has the meaning set forth in Section 2.11.

                  "Non-Governmental Authorizations" means all licenses, permits, certificates and other authorizations and approvals other than Governmental Authorizations that are (i) held by ROI or Seller and (ii) Related to the Business.

                  "Notice Period" has the meaning set forth in Section 7.4(a).

                  "Ordinary Course" or "Ordinary Course of Business" means the conduct of the Business in accordance with Seller's normal day-to-day customs, practices and procedures.

                  "Patents" has the meaning set forth in the "Intellectual Property" definition.

                  "Past Due Amount" has the meaning set forth in Section 5.10.

                  "Permitted Encumbrances" means (i) Encumbrances specifically reflected or specifically reserved against or otherwise disclosed in Seller's September 30, 2004 balance sheet, (ii) mechanics', materialmen's, warehousemen's, carriers', workers', or repairmen's liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and that are not material in amount or effect on the Business, (iii) liens for Taxes, assessments, and other governmental charges not yet due and payable, in an aggregate amount that would not be material, and (iv) with respect to real property, zoning, building, subdivision or other similar requirements or restrictions.

                  "Person" means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

                  "Product" has the meaning set forth in Section 3.23.

                  "Product Certification" means all product certifications given or granted by processors or manufacturers with respect to Products.

                  "Proxy Statement" has the meaning set forth in Section 5.3(b).

                  "Purchase Price" has the meaning set forth in Section 2.5.

                  "Quarterly Statement" has the meaning set forth in Section 2.12(b).

                  "Registered" means issued by, registered with, renewed by or the subject of a pending application before any Government Entity or domain name registrar.

                  "Related to the Business" means required for, related primarily to, or used primarily in connection with, the Business as conducted by Seller and its Affiliates prior to the Closing.

                  "Requisite Vote" has the meaning set forth in Section 3.2(a).

                  "Revenue Event" means the date as of which Buyer delivers (or becomes obligated to deliver) to ROI a Revenue Calculation showing that the Revenue Number exceeds $28,649,000.

                  "Revenue Number" has the meaning set forth in Section 2.12(b).

                  "RiTA Agreement" has the meaning set forth in Section 2.15(a).

                  "RiTA Report" has the meaning set forth in Section 2.15(a).

                  "ROI" has the meaning set forth in the Preamble.

                  "ROI Historical Financial Statements" has the meaning set forth in Section 3.6(b).

                  "ROI Interim Financial Statements" has the meaning set forth in Section 3.6(b).

                  "ROI Objection" has the meaning set forth in Section 2.6(b).

                  "ROI Reports" has the meaning set forth in Section 3.6(a).

                  "ROI Year-End Financial Statements" has the meaning set forth in Section 3.6(b).

                  "SEC" means the United States Securities and Exchange Commission.

                  "Scheduled Intellectual Property" has the meaning set forth in
Section 3.12(a).

                  "Seller" has the meaning set forth in the Preamble.

                  "Seller Historical Financial Statements" has the meaning set forth in Section 3.6(c).

                  "Seller Indemnified Parties" has the meaning set forth in
Section 7.3(a).

                  "Seller Interim Financial Statements" has the meaning set forth in Section 3.6(c).

                  "Seller Required Approvals" means all consents, approvals, waivers, authorizations, notices and filings that are required to be listed and are listed on Schedules 3.3(a) and 3.3(b).

                  "Seller Year-End Financial Statements" has the meaning set forth in Section 3.6(c).

                  "Specified Matter" means that certain matter described in
Schedule 1.1(b).

                  "Stockholders Meeting" has the meaning set forth in Section 5.3(c)

                  "Subsidiary" means those Persons set forth in Schedule 1.1(c) and any other corporation or other entity (including joint ventures) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by Seller or ROI.

                  "Superior Proposal" has the meaning set forth in Section 5.8.

                  "Tax Returns" means all reports and returns required to be filed with respect to Taxes.

                  "Taxes" means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

                  "Third Party Claim" has the meaning set forth in Section
7.4(a).

                  "Total Maintenance Revenue" has the meaning set forth in
Section 2.15(a).

                  "Trademarks" has the meaning set forth in the "Intellectual Property" definition.

                  "Trade Secrets" has the meaning set forth in the "Intellectual Property" definition.

                  "Transaction" means the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities pursuant to this Agreement.

                  "Transfer Taxes" has the meaning set forth in Section 5.4(e).

                  "Transferred Assets" has the meaning set forth in Section 2.1.

                  "Transferred Employee" has the meaning set forth in Section 5.5(a).

                  "Transferred Employees' Records" means all personnel files related to the Transferred Employees.

                  "Transferred Intellectual Property" means all the Intellectual Property Related to the Business, including, for the avoidance of doubt, the Patents and Trademarks set forth on Schedule 2.1(d).

                  "Voting Agreement" means a voting agreement in the form attached to this Agreement as Exhibit 1.1(b).

         Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

         Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:

         (a) the words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

         (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

         (c) the terms "Dollars" and "$" mean United States Dollars;

         (d) references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement;

         (e) wherever the word "include," "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation;" and

         (f) references herein to any gender includes each other gender.

                                   ARTICLE II

                        PURCHASE AND SALE OF THE BUSINESS

         Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, at the Closing, ROI and Seller shall, or shall cause one or more of their Affiliates to, sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from ROI, Seller and/or their Affiliates all of ROI's and Seller's and each of their Affiliates' right, title and interest in and to the assets of ROI, Seller and their Affiliates Related to the Business, whether tangible or intangible, real, personal or mixed, except for the Excluded Assets (collectively, the "Transferred Assets"), free and clear of all Encumbrances, other than Permitted Encumbrances, including all of such right, title and interest in and to the following:

         (a) all of the Accounts Receivable;

         (b) all of the Inventory;

         (c) all of the Contracts;

         (d) all of the Transferred Intellectual Property;

         (e) all of the Books and Records;

         (f) all of the Product Certifications;

         (g) all of the Fixtures and Equipment;

         (h) all of the Leased Real Property (except the Kennesaw, Georgia facility);

         (i) all of the personal property listed in Schedule 2.1(i) with respect to the Kennesaw, Georgia facility;

         (j) all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by ROI, Seller or any of their Affiliates to the extent related to the Transferred Assets, the Assumed Liabilities or the ownership, use, function or value of any Transferred Asset, whether arising by way of counterclaim or otherwise, except to the extent included in the Excluded Assets;

         (k) all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent Related to the Business or any Transferred Asset;

         (l) all Governmental Authorizations and Non-Governmental Authorizations and all applications therefor; and

         (m) all guaranties, warranties, indemnities and similar rights in favor of ROI, Seller or any of their Affiliates to the extent related to any Transferred Asset.

         Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, ROI, Seller and their Affiliates shall retain all of their existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Transferred Assets shall not include, the following (collectively, the "Excluded Assets"):

         (a) all Tax assets (including duty and tax refunds and prepayments);

         (b) all Tax Returns and all books and records (including working papers) related thereto;

         (c) all rights, assets and accruals in connection with, or relating to, the Benefit Plans;

         (d) all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to any asset that is not a Transferred Asset;

         (e) all cash and cash equivalents;

         (f) all Contracts listed on Schedule 2.2(f), including those between Seller and any of its Affiliates;

         (g) all assets, properties and rights primarily related to, or used primarily in connection with, the construction information business of Tectonic Network, Inc.; and

         (h) all assets, properties and rights listed on Schedule 2.2(h);

         (i) all personnel records, other than the Transferred Employees'
Records.

         Section 2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and discharge or perform when due all the Assumed Liabilities. Buyer will not assume or have any responsibility of any nature with respect to any Liability relating to the Business, the Transferred Assets or the Transferred Employees that exists, or arises out of the operation or ownership of the Transferred Assets or the Business or the employment of the Transferred Employees, prior to the Closing and that is not an Assumed Liability.

         Section 2.4 Excluded Liabilities. ROI, Seller and their Affiliates shall retain and be responsible for all Excluded Liabilities.

         Section 2.5 Purchase Price. The aggregate amount to be paid for the Transferred Assets shall be Thirteen Million Dollars ($13,000,000), as adjusted pursuant to Section 2.6 (the "Purchase Price").

         Section 2.6 Purchase Price Adjustment. (a) As soon as practicable but in no event more than 30 days following the Closing, Buyer shall prepare, or cause to be prepared, and deliver to ROI the Closing Statement, which shall set forth the Accounts Receivable and the trade accounts payable of the Business as of the Closing and which shall be prepared in accordance with GAAP. Upon completion of the Closing Statement, Buyer shall derive the Closing Value from the Closing Statement, and deliver such calculation and the Closing Statement to ROI.

         (b) ROI shall complete its review of the Closing Statement within 30 days after delivery thereof by Buyer. In the event that ROI determines that the Closing Statement has not been prepared on the basis set forth in Section 2.6(a), ROI shall, on or before the last day of such 30 day period, so inform Buyer in writing (the "ROI Objection"), setting forth a specific description of the basis of ROI's determination and the adjustments to the Closing Statement and the corresponding adjustments to the Closing Value that ROI believes should be made. If no ROI Objection is received by Buyer on or before the last day of such 30 day period, then the Closing Value set forth on the Closing Statement delivered by Buyer shall be final. Buyer shall have 10 days from receipt of the ROI Objection to review and respond to any ROI Objection.

         (c) If ROI and Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the ROI Objection within 15 days following the completion of Buyer's review of the ROI Objection, they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with Section 2.6(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Statement and the Closing Value require adjustment. Buyer and ROI shall instruct the CPA Firm to deliver its written determination to Buyer and ROI no later than 30 days after the remaining differences underlying the ROI Objection are referred to the CPA Firm. The CPA Firm's determination shall be conclusive and binding upon Buyer and ROI and their Affiliates. The fees and disbursements of the CPA Firm shall be borne equally by Buyer and ROI. Buyer and ROI shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants, to the extent permitted by such accountants) relating to the Closing Statement and the ROI Objection and all other items reasonably requested by the CPA Firm in connection therewith.

         (d) ROI shall provide to Buyer full access to the books and records of the Business and to any other information, including work papers of its accountants (to the extent permitted by such accountants), and to any employees during regular business hours and on reasonable advance notice, to the extent necessary for Buyer to prepare the Closing Statement, to respond to the ROI Objection and to prepare materials for presentation to the CPA Firm in connection with Section 2.6(c). ROI shall have full access to all information used by Buyer in preparing the Closing Statement, including the work papers of its accountants (to the extent permitted by such accountants).

         (e) If the Base Value is greater than the Closing Value, then the Purchase Price shall be decreased by the amount of the difference, and ROI shall promptly (and in any event within five Business Days) after the final determination thereof pay to Buyer the amount of such difference, by wire transfer of immediately available funds to an account designated by Buyer.

         Section 2.7 Closing. The Closing shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004 at 10:00 A.M., New York City time, on the fifth Business Day following the date on which the conditions set forth in Section 6.1 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is called the "Closing Date". Notwithstanding anything in this Agreement to the contrary, the parties agree that the place of title transfer for the Transferred Assets shall be in the State of Georgia.

         Section 2.8 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

         (a) $13,000,000 in immediately available funds by wire transfer to an account or accounts which have been designated by Seller at least two Business Days prior to the Closing Date;

         (b) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller, as may be necessary to effect Buyer's assumption of the Assumed Liabilities and the effective assignment of any Contracts or other Transferred Assets;

         (c) an opinion of counsel to Buyer reasonably satisfactory to ROI with respect to the due authorization, execution and delivery of this Agreement;

         (d) the certificate to be delivered pursuant to Section 6.3(c); and

         (e) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

         Section 2.9 Deliveries by ROI and the Seller. At the Closing, ROI and Seller shall deliver, or cause to be delivered, to Buyer the following:

         (a) bills of sale or other appropriate documents of transfer, in form and substance reasonably acceptable to Buyer, transferring the tangible personal property included in the Transferred Assets to Buyer;

         (b) assignments, in form and substance reasonably acceptable to Buyer and, if applicable, as required by any Government Entity with which ROI's, Seller's or any of their Affiliates' rights to any Transferred Intellectual Property have been filed, assigning to Buyer the Transferred Intellectual Property;

         (c) assignments of the Assigned Leases, in form and substance reasonably acceptable to Buyer;

         (d) assignment and assumption agreements, in form and substance reasonably acceptable to Buyer and Seller, assigning to Buyer all rights of Seller and their Affiliates in and to all of the Contracts, exclusive of any Excluded Liabilities;

         (e) a duly executed certification for ROI and Seller that each is not a foreign Person within the meaning set forth in Treasury Regulation Section 1.1445-2(b)(2)(iii)(A); it being understood that notwithstanding anything to the contrary contained herein, if ROI and Seller fail to provide Buyer with such certification, Buyer shall be entitled to withhold the requisite amount from the Purchase Price in accordance with Section 1445 of the Code and the applicable Treasury Regulations;

         (f) the Books and Records;

         (g) an opinion of counsel to ROI and Seller reasonably satisfactory to Buyer with respect to the due authorization, execution and delivery of this Agreement;

         (h) evidence of the obtaining of, or the filing with respect to, the Seller Required Approvals set forth on Schedule 6.1(b);

         (i) the Consent Certificates relating to the Assigned Leases;

         (j) the certificate to be delivered pursuant to Section 6.2(c); and

         (k) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

         Section 2.10 Affiliate Acquisitions. Notwithstanding anything to the contrary contained in this Agreement, Buyer may elect to have any or all of the Transferred Assets conveyed or transferred to, or any of the Assumed Liabilities assumed by, one or more of its Affiliates so long as no such election results in any greater cost or obligation than ROI, Seller and their Affiliates would otherwise have had; provided, however, that no such election shall relieve Buyer of any of its obligations to ROI and Seller and their Affiliates hereunder with respect to the Assumed Liabilities or otherwise. The Purchase Price shall be allocated among those Transferred Assets to be conveyed to Buyer and those Transferred Assets to be conveyed to the respective Affiliates of Buyer, but in no event shall the amount of the Purchase Price or any other items to be paid for the Transferred Assets, the nature of the Assumed Liabilities to be assumed, the obligation to pay Taxes or Transfer Taxes or the allocation of risk and responsibility between Seller, on the one hand, and Buyer, on the other hand, be modified to the detriment of Seller and their Affiliates as a result of the delivery of separate bills of sale, assignments and other closing documents.

         Section 2.11 Workout Clause. Seller shall, during the remaining term of each Contract that requires third party consent for assignment that has not been obtained as of the Closing (a "Non-Assignable Contract"), use commercially reasonable efforts to (a) make the benefit of such Non-Assignable Contract available to the Buyer so long as the Buyer fully cooperates with Seller and promptly reimburses Seller for any payments made by Seller in connection therewith and (b) enforce, at the request of the Buyer and at the sole expense and for the account of the Buyer, any right of Seller arising from such Non-Assignable Contract against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contract in accordance with the terms thereof); provided, however, that the Buyer shall have the sole responsibility with respect to the completion of the work following the Closing under such Non-Assignable Contract; shall bear all costs and expenses with respect thereto arising or accruing after the Closing Date; shall be solely entitled to the benefits thereunder; and shall be solely responsible for any claims resulting from any alleged defect in construction, design, materials or workmanship in connection with any job performed by the Buyer under such Non-Assignable Contract after the Closing Date.

         Section 2.12 Contingent Payment. (a) Within three Business Days following the execution and delivery by Buyer of any definitive contract or agreement providing for the Specified Matter, Buyer shall provide ROI with written notice of such execution and delivery and Buyer's good faith estimate of the consummation date for the Specified Matter. Not later than the first Business Day following the consummation of the Specified Matter, Buyer will provide ROI with written notice of such consummation.

         (b) Within 30 days after the end of each calendar quarter following the Closing Date, through and including March 31, 2006, Buyer shall provide ROI with a certificate (each, a "Quarterly Statement"), signed by Buyer's chief financial officer, specifying the revenue net of discounts and returns of the Business for such calendar quarter and stating that such net revenue has been calculated in accordance with GAAP. Within 30 days following June 30, 2006, Buyer shall provide ROI with a certificate (the "2006 Statement"), signed by Buyer's chief financial officer, specifying the revenue net of discounts and returns of the Business for the 24 months ending June 30, 2006 (the "Revenue Number") and stating that the Revenue Number has been calculated in accordance with GAAP. It is agreed that deferred revenue is not included in revenue.

         (c) Buyer shall provide to ROI full access to supporting schedules, revenue reconciliations and any other information, and to its employees during regular business hours and on reasonable advance notice, to the extent reasonably necessary for ROI to evaluate each Quarterly Statement and the 2006 Statement. In the event that ROI determines that any Quarterly Statement or the 2006 Statement has not been prepared in accordance with GAAP, ROI shall, on or prior to the 30th day following its receipt of such Quarterly Statement or the 2006 Statement, as the case may be, so inform Buyer in writing, setting forth a specific description of ROI's objection(s) and the corresponding adjustments to the Quarterly Statement or the 2006 Statement that ROI believes should be made. If no such notice is received prior to such 30th day, the Quarterly Statement or 2006 Statement shall be final. The resolution of any objection shall be handled in accordance with Section 2.6(c).

         (d) On September 8, 2006 (or such date, if later, on which any objection shall be resolved), but only if there has previously occurred a Consummation Event or Revenue Event, Buyer shall pay (x) to ROI, by wire transfer of immediately available funds to an account designated by ROI at least two Business Days prior to the payment date, an amount equal to the Contingent Payment Amount, if any, and (y) to the Designated Executives, in such proportions as may be determined in accordance with Section 2.13, by wire transfer of immediately available funds to such accounts as they may designate at least two Business Days prior to the payment date (or in the absence of any such designation, by delivery to the Designated Executives of one or more cashier's or official checks), an aggregate of $500,000, reduced by any required Tax withholding. If a Consummation Event or Revenue Event never occurs, Buyer shall not be obligated to make any payments pursuant to this Section 2.12(d). If the Contingent Payment Amount is zero, Buyer shall not be obligated to make any payment pursuant to clause (x) of this Section 2.12(d).

         (e) During the period following the Closing through June 30, 2006, Buyer will (i) in connection with the management of the Business, employ management practices substantially consistent with the management practices Buyer employs with respect to its other businesses, and (ii) operate the Business in a commercially reasonable manner consistent with the objective of maximizing the long term return of the Business.

         Section 2.13 Designated Executives. The aggregate $500,000 payment contemplated by Section 2.12(d)(y) shall be allocated as follows:

         (a) ROI shall allocate an aggregate of $250,000 among employees of the Business prior to the Closing ("Designated Executives") designated by it in its sole discretion. ROI shall notify Buyer of the amount allocated to each such Designated Executive at least two Business Days prior to the payment date.

         (b) Buyer shall allocate an aggregate of $250,000 among Designated Executives which remain employed by the Business following the Closing, designated by it in its sole discretion.

         (c) No Designated Employee shall be a third party beneficiary of the covenants set forth in this Article II.

         (d) All amounts paid pursuant to Section 2.12(d)(y) and this Section
2.13 shall be paid subject to withholding of applicable state, federal and local income and employment Taxes.

         (e) ROI and Buyer shall work in good faith to avoid any loss of deduction under Section 280G of the Code and the imposition of any excise tax under Section 4999 of the Code as a result of the allocations among the Designated Executives contemplated by this Section 2.13.

         Section 2.14 Incentive Program. Within a reasonable period of time following the Closing, Buyer shall establish an incentive program for its employees involved in the Business, providing for incentives in such amounts and in such forms as Buyer shall determine.

         Section 2.15 RiTA Reports. (a) Prior to the 30th day following the first anniversary of the end of the calendar quarter in which the Closing occurs, Buyer shall provide ROI with a report (the "RiTA Report") listing each end user software license agreement for the RiTA product that is in effect as of the Closing Date (each, a "RiTA Agreement") which, from the Closing until such anniversary, either was terminated by the customer or expired without the customer having renewed such RiTA Agreement on the same economic terms provided for therein or substantially similar terms, together with a calculation of the annual maintenance fees attributable to each such RiTA Agreement, as set forth in the schedules to such RiTA Agreement (the "Maintenance Revenue"), as well as a calculation of the sum of all such maintenance fees (such sum, the "Total Maintenance Revenue").

         (b) Buyer shall provide to ROI full access to the books and records of the Business and to its employees during regular business hours and on reasonable advance notice, to the extent reasonably necessary for ROI to evaluate the RiTA Report. Any disputes concerning the RiTA Report or the Total Maintenance Revenue shall be handled in the manner described in Section 2.6.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF ROI AND SELLER

         Each of ROI and Seller represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

         Section 3.1 Organization and Qualification. Each of ROI and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, in the case of ROI, and the laws of the State of Georgia, in the case of Seller, and has all requisite corporate power and authority to own, lease and operate its assets, and to carry on the Business as currently conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of the Business requires such qualification, except where the failure to be so qualified would not materially affect the Business.

         Section 3.2 Corporate Authorization. (a) Each of ROI and Seller has full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by ROI and Seller of this Agreement has been duly and validly authorized and no additional corporate or stockholder authorization or consent is required in connection with the execution, delivery and performance by ROI and Seller of this Agreement, subject only to the approval of the Transaction by holders of a majority of the outstanding shares of capital stock of ROI (the "Requisite Vote").

         (b) ROI's Board of Directors (i) has approved and declared advisable this Agreement and the Transaction, and (ii) has received the opinion of its financial advisors, SVB Alliant, to the effect that the Purchase Price to be received by Seller in the Transaction is fair to the stockholders of ROI from a financial point of view, a copy of which opinion has been delivered to Buyer. It is agreed and understood that such opinion is for the benefit of ROI's Board of Directors and may not be relied on by Buyer.

         Section 3.3 Consents and Approvals. Except as set forth on Schedule 3.3(a), no consent, approval, waiver, authorization, notice or filing is required to be obtained by ROI or any of its Subsidiaries from, or to be given by ROI or any of its Subsidiaries to, or made by ROI or any of its Subsidiaries with, any Government Entity, in connection with the execution, delivery and performance by ROI or any of its Subsidiaries of this Agreement. Except as set forth on Schedule 3.3(b), no consent, approval, waiver, authorization, notice or filing, including relating to any Product Certification, is required to be obtained by ROI or any of its Subsidiaries from, or to be given by ROI or any of its Subsidiaries to, or made by ROI or any of its Subsidiaries with, any Person which is not a Government Entity in connection with the execution, delivery and performance by ROI or any of its Subsidiaries of this Agreement.

         Section 3.4 Non-Contravention. Subject to obtaining the approval of the stockholders of ROI by the Requisite Vote, the execution, delivery and performance by ROI and its Subsidiaries of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Articles of Incorporation, Certificate of Incorporation, Bylaws or other organizational documents of ROI or any of its Subsidiaries, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 3.3(b), conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of ROI or any of its Subsidiaries under, or result in a loss of any benefit to which ROI or any of its Subsidiaries is entitled under, any Contract, or result in the creation of any Encumbrance upon any of the Transferred Assets, (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on
Schedule 3.3(a) or required to made or obtained by Buyer, violate or result in a breach of or constitute a default under any Law to which ROI or any of its Subsidiaries is subject, or under any Governmental Authorization, other than, in the case of clause (iii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not have a Material Adverse Effect or materially impair or delay ROI's and its Subsidiaries' ability to perform its obligations hereunder or (iv) violate, result in a breach of, or otherwise be inconsistent with the terms of, or the facts forming the basis for, any material Product Certification, other than as set forth on Schedule 3.4.

         Section 3.5 Binding Effect. This Agreement when executed and delivered by Buyer and the other parties thereto, constitutes a valid and legally binding obligation of Seller and ROI, as applicable, enforceable against Seller and ROI in accordance with their respective terms.

         Section 3.6 ROI Reports and Financial Statements.

         (a) ROI has made available to Buyer each registration statement, report, proxy statement or information statement prepared by it since December 31, 2003, including (i) ROI's Annual Report on Form 10-KSB for the year ended June 30, 2004, and (ii) ROI's Quarterly Report on Form 10-QSB for the period ended September 30, 2004 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof and as amended, the "ROI Reports"). As of their respective dates (or, if amended, as of the date of such amendment) the ROI Reports did not, and any ROI Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

         (b) Set forth on Schedule 3.6(b) is a copy of the audited balance sheets and audited statements of income and statements of cash flows for ROI for the fiscal years ended June 30, 2003 and 2004 (the "ROI Year-End Financial Statements") and a copy of the unaudited balance sheet and statement of income and statement of cash flows for ROI for the three months ended September 30, 2004 (the "ROI Interim Financial Statements" and, together with the ROI Year-End Financial Statements, the "ROI Historical Financial Statements"). The ROI Historical Financial Statements have been prepared in accordance with GAAP consistently applied, and fairly present, in all material respects, the financial condition and results of operations and cash flows of ROI as of the dates thereof or the periods then ended, subject in the case of the unaudited financial statements to normal year-end adjustments and the absence of footnotes and similar presentation items therein.

         (c) Set forth on Schedule 3.6(c) is a copy of the unaudited balance sheets and unaudited statements of income for Seller for the fiscal years ended June 30, 2003 and 2004 (the "Seller Year-End Financial Statements") and a copy of the unaudited balance sheet and statement of income for Seller for the three months ended September 30, 2004 (the "Seller Interim Financial Statements" and, together with the Seller Year-End Financial Statements, the "Seller Historical Financial Statements". The Seller Historical Financial Statements have been prepared in accordance with GAAP consistently applied, and fairly present, in all material respects, the financial condition and results of operations and cash flows of the Business as of the dates thereof or the periods then ended, subject to normal year-end adjustments and the absence of footnotes and similar presentation items therein. There are no material off balance sheet transactions, arrangements, obligations, or relationships attributable to the Business that may have a Material Adverse Effect.

         (d) Set forth in Schedule 3.6(d) are reconciliations between the latest balance sheet and income statement set forth in Schedule 3.6(b) and the latest balance sheet and income statement set forth in Schedule 3.6(c). Such reconciliations fairly present, in all material respects, all expenses incurred by ROI on behalf of the Seller and all expenses incurred by the Seller on behalf of ROI.

         Section 3.7 Litigation and Claims. Except as set forth on Schedule 3.7:

         (a) There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending, or to the Knowledge of Seller threatened, against or relating to ROI, Seller or any of their Affiliates in connection with the Transferred Assets, the Business or the transactions contemplated hereby.

         (b) None of the Transferred Assets is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators.

         Section 3.8 Taxes. Except as set forth on Schedule 3.8, (a) all Tax Returns with respect to the Business that are required to be filed on or before the Closing have been or will have been duly filed and all amounts shown to be due and owing thereon have been or will have been duly and timely paid, (b) Seller has withheld from its employees and timely paid to the appropriate authorities or set aside in an account for such purpose proper and accurate amounts for all periods through the date of this Agreement in compliance with all Tax withholding provisions (including income, social security and employment Tax withholding for all types of compensation), (c) there is no lien for Taxes upon any of the Transferred Assets nor, to the Knowledge of Seller, is any taxing authority in the process of imposing any lien for Taxes on any of the Transferred Assets, other than liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by either Seller or one of its Affiliates in good faith by appropriate action, and (d) all deficiencies asserted or assessments made, if any, as a result of any examination of the Tax Returns referred to in clause (a) above have been paid in full, unless the validity or amount thereof is being contested by either Seller or one of its Affiliates in good faith by appropriate action.

         Section 3.9 Employee Benefits.

         (a) All benefit and compensation plans, contracts, policies or arrangements covering Employees, any "employee benefit plans" within the meaning of Section 3(3) of ERISA, any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers' compensation, short-term or long-term disability, vacation and severance plans and all employment, severance and change in control agreements, including any trust instruments and insurance contracts forming a part thereof, and all amendments thereto (the "Benefit Plans"), are listed on Schedule 3.9(a) and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. Seller has provided or made available to Buyer true and complete copies of all Benefit Plans and all related service agreements, summaries, summary plan descriptions, actuarial reports, the most recent filed Forms 5500 and the most recent determination letters.

         (b) No Benefit Plan is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, or (iii) maintained outside of the United States. Within the last three years, Seller has not incurred any liability under Title IV of ERISA. All Benefit Plans covering Employees which are subject to ERISA have been administered in accordance with their terms and are in substantial compliance with all applicable Laws, including ERISA and the Code.

         (c) Schedule 3.9(c) sets forth a true, correct and complete list of all Employees employed by the Business on the date hereof, identifying as to each a job title, years of service, amount or rate of salary or wages, most recent annual cash bonus, any other annual cash compensation and location of employment.

         Section 3.10 Compliance with Laws. Except as disclosed on Schedule 3.10, (a) the Business has been for the previous three years and currently is being conducted in material compliance with all applicable Laws, (b) Seller has not received any written notice alleging any violation under any applicable Law, and ROI has not received any such notice in connection with the Business, (c) the Business has all material Governmental Authorizations necessary for the conduct of the Business as currently conducted; it being understood that nothing in this representation is intended to address any compliance issue that is specifically addressed by Section 3.11.

         Section 3.11 Environmental Matters. Except for matters that are set forth on Schedule 3.11:

         (a) the Business has been for the previous five years and is in material compliance with all applicable Environmental Laws and there are no material Liabilities under any Environmental Law with respect to the Business;

         (b) the Leased Real Property has been for as long as it has been leased by ROI, and is, in material compliance with all applicable Environmental Laws and there are not material Liabilities under any Environmental Law with respect to the Leased Real Property;

         (c) to Seller's Knowledge, neither ROI, Seller nor any predecessor in interest has received from any Person any written notice, demand, claim, letter or request for information, relating to any violation or alleged violation of, or any Liability under, any Environmental Law in connection with or affecting the Business or related to the Transferred Assets or, to Seller's Knowledge, related to the Leased Real Property;

         (d) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending, threatened, relating to compliance with or Liability under any Environmental Law Related to the Business or related to the Leased Real Property or the Transferred Assets;

         (e) to Seller's Knowledge, there has been no release, threatened release, contamination or disposal of Hazardous Substances at any third party property, or waste generated by Seller or any of its Affiliate or any legally responsible predecessor corporation thereof, that has given or could reasonably be expected to give rise to any Liability under any Environmental Law for which the Business would incur or share Liability;

         (f) no property currently or formerly owned or operated in connection with the Business (including soils, groundwater, surface water, buildings and other structures) has been contaminated by ROI, Seller or any Affiliate thereof with any Hazardous Substance that could reasonably be expected to require investigation or remediation under any Environmental Law;

         (g) Seller has delivered or made available to Buyer and its advisors all environmental reports, audits, assessments, sampling data, liability analyses, memoranda, and studies in the possession of or conducted by Seller or any of its Affiliates with respect to compliance under, or Liabilities related to, any Environmental Law with respect to the Business and the Leased Real Property.

         Section 3.12 Intellectual Property.

         (a) Schedule 3.12(a)(i) sets forth a true and complete list of all Registered Intellectual Property that is owned by Seller or any of its Affiliates and Related to the Business (the "Scheduled Intellectual Property"). Except as set forth on Schedule 3.12(a)(ii), the Transferred Intellectual Property constitutes all Intellectual Property used in or related to the Business and, immediately after the Closing, necessary for the Buyer to conduct and operate the Business as now being conducted by Seller. Seller owns all the Scheduled Intellectual Property, free and clear of all Encumbrances. The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting Seller's or its Affiliates' use thereof or rights thereto. Seller has the right to use, pursuant to license, sublicense, agreement or permission, the Transferred Intellectual Property as such Intellectual Property is currently used in the Business.

         (b) Immediately after the Closing, Buyer will own or have the right to use all of the material Transferred Intellectual Property, on terms and conditions substantially similar to those in effect immediately prior to the Closing.

         (c) Neither the conduct of the Business nor any of the products sold or services provided by Seller in connection therewith, infringes upon or otherwise violates the Intellectual Property of any other Person. To the Knowledge of Seller, none of the Transferred Intellectual Property is being infringed upon or violated by any other Person.

         (d) Schedule 3.12(d)(i) sets forth all IP Contracts, excluding commercially available software licensed pursuant to shrink-wrap or click-wrap agreements and standard, non-exclusive licenses by Seller to its customers. Except as set forth on Schedule 3.13(d)(ii), (w) each IP Contract is, and will continue to be immediately following the Closing, in full force and effect in accordance with its terms, (x) no default or breach exists under, and there has been no event, condition or occurrence that, with the giving of notice or lapse of time, or both, would give rise or constitute a breach or default by Seller under or any of its Affiliates under, any IP Contract that would be material to the Business, (y) the consummation of the transactions contemplated hereby will not conflict with, or result in the breach of, effect or give rise to any license under, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right of either Seller or any of its Affiliates under, or a loss of any benefit to which either Seller or any of its Affiliates is entitled under, or the imposition of any obligation under, or Encumbrance on, any of the IP Contracts, and (z) no IP Contract contains any term that would become applicable or inapplicable or whose scope would materially change as a result of the consummation of the transactions contemplated hereby. To Seller's Knowledge, the Transferred Intellectual Property that is the subject of a license or sublicense to either Seller or any of its Affiliates is valid, subsisting and enforceable and is not subject to any outstanding order, judgment, decree or agreement adversely affecting either Seller's or any of its Affiliates' use thereof or rights thereto.

         (e) There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to the Knowledge of Seller, threatened concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any material Transferred Intellectual Property.

         (f) The Scheduled Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other filing offices, domestic or foreign, as are identified on Schedule 3.12(a)(i) and such registrations, filings, issuances and other actions remain in full force and effect, and are current and unexpired. Except as would not have a Material Adverse Effect, Seller has properly executed and recorded all documents necessary to perfect its title to all Intellectual Property set forth on Schedule 3.12(a), and has filed all documents and paid all taxes, fees, and other financial obligations required to maintain in force and effect all such items until the Closing.

         (g) Seller, ROI and their Affiliates have taken all reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets Related to the Business, and to Seller's Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements, which have not been breached. To Seller's Knowledge, no Employee has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by either Seller or its Affiliates in the furtherance of the Business that have not been assigned to either Seller and/or its Affiliates. No current or former officer or employee of ROI has any right, title or interest in or to any of the Transferred Intellectual Property.

         (h) To Seller's knowledge, Seller's employees' performance of their employment activities does not violate any third party's intellectual property rights or such employees' contractual obligations to any third person. To Seller's Knowledge, no Employee's performance of his or her employment activities violates the Intellectual Property or other rights of any Person.

         (i) To Seller's Knowledge, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the Business. To Seller's Knowledge, the IT Assets do not contain any "time bombs," "Trojan horses," "back doors," "trap doors," "worms," viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To Seller's Knowledge, no Person has gained unauthorized access to the IT Assets. Seller has implemented reasonable backup and disaster recover technology consistent with industry practices. To Seller's Knowledge, none of the IT Assets or any proprietary software owned by Seller contains any shareware, open source code, or other software whose use requires disclosure or licensing of the Transferred Intellectual Property.

         Section 3.13 Labor. (a) Except as set forth on Schedule 3.13(a), neither Seller nor any of its Affiliates is a party to or bound by any material labor agreement, union contract or collective bargaining agreement respecting the Employees.

         (b) Except as set forth on Schedule 3.13(b), Seller and ROI are in compliance in all material respects with all labor Laws Related to the Business and the Employees, and are not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other similar Law applicable to Employees.

         (c) There is no pending, or to the Knowledge of Seller, threatened, strike, walkout or other work stoppage or any union organizing effort by any of the Employees.

         (d) There is no unfair labor practice charge or complaint against the Business pending, or to Seller's Knowledge threatened, before the National Labor Relations Board or other Government Entity.

         Section 3.14 Contracts. (a) Schedule 3.14(a) lists all written contracts and other agreements Related to the Business to which ROI or any of its Subsidiaries is a party or by which any of their properties or assets are bound, having the following description(s) (collectively, the "Material Contracts"):

                  (i) any agreement (or group of related agreements) Related to the Business for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

                  (ii) any agreement (or group of related agreements) Related to the Business for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;

                  (iii) any agreement Related to the Business concerning a partnership or joint venture or other contract or agreement involving a sharing of profits, losses, costs or liabilities by ROI, Seller or any of their Affiliates with any other Person;

                  (iv) any agreement (or group of related agreements) under which ROI or any of its Subsidiaries has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed an Encumbrance on any of Transferred Assets, tangible or intangible;

                  (v) any material agreement Related to the Business concerning confidentiality;

                  (vi) any material agreement of ROI or Seller with any of Seller's Affiliates which is Related to the Business;

                  (vii) any agreement Related to the Business which contains any provision or covenant limiting (A) the ability of Seller to engage in any line of business, to compete with any Person, to do business with any Person in any location or to employ any Person, (B) the ability of any Person to compete with or obtain products or services from Seller or (C) the ability of Seller to do business other than with a specified Person or Persons;

                  (viii) any collective bargaining agreement and any other agreements relating to organized labor; (ix) any agreement of Seller for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing severance benefits in excess of $3,000.

         (b) To the Knowledge of Seller, all Material Contracts are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof. There does not exist under any Material Contract any material violation or breach or event of default, or alleged material violation, or breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, or breach or event of default thereunder on the part of Seller or, to Seller's Knowledge, any other party thereto, except as set forth in Schedule 3.14(b). There are no material disputes pending or, to Seller's Knowledge, threatened under any Contract included in the Transferred Assets.

         (c) There are no outstanding powers of attorney in favor of any Person relating to the Business that would affect any Transferred Asset.

         Section 3.15 Territorial Restrictions. ROI and its Subsidiaries are not restricted by any agreement or understanding with any Person from carrying on the Business anywhere in the world or from expanding the Business in any way or entering into any new businesses, except for such restrictions that, individually or in the aggregate, would not be material to the Business or that would not apply to the Business or Buyer following the Closing.

         Section 3.16 Absence of Changes. Since September 30, 2004, ROI and its Subsidiaries have conducted the Business only in the Ordinary Course, and the Business has not experienced any event or condition, and to Seller's Knowledge no event or condition is threatened, that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect. Since June 30, 2004, none of the actions or events prohibited or circumscribed by Subsections
(a) through (n) of Section 5.2 have been taken or have occurred, except as set forth on Schedule 3.16.

         Section 3.17 Assets. Except as set forth on Schedule 3.17 and with such exceptions as would not affect the use, operation or value of the Transferred Assets, the Transferred Assets constitute all the assets, properties and rights of ROI and its Subsidiaries necessary to conduct the Business as currently conducted and, immediately after the Closing, necessary for Buyer to continue to operate and conduct the Business as currently conducted.

         Section 3.18 Product Certifications. (a) The Product Certifications set forth on Schedule 3.18 are all the Product Certifications relating to the Business, and constitute all the Product Certifications necessary to conduct the Business as currently conducted and, immediately after the Closing, necessary for Buyer to continue to operate and conduct the Business as currently conducted.

         (b) Seller has not made any material modifications or updates to the Products which would require Product Certifications different from those set forth on Schedule 3.18.

         Section 3.19 Title to Property. Except as set forth on Schedule 3.19, and with such exceptions as would not affect the use, operation or value of the Transferred Assets, Seller has, and at the Closing Seller will transfer to Buyer or its Affiliates, (i) good and marketable fee simple title to, or a valid and binding leasehold interest in, the real property they own or lease that are included in the Transferred Assets and (ii) good title to the personal tangible property they own or lease that are included in the Transferred Assets, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

         Section 3.20 Real Property. (a) Seller has delivered to Buyer complete and accurate copies of each of the Assigned Leases and any documents or instruments affecting the rights or obligations of any of the parties thereto.

         (b) Each facility (including, all buildings, structures, and improvements) included in the Transferred Assets is suitable for its current use, operation and occupancy.

         (c) To the Knowledge of Seller, the ownership, occupancy, use and operation of the Leased Real Property has complied and complies, in all material respects, with all Laws and Governmental Authorizations, and does not violate in any material respect any instrument of record or agreement affecting such property.

         (d) To Seller's Knowledge, there are no pending, or threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property.

         (e) None of the Leased Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects, except for damage that would not, individually or in the aggregate, materially impair the conduct of the Business.

         Section 3.21 Operation of the Business. Except as set forth on Schedule 3.21, no part of the Business is currently operated through any entity other than Seller.

         Section 3.22 Absence of Liabilities. Except as specifically reflected, reserved against or otherwise disclosed in the Historical Financial Statements and except as set forth on Schedule 3.22, the Business does not have any Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities that were incurred since the date of the Historical Financial Statements in the Ordinary Course of Business.

         Section 3.23 Warranties/Product Liability. Except as set forth on
Schedule 3.23 and except as specifically reflected, reserved against or otherwise disclosed in the ROI Historical Financial Statements or the Seller Historical Statements or incurred since the date thereof and as would not be material to the Business (a) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Government Entity relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Business or any services provided by the Business (a "Product"), or claim or lawsuit involving a Product which is pending or, to Seller's Knowledge, threatened, by any Person, and (b) there has not been, nor is there under consideration by the Business, any Product recall or post-sale warning of a material nature conducted by or on behalf of the Business concerning any Product. All Products materially comply with applicable Governmental Authorizations and Laws, and there have not been and there are no material defects or deficiencies in such Products.

         Section 3.24 Insurance. Schedule 3.24(a) lists all material insurance policies covering the properties, assets, employees and operations of the Business (including policies providing property, casualty, liability, and workers' compensation coverage). All of such policies or renewals thereof are in full force and effect.

         Section 3.25 Finders' Fees. Except for SVB Alliant, whose fees will be paid by ROI, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission from either Seller or any of its Affiliates in connection with the transactions contemplated hereby.

         Section 3.26 GO Gateway Product. As of the date of this Agreement, all reasonably foreseeable capital expenditures necessary for the development, testing and successful launch of the GO Gateway product have been made.

         Section 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or ROI.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller and ROI as of the date hereof and as of the Closing as follows:

         Section 4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to own and operate its respective properties and assets and to carry on its respective business as currently conducted.

         Section 4.2 Corporate Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement has been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement.

         Section 4.3 Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Government Entity or other Person in connection with the execution, delivery and performance by Buyer of this Agreement other than those the failure of which to obtain, give or make would not, individually or in the aggregate materially impair or delay the ability of Buyer to effect the Closing or to perform its obligations under this Agreement. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer from, or to be given by Buyer to, or made by the Buyer with, any Person which is not a Government Entity in connection with the execution, delivery and performance by Buyer of this Agreement.

         Section 4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Certificate of Incorporation, Bylaws or other organizational documents of Buyer, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings required to be made or obtained by Seller or ROI, to the Knowledge of Buyer, violate or result in a breach of or constitute a default under any Law to which Buyer is subject, or
(iii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer under, or result in a loss of any benefit to which Buyer is entitled under, any Contract, other than, in the case of clause (iii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, materially impair or delay Buyer's ability to perform its obligations hereunder.

         Section 4.5 Binding Effect. This Agreement, when executed and delivered by each of Seller and ROI will constitute a valid and legally binding obligation of Buyer enforceable against it in accordance with its respective terms.

         Section 4.6 Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission from Seller or ROI in connection with the transactions contemplated hereby.

         Section 4.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

                                   ARTICLE V

                                    COVENANTS

Section 5.1       Access and Information.

         (a) From the date hereof until the Closing, subject to reasonable rules and regulations of Seller and any applicable Laws, Seller shall (and ROI shall cause Seller to) (i) afford Buyer and its representatives (including representatives of entities providing or arranging financing for Buyer) access, during regular business hours and upon reasonable advance notice, to the Employees, and the assets, books and records of the Business, (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Business as Buyer from time to time reasonably requests, (iii) instruct its counsel and financial advisors to cooperate in a reasonable manner with Buyer in its investigation of the Business, including instructing its accountants to give Buyer reasonable access to their work papers, (iv) provide Buyer and its lenders reasonable access to the books and records of the Business to the extent reasonably necessary for such lenders to complete a customary due diligence investigation with respect to Buyer, (v) cooperate with Buyer and its lenders in such lenders' preparation of security interest documentation and other documents reasonably necessary in order to perfect such lenders' interests in Buyer's assets and properties (including the Transferred Assets) following the Closing, and (vi) provide Buyer and its independent accountants with reasonable access to the books and records of the Business and the Employees, for purposes of completing its accounting and Tax allocations with respect to the Transferred Assets. No investigation pursuant to this Section 5.1(a) shall alter any representation or warranty given hereunder by Seller. All requests for information made pursuant to this Section 5.1(a) shall be directed to an executive officer of Seller or such Person or Persons as may be designated by Seller. All information received pursuant to this Section 5.1(a) shall be governed by the terms of the Confidentiality Agreement.

         (b) Following the Closing, upon the request of the other party, to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, Seller shall grant to Buyer, and its representatives, and Buyer shall grant to Seller, and its representatives, during regular business hours and subject to reasonable rules and regulations of the granting party, the right, at the expense of the non-granting party, to inspect and copy the books, records and other documents in the granting party's possession pertaining to the operation of the Business prior to the Closing (including books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records). In no event shall either party have access to the consolidated federal, state or local Tax Returns of the other party.

         Section 5.2 Conduct of Business. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Buyer otherwise agrees in writing in advance, Seller shall conduct, and ROI shall cause Seller to conduct, the Business in the Ordinary Course and use its commercially reasonable efforts to preserve intact the Business and its relationship with its customers, suppliers, creditors and employees in accordance with past practices. During the period from the date hereof to the Closing, except as set forth on Schedule 5.2(n) or as otherwise contemplated by this Agreement or as Buyer shall otherwise consent (which consent shall not be unreasonably withheld), Seller shall not, and ROI shall cause Seller not to, with respect to the Business:

         (a) incur, create or assume any Encumbrance on any of its assets other than a Permitted Encumbrance;

         (b) sell, lease, license, transfer or dispose of any assets other than in the Ordinary Course of Business;

         (c) terminate or extend or modify any Material Contract;

         (d) enter into any contract, arrangement or commitment other than in the Ordinary Course of Business;

         (e) dispose of or permit to lapse any rights in, to or for the use of any Intellectual Property Related to the Business or the subject of any Seller Licensed Intellectual Property, or disclose to any Person not an Employee any Intellectual Property Related to the Business or the subject of any Seller

Licensed Intellectual Property not heretofore a matter of public knowledge, except pursuant to judicial or administrative process;

         (f) (i) increase the compensation of any of the directors, officers, Employees or independent contractors of the Business, except in the Ordinary Course of Business or pursuant to the terms of agreements or plans currently in effect and listed on Schedule 3.9(a), (ii) pay or agree to pay or increase or agree to increase any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement or arrangement to any director, officer, employee or independent contractor,
(iii) except as required by applicable Law, amend in any respect any such plan, agreement or arrangement, other than amendments that result in de minimis additional expense or (iv) hire any employee or individual independent contractor with annual compensation in excess of $20,000, other than to fill vacancies arising in the Ordinary Course of Business at compensation levels not in excess of those prevailing in the market, or enter into any new employment or severance agreements that would result in post-termination payments that in the aggregate would exceed $5,000 becoming due or payable upon termination of employment or of the individual independent contractor;

         (g) assume or enter into any labor or collective bargaining agreement relating to the Business;

         (h) (i) incur any additional Indebtedness, except under the current terms of any Contracts for Indebtedness disclosed on Schedule 3.14(a), or issue any debt securities or assume, guarantee or endorse any material obligations of any other Person, or (ii) make any material loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in amounts not material to the maker of such loan or advance);

         (i) settle any material claims, actions, arbitrations, disputes or other proceedings;

         (j) accelerate the delivery or sale of products or the incurrence of capital expenditures, or (except in the Ordinary Course) offer discounts on sale of products;

         (k) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

         (l) cancel or compromise any material debt or claim or waive any rights of material value to the Business without the Business receiving a realizable benefit of similar or greater value, or voluntarily suffer any extraordinary loss;

         (m) do any other act which would reasonably be expected to cause any representation or warranty of either Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect at such time; or

         (n) authorize or enter into any agreement or commitment with respect to any of the foregoing.

         Section 5.3 Reasonable Best Efforts. (a) Seller and Buyer shall cooperate and use their respective reasonable best efforts to fulfill as promptly as practicable the conditions precedent to the other party's obligations hereunder, including securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer and Seller will make all filings and submissions required by any applicable Laws and promptly file any additional information requested as soon as practicable after receipt of such request therefor. Subject to applicable law and the instructions of any Government Entity, Seller and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Seller and Buyer, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Government Entity with respect to such transactions.

         (b) ROI shall promptly prepare and file with the SEC a definitive Proxy Statement with respect to the Transaction (the "Proxy Statement"). As promptly as practicable after such filing and subject to any SEC review period, ROI shall mail the Proxy Statement to its stockholders. ROI agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. ROI will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         (c) ROI will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of its stockholders (the "Stockholders Meeting") as promptly as reasonably practicable following the date of this Agreement to consider and vote upon the adoption of this Agreement and approval of the Transaction. ROI's Board of Directors shall recommend such adoption or approval, as the case may be, and shall take all lawful action to solicit such approval. In the event that subsequent to the date hereof, ROI's Board of Directors determines that this Agreement or the Transaction is no longer advisable and either makes no recommendation or recommends that its stockholders reject this Agreement or the Transaction, ROI shall nevertheless submit this Agreement to its stockholders for adoption at the Stockholders Meeting.

         Section 5.4 Tax Matters.

         (a) Seller Liability for Taxes. Seller shall be liable for (A) any Taxes imposed with respect to the Business or any Transferred Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, (B) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Business or any Transferred Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, and (C) any Transfer Taxes for which it is liable pursuant to
Section 5.4(e).

         (b) Buyer Liability for Taxes. Buyer shall be liable for (A) any Taxes imposed with respect to the Business or any Transferred Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date, (B) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Business or any Transferred Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date, and (C) any Transfer Taxes for which Buyer is liable pursuant to Section 5.4(e).

         (c) Proration of Taxes. To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date, except that those annual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.

         (d) Tax Returns. Except as provided in Section 5.4(e), if either party shall be liable hereunder for any portion of the Tax shown due on any Tax Returns required to be filed by the other party, the party preparing such Tax Return shall deliver a copy of the relevant portions of such Tax Return to the party so liable for its review and approval not less than 30 days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions). If the parties disagree as to any item reflected on any such return with respect to the taking of a particular tax return position or the making of a particular disclosure on such return, Seller shall determine how the disputed items, tax return positions or disclosures are reflected, if at all, unless such returns relate solely to Taxes for which Buyer is liable hereunder, in which case Buyer shall make the determination.

         (e) Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties ("Transfer Taxes"), shall be borne by Seller.

         (f) Contest Provisions. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party's Affiliates) may be liable pursuant to this Section 5.4. Seller shall be entitled to participate at its expense in the defense of and, at their option, take control of the complete defense of, any Tax audit or administrative or court proceeding relating to Taxes for which it may be liable pursuant to this
Section 5.4, and to employ counsel of its choice at its expense. Neither party may agree to settle any claim for Taxes for which the other may be liable without the prior written consent of such other party, which consent shall not be unreasonably withheld. Buyer and Seller agree that as to all Taxes (including Transfer Taxes) and Seller's liability, on the one hand, and Buyer's liability, on the other hand, for such Taxes (including Transfer Taxes), the contest provisions of this Section 5.4(f) shall control and the provisions of Section
7.4 through 7.10 shall not apply to the Tax indemnity provisions of this Section 5.4.

         (g) Buyer's Claiming, Receiving or Using of Refunds and Overpayments. If, after the Closing, Buyer or its Affiliates (A) receive any refund, or (B) utilize the benefit of any overpayment or prepayment of Taxes which, in either of cases (A) and (B), (x) relate to a Tax paid by Seller or any of its Affiliates, or (y) is the subject of indemnification by Seller hereunder, Buyer shall promptly transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment (including interest) received or utilized by Buyer or its Affiliates. Buyer agrees to notify Seller promptly of both the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Buyer agrees to timely file and claim any such refund or to utilize any such overpayment as soon as possible and to furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment.

         (h) Determination and Allocation of Consideration. The parties to this Agreement agree to determine the amount of and allocate the total consideration transferred by Buyer to Seller or its Affiliates pursuant to this Agreement (the "Consideration") in accordance with the fair market value of the assets and liabilities transferred. Buyer shall provide Seller with one or more schedules allocating the Consideration at least 20 days prior to the Closing. If Seller disagrees with any items reflected on the schedules so provided, Seller shall notify Buyer of such disagreement and its reasons for so disagreeing, in which case Seller and Buyer shall attempt to resolve the disagreement. To the extent Seller and Buyer cannot agree on a mutually acceptable determination and/or allocation of the Consideration (including any adjustment of such consideration pursuant to the immediately following sentence), such determination and/or allocation shall be made by the CPA Firm, whose decision shall be final and binding and whose expenses shall be shared equally by Seller and Buyer. Seller and Buyer agree to prepare and file an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code and in a manner consistent with the mutually agreed upon determination and/or allocation of the Consideration (or as determined by the CPA Firm). To the extent that the Consideration is adjusted after the Closing Date, the parties agree to revise and amend the schedule and IRS Form 8594 in the same manner and according to the same procedure. The determination and allocation of the Consideration derived pursuant to this Section 5.4(h) shall be binding on Seller and Buyer for all Tax reporting purposes.

         (i) Assistance and Cooperation. After the Closing Date the parties shall cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof. Each party shall (i) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which such other party or any of its Affiliates may have a liability under this Agreement and (ii) furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes referred to in Section 5.4(h).

         (j) Employee Withholding and Reporting Matters. With respect to those Transferred Employees who are employed by Buyer within the same calendar year as the Closing, Buyer shall, in accordance with and to the extent permitted pursuant to Revenue Procedure 84-77, 1984-2 C.B. 753, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statement, Form W- 3, Transmittal of Income and Tax Statements, Form 941, Employer's Quarterly Federal Tax Return, Form W-4, Employee's Withholding Allowance Certificate and Form W-5, Earned Income Credit Advance Payment Certificate. Seller and Buyer agree to comply with the procedures described in Section 5 of the Revenue Procedure 84-77.

         (k) Maintenance of Buyer's Books and Records. Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, Buyer shall, and shall cause its Affiliates to, retain all Books and Records with respect to the Business in existence on the Closing Date and after the Closing Date will provide Seller access to such Books and Records for inspection and copying by Seller, or its agents upon reasonable request and upon reasonable notice. After the expiration of such period, no such Books and Records shall be destroyed by Buyer without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof, any costs of transferring such Books and Records to be paid by Seller.

         Section 5.5 Employees and Employee Benefits. (a) Buyer shall offer employment to at least eighty percent (80%) of the Applicable Employees, under terms as determined by Buyer in its discretion, on the Closing Date or upon the return of any such Applicable Employee to active employment. For purposes of this Agreement, "Applicable Employees" means (i) all Employees of the Business on the Closing Date, including Employees on temporary leave for purposes of jury or annual two-week national service/military duty, Employees on vacation and Employees on a regularly scheduled day off from work; and (ii) Employees who on the Closing Date are on maternity or paternity leave, educational leave, military leave with veteran's reemployment rights under federal law, leave under the Family Medical Leave Act of 1993, approved personal leave, short-term disability leave or medical leave; provided, however, that no such Employee shall be guaranteed reinstatement to active service if he is incapable of working in accordance with the policies, practices and procedures of the Buyer or if his return to employment is contrary to the terms of his leave. Each Applicable Employee who accepts Buyer's offer of employment shall be a

"Transferred Employee" for purposes of this Agreement upon the later of the Closing Date or the return of such Applicable Employee to active employment.

         (b) Buyer shall (i) waive any applicable pre-existing condition exclusions, waiting periods and actively-at-work requirements with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of Buyer that a Transferred Employee is eligible to participate in following the Closing Date, to the extent such exclusions, requirements or waiting periods were inapplicable to, or had been satisfied by, such Transferred Employee immediately prior to the Closing Date under the relevant Benefit Plan in which such Transferred Employee participated, (ii) provide, or cause to be provided to, each such Transferred Employee and their beneficiaries with credit for any co-payments, out-of-pocket expenses and deductibles paid (to the same extent such credit was given under the analogous Benefit Plan prior to the Closing Date) in satisfying any applicable deductible, co-payment or out-of-pocket requirements in respect of the plan year in which the Closing occurs and (iii) recognize, or cause to be recognized, service prior to the Closing Date with the Seller for purposes of eligibility and vesting (but not for purposes of benefit accrual) under any benefit plan of Buyer to the same extent such service was recognized by the Seller under any similar Benefit Plan in which such Transferred Employee participated immediately prior to the Closing Date. Notwithstanding the foregoing, nothing contained herein shall obligate Buyer to provide or maintain any particular type of benefit or employee benefit plan.

         Section 5.6 Non-Solicitation/Non-Competition. (a) Each of Seller and ROI agrees that for the period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date it will not directly or indirectly (i) induce or encourage any Employee to reject Buyer's offer of employment or to accept any other position or employment, (ii) solicit for employment or any similar arrangement any Transferred Employee or (ii) hire or assist any other Person in hiring any Transferred Employee; provided, however, that this Section 5.6(a) shall not apply to Transferred Employees who have left the employment of Buyer or any of its Affiliates and shall not prohibit general solicitations for employment through advertisements or other means.

         (b) Each of Seller and ROI agrees that for the period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date it shall not engage, either directly or indirectly, alone or with others, as stockholders or otherwise in any business in North America that develops or markets software or services for debit card, credit card, check or related transactions processing or in any business in North America that competes with the Business, as conducted as of the Closing Date (together, a "Competing Business"); provided that nothing in this Section 5.6(b) shall preclude Seller or any of its Affiliates from owning in the aggregate up to 2% of any Person engaged in a Competing Business.

         Section 5.7 Further Assurances. From time to time after the Closing Date, each party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other party hereto and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent that Buyer or Seller discovers following Closing that any asset that was intended to be transferred pursuant to this Agreement was not transferred at Closing, each of Seller and ROI shall or shall cause its Affiliates promptly to assign and transfer to Buyer all right, title and interest in such asset. Following the Closing Date, Buyer shall provide ROI and Seller with reasonable access to the Books and Records, including, without limitation, copies of source code, to the extent reasonably necessary to permit Seller to satisfy and discharge the Excluded Liabilities.

         Section 5.8 Acquisition Proposals. ROI agrees that prior to the earlier of the Closing and the earlier of the termination of this Agreement pursuant to
Article VIII, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any material assets or any equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). ROI further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any discussions or negotiations concerning, or provide any confidential information or data to, any Person relating to an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent ROI or its Board of Directors from (i) complying with its disclosure obligations under federal or state law with regard to an Acquisition Proposal; or (ii) at any time before, but not after, this Agreement is submitted for a vote at the Stockholders Meeting, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if ROI's Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the stockholders of ROI, if and only to the extent that,
(x) in each such case referred to in clause (A), (B) or (C) above, ROI's Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (y) in each case referred to in clause (B) or (C) above, ROI's Board of Directors determines in good faith (after consultation with its outside financial advisors) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to ROI's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). ROI agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. ROI agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section
5.8 and in the Confidentiality Agreement. ROI agrees that it will notify Buyer immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Buyer informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

         Section 5.9 Confidentiality. Seller shall treat as confidential and shall safeguard any and all information, knowledge and data included in the Transferred Assets or the Seller Leased Property, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller used with respect thereto prior to the execution of this Agreement. Buyer acknowledges that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of Seller or ROI, or becomes available on a non-confidential basis from a source other than Seller or ROI so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party.

         Section 5.10 Guaranty of Receivables. Buyer agrees to attempt to collect in good faith all Accounts Receivable. As of a date not fewer than 60 days nor more than 120 days following the Closing, Buyer shall determine, for each obligor with respect to any Account Receivable, the amount of such Account Receivable which has not been paid (the "Past Due Amount"), and shall promptly shall send to ROI a written notice showing the aggregate Past Due Amount. An amount equal to such Past Due Amount shall be paid in cash by ROI to Buyer within five days of such notice. To the extent that any amounts are paid by ROI under this section, Buyer shall compute the amount, if any, which such obligor subsequently pays to Buyer with respect to such Account Receivable and, to the extent any such additional amounts have been paid, Buyer shall reimburse ROI for any payments by ROI under this Section 5.10. At Seller's request, Buyer shall assign to ROI any Accounts Receivable for which Buyer has been paid under this
Section 5.10.

Section 5.11 Intellectual Property Non-Assertion. Each of ROI and Seller agrees that it shall not assert against the Buyer or any of its Affiliates or any of their employees, contractors or successor or assigns any Intellectual Property owned or controlled by it or any of its Affiliates as of the Closing Date in connection with the operation of the Business.

Section 5.12 Additional Financial Statements. Seller will prepare and furnish to Buyer as soon as they become available, periodic financial reports in the form which it customarily prepares for its internal purposes concerning the Business.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         Section 6.1 Conditions to the Obligations of Buyer, Seller and ROI. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

         (a) No Prohibition. No Law shall be in effect prohibiting the Transaction.

         (b) Consents and Approvals. All Seller Required Approvals set forth on
Schedule 6.1(b) and all Buyer Required Approvals shall have been obtained.

         (c) Stockholder Approval. This Agreement and the Transaction shall have been duly approved by holders of ROI's capital stock constituting the Requisite Vote.

         Section 6.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of ROI and Seller contained in Sections 3.1 through 3.6 shall be true and correct in all respects as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all respects as of such date). Each of the other representations and warranties of ROI and Seller contained in this Agreement shall be true and correct in all respects (disregarding, for this purpose, any qualifications as to materiality or Material Adverse Effect) as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all respects as of such date), except for such failures to be true and correct as have not had and would not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

         (b) Covenants. Each of the covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects.

         (c) Certificate. Buyer shall have received a certificate, signed by a duly authorized officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

         (d) No Proceedings. There shall not be pending or threatened any suit, action or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or seeking to obtain from Buyer in connection with the transactions contemplated by this Agreement any material damages or material commitments or seeking to prohibit or limit the ownership, operation or control by Buyer or any of its Affiliates of any material portion of the business or assets of Buyer (including the Business) or any of its Affiliates.

         (e) Legal Opinion. Buyer shall have received an opinion of counsel reasonably satisfactory to Buyer with respect to the due authorization, execution and delivery of this Agreement.

         (f) No Encumbrances. ROI and Seller shall have furnished to Buyer evidence reasonably satisfactory to Buyer of the satisfaction, discharge and release of all Encumbrances on the Transferred Assets.

         (g) Management Bonuses. Seller shall have furnished to Buyer evidence reasonably satisfactory to Buyer of the payment of management bonuses to ROI's and Seller's executives for fiscal year 2004 or of arrangements to pay such bonuses out of the Purchase Price as and when paid at the Closing.

         (h) Absence of Certain Liabilities. ROI shall have furnished to Buyer evidence that Seller and Paymentech, L.P. have entered into a Commitment Reseller Agreement in substantially the form furnished to Buyer prior to the date of this Agreement.

         Section 6.3 Conditions to the Obligations of Seller and ROI. The obligation of Seller and ROI to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all respects as of such date).

         (b) Covenants. Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

         (c) Certificate. Seller and ROI shall have received a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

         (d) Legal Opinion. Seller and ROI shall have received an opinion of counsel reasonably satisfactory to Seller and ROI with respect to the due authorization, execution and delivery of this Agreement.

                                  ARTICLE VII

                   SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

         Section 7.1 Survival. The representations and warranties of Buyer, Seller and ROI contained in this Agreement shall survive the Closing for the period set forth in this Section 7.1. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of two years after the Closing Date, except that (i) the representations and warranties contained in Sections 3.1, 3.2, 3.5, 4.1, 4.2 and
4.5 shall survive forever and (ii) the representations and warranties contained in Sections 3.9 and 3.11 shall survive until the expiration of the applicable statute of limitations, giving effect to any extensions thereof; it being understood that in the event notice of any claim for indemnification under
Section 7.2(a) or Section 7.3(a) hereof has been given (within the meaning of Section 9.1) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

         Section 7.2 Indemnification by Seller and ROI. (a) From and after the Closing, Seller and ROI hereby jointly and severally agree that from and after the Closing they shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees (other than the Transferred Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the "Buyer Indemnified Parties" and collectively with the Seller Indemnified Parties, the "Indemnified Parties") from, against and in respect of any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys' fees, and reasonable out of pocket disbursements) (collectively, "Losses") imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (i) subject to Section 7.2(b), any breach or inaccuracy of any representation or warranty made by Seller or ROI contained in this Agreement (other than the representations and warranties set forth in Sections 3.3, 3.5, 3.12, 3.17 and 3.19 of this Agreement) or any document delivered pursuant to this Agreement for the period such representation or warranty survives, it being understood that for purposes of this Section 7.2(a) any qualifications relating to materiality, including the term "Material Adverse Effect" (other than in the first sentence of Section 3.16), or relating to Knowledge contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached, (ii) any breach or inaccuracy of any representation or warranty made by Seller or ROI contained in
Section 3.3, 3.5, 3.17 or 3.19 of this Agreement for the period such representation or warranty survives, it being understood that for purposes of this Section 7.2(a) any qualifications relating to materiality, including the term "Material Adverse Effect", or relating to Knowledge contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached, (iii) any breach or inaccuracy of any representation or warranty made by Seller or ROI contained in
Section 3.12 of this Agreement for the period such representation or warranty survives, it being understood that for purposes of this Section 7.2(a) any qualifications relating to materiality, including the term "Material Adverse Effect", or related to knowledge contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached, (iv) any material breach of any covenant or agreement of Seller, ROI or any of their Affiliates contained in this Agreement or any document delivered pursuant to this Agreement, (v) any of the Excluded Liabilities, including any and all Liabilities relating to the Employees and the Benefit Plans to the extent not expressly assumed by Buyer in this Agreement,
(vi) any Taxes and Transfer Taxes for which ROI or the Seller are responsible in accordance with Section 5.4, (vii) any tax repayment plan with the State of California or any of its instrumentalities, and (viii) any and all payments due to the individuals listed in Schedule 7.2(a)(viii) in connection with or as a result of the transactions contemplated by this Agreement, whether pursuant to employment agreements between ROI and such individuals or otherwise.

         (b) Seller and ROI shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters described in Section 7.2(a)(i) unless and until the Contingent Payment is payable, in which case (i) Buyer shall be entitled to set-off against the Contingent Payment such Losses with respect to which there has therefore occurred a "final determination" pursuant to Section 7.7, (ii) Buyer shall not be entitled to set-off against the Contingent Payment Losses in excess of $1,500,000 in the aggregate, and (iii) the Buyer Indemnified Parties' sole and exclusive remedy for such matters shall be the exercise of such right of set off, but only as and to the extent such right may be exercised.

         (c) Seller and ROI shall not liable to the Buyer Indemnified Parties for any Losses with respect to the matters described in Section 7.2(a)(iii) unless and until such Losses exceed $1,000,000 in the aggregate, in which case Seller and ROI shall be liable for all such Losses (including the first $1,000,000); provided that Seller and ROI shall not be required to make any payments to the Buyer Indemnified Parties pursuant to Section 7.2(a)(iii) in excess of an amount equal to 50% of the Purchase Price, as adjusted pursuant to
Section 2.6.

         Section 7.3 Indemnification by Buyer. (a) From and after the Closing, Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller, ROI, their Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the "Seller Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of (i) subject to Section 7.3 (b) hereof any breach or inaccuracy of any representation or warranty made by Buyer contained in this Agreement or any document delivered pursuant to this Agreement for the period such representation or warranty survives, it being understood that for purposes of this Section 7.3(a) any qualifications relating to materiality, including the term "Material Adverse Effect", or relating to Knowledge contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached, (ii) any material breach of a covenant or agreement of Buyer contained in this Agreement or any document delivered pursuant to this Agreement, (iii) any and all Taxes and Transfer Taxes for which Buyer is responsible in accordance with Section 5.4, and (iv) the use by Buyer and its Affiliates of the Transferred Assets following the Closing.

         (b) Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 7.3(a)(i) in excess of $1,500,000 in the aggregate.

         Section 7.4 Third Party Claim Indemnification Procedures.

         (a) In the event that any written claim or demand for which an indemnifying party (an "Indemnifying Party") may have liability to any Indemnified Party hereunder, other than those relating to Taxes (which are the subject of Section 5.4(g)), is asserted against or sought to be collected from any Indemnified Party by a third party (a "Third Party Claim"), such Indemnified Party shall promptly, but in no event more than ten days following such Indemnified Party's receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a "Claim Notice"); provided, however, that the failure timely to give a Claim

Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim unless the Indemnified Party has notified the Indemnifying Party in the Claim Notice that it has determined in good faith that there is a reasonable probability that such Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages; it being understood that by assuming the defense of a Third Party Claim the Indemnifying Party shall conclusively acknowledge that it has an indemnity obligation with respect to such Third Party Claim.

         (b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 7.4(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (iv) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

         (c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third Party Claim as a result of the Indemnified Party's election to defend the Third Party Claim as provided in Section 7.4(a), or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party's right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         (d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other's relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses.

         (e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

         Section 7.5 Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a "Direct Claim"), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Person shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

         Section 7.6 Consequential Damages. The parties hereto acknowledge that Losses includes consequential, punitive, special, incidental and indirect damages, including lost profits.

         Section 7.7 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party's liability therefor. A "final determination" shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

         Section 7.8 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2 or 7.3 hereof shall be treated as adjustments to the Purchase Price for Tax purposes.

         Section 7.9 Effect of Waiver of Condition. Neither Buyer's nor Seller's right to indemnity pursuant to this Article VII shall be adversely affected by its waiver of a condition to closing set forth in Article VI unless such party makes clear by the terms of its waiver that it is foreclosing its right to indemnity with respect to the matter that is the subject of the waiver.

         Section 7.10 Exclusive Remedy. After the Closing, the indemnities provided in this Article VII and the remedy described in Section 9.13 shall constitute the sole and exclusive remedies of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims in this Agreement, except in the case of fraud or willful misconduct.

                                  ARTICLE VIII

                                   TERMINATION

         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by written agreement of Buyer, Seller and ROI;

         (b) by either Buyer, on the one hand, or ROI, on the other hand, by giving written notice of such termination to the other party or parties, if the Closing shall not have occurred on or prior to June 30, 2005 so long as the terminating party is not in material breach of its obligations under this Agreement;

         (c) by Buyer if any of the conditions to Closing set forth in Section
6.2 are not capable of being fulfilled as of the Closing so long as Buyer is not in material breach of its obligations under this Agreement;

         (d) by ROI if any of the conditions to Closing set forth in Section 6.3 are not capable of being fulfilled as of the Closing so long as Seller and ROI are not in material breach of their obligations under this Agreement; or

         (e) by any party if the Closing shall not have occurred on or prior to 10 Business Days following the satisfaction of all the conditions to Closing as a result of any action or inaction by the other party

         Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Sections 9.1, 9.4, 9.7, 9.9, 9.10,
9.11 and 9.12 (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement that arose prior to such termination.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

         To Buyer:

                                    VeriFone, Inc.
                                    2099 Gateway Place
                                    San Jose, California 95110
                                    Telephone:  408-232-7800
                                    Telecopy:        408-232-7889
                                    Attention:       Barry Zwarenstein,
                                                     Chief Financial Officer

         With a copy to:

                                    Sullivan & Cromwell LLP
                                    1870 Embarcadero Road
                                    Palo Alto, California 94303
                                    Telephone:       650-461-5600
                                    Telecopy:        650-461-5700
                                    Attention:       Matthew G. Hurd

         To Seller or ROI:

                                    Return on Investment Corp.
                                    1825 Barrett Lakes Blvd., Suite 260
                                    Kennesaw, Georgia 30144
                                    Telephone:       770-517-4750
                                    Telecopy:        770-517-4760
                                    Attention:       Sherwin Krug

         With a copy to:

                                    Paul, Hastings, Janofsky & Walker LLP
                                    600 Peachtree Street, N.E., 24th Floor
                                    Atlanta, Georgia 30308
                                    Telephone:       404-815-2400
                                    Telecopy:        404-815-2424
                                    Attention:       Elizabeth H. Noe

         Section 9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, Seller and ROI, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         Section 9.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Subject to the provisions of Section 2.10, no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of

Law or otherwise, without the prior written consent of the other party hereto, except as provided in Section 9.5 and except that Buyer may assign any and all of its rights under this Agreement to one or more direct or indirect wholly owned subsidiaries of VeriFone Holdings, Inc. (but no such assignment shall relieve Buyer of any of its obligations hereunder). Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, ROI, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

         Section 9.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

         Section 9.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

         Section 9.6 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties is listed, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by both parties hereto.

         Section 9.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

         Section 9.8 Bulk Sales. Seller and Buyer agree to waive compliance with
Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent that such
Article is applicable to the transactions contemplated hereby.

         Section 9.9 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (the "Chosen Courts"), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1 of this Agreement. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

         Section 9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

         Section 9.11 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

         Section 9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         Section 9.13 Specific Performance. The parties acknowledge that there may be no adequate remedy at law for a breach of this Agreement and that money damages may not be an appropriate remedy for breach of this Agreement. Therefore, the parties agree that each party has the right to injunctive relief and specific performance of this Agreement in the event of any breach hereof in addition to any rights it may have for damages, which shall include out of pocket expenses, loss of business opportunities and any other damages, direct and indirect, consequential, punitive or otherwise. The remedies set forth in this Section 9.13 are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

         IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                                      RETURN ON INVESTMENT CORPORATION


                                      By:  /s/ Sherwin Krug
                                           ------------------------------
                                           Name:  Sherwin Krug
                                           Title: Chief Financial Officer


                                      GO SOFTWARE, INC.


                                      By:  /s/ Sherwin Krug
                                           ------------------------------
                                           Name:  Sherwin Krug
                                           Title: Chief Financial Officer


                                      VERIFONE, INC.

                                      By:  /s/ Barry Zwarenstein
                                           ------------------------------
                                           Name:  Barry Zwarenstein
                                           Title: Chief Financial Officer

                                  APPENDIX III

                        RETURN ON INVESTMENT CORPORATION

                             AUDIT COMMITTEE CHARTER

         The Audit Committee (the "Committee") is a committee of the Board of Directors (the "Board"). The Committee's primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and other appropriate parties, the bookkeeping and accounting systems and controls which management and the Board have established and the audit process. The Committee must provide an open avenue of communication among the Board, management, the internal auditor, if any, and the independent outside accountants ("Outside Auditor") and ensure that proper systems are in place for each to perform its respective function in the financial control process.

         The Committee shall be composed of at least three members of the Board and shall be appointed annually by the Board. A majority of the members of the Committee must be independent directors, as defined by the relevant Securities and Exchange Commission ("SEC") and Nasdaq rules. In the event that the Company is listed on Nasdaq or a national securities exchange, then all members of the Committee must be independent directors, as defined by the SEC and Nasdaq or national securities exchange on which the company's shares are listed.

         Committee   members  shall  not  receive   compensation  for  attending
Committee meetings, but upon providing appropriate documentation, Committee members shall be reimbursed for their reasonable expenses associated with attending Committee meetings.

         All members of the Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. At least one member of the Committee shall meet the requirements of an "audit committee financial expert" as defined by applicable SEC rules.

         The Committee shall meet at least four times each fiscal year. The Committee shall have unrestricted access to members of management and all information relevant to its responsibilities. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the performance of its duties. The Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary and may conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee will report its actions and findings to the Board with such recommendations as the Committee may deem appropriate.

         The Committee shall be responsible for the retention and termination, in the Committee's sole discretion, of the Outside Auditor. Furthermore, the Committee shall approve, in the Committee's sole discretion, all audit engagement fees and terms as well as all non-audit engagements, including tax compliance and planning, with the Outside Auditor.

         The Committee shall establish procedures to receive and address complaints regarding accounting, internal control or auditing issues and employees' anonymous concerns regarding accounting or auditing matters.

         The  Committee  will  at  least  annually   consider  and  review  with
management, the internal auditor and the Outside Auditor:

         (1) The effectiveness of, or weaknesses in, the Company's internal accounting and financial controls including computerized information system controls and security.

         (2) The Company's accounting principles.

         (3) Review and evaluate the effectiveness of the Company's process for assessing significant risks or exposures and the steps management has taken to minimize such risks to the Company, including whether the Company has an effective process for determining the risks and exposures from asserted and unasserted litigation and claims and from noncompliance with laws and regulations, if any.

         (4) Any legal, tax or regulatory matters that may have a material impact on Company operations and/or the financial statements, related Company compliance policies, and programs, and material reports received from regulatory agencies.

         (5) Policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor, if any, or the Outside Auditor.

         (6) The Company's processes for administering a code of ethical conduct.

         (7) Any related significant findings and recommendations of the internal auditor, if any, and Outside Auditor together with management's responses thereto, including the timetable for implementation of recommendations to correct identified weaknesses in internal controls.

         Additionally, the Committee will:

         (1) If the Committee deems it advisable to employ an internal auditor, review and concur in the appointment, replacement, reassignment, or dismissal of the internal auditor and confirm and assure the ability of the internal auditor to investigate fully and report candidly.

         (2) If the Committee deems it advisable to employ an internal auditor, determine, in consultation with the internal auditor and management, the internal audit scope and role of the internal auditors including an evaluation of whether or not the internal audit plan is sufficiently linked to objective measures of management performance and monitoring of key business risks, and whether it effectively uses audit resources.

         (3) Obtain and review a written statement from prospective and current Outside Auditors delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard No. 1 and engage in a thorough and active dialog with the auditor to determine if any relationships or services may impact the objectivity and independence of the auditor.

         (4) Review the scope and approach of the annual financial statement audit with the Outside Auditor, including the Outside Auditor's process for identifying and responding to key audit and internal control risks.

         (5) Review the Outside Auditor's process for identifying business and financial risks and exposures.

         (6) Instruct the Outside Auditor to communicate directly to the Committee any serious difficulties or disputes with management.

         (7) Discuss with the Outside Auditor matters required by SAS 90 and SAS 61.

         (8) Review with management and the Outside Auditor at the completion of the annual examination:


                                     III-2

                  (a) the Company's annual financial statements and related footnotes;

                  (b) any significant changes that were made to the audit plan;

                  (c) the existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves;

                  (d) other matters related to the conduct of the financial statement audit which are to be communicated to the Committee under generally accepted auditing standards; and

                  (e) any serious difficulties or disputes with management encountered during the course of the audit.

         (9) Make a final recommendation to the Board of Directors regarding whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

         (10) Submit the report required to be included in the Company's proxy statement.

         (11) Review filings with the SEC and other agencies and other published documents containing the Company's financial statements, including annual and interim reports, and statutory filings, and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

         (12) Review the Audit Committee Charter annually and update it if necessary.


                                     III-3